Exhibit 10.61

LOAN AND SECURITY AGREEMENT

by and between

MORIAH CAPITAL, L.P.,

as Lender,

and

EMAGIN CORPORATION,

as Borrower

Dated: August 7, 2007

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated this 7th day of August 2007 by and between EMAGIN CORPORATION, a Delaware corporation, with its principal place of business located at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004 (the "Borrower"), and MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 685 Fifth Avenue, New York, New York 10022 (as further defined below, the "Lender").

R E C I T A L S:

WHEREAS, Borrower desires to enter into an accounts receivable and inventory-based revolving loan credit facility with Lender pursuant to which Lender may make loans to Borrower; and

WHEREAS, Lender is willing to make such loans on the terms and conditions hereinafter set forth; and

WHEREAS, Borrower is willing to agree to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower mutually covenant, warrant and agree as follows:

SECTION 1. DEFINITIONS AND RULES OF INTERPRETATION AND CONSTRUCTION

Specific Terms Defined.  The following terms (including both the singular and plurals thereof) shall have the following meanings unless the context indicates otherwise:

1.1 "Account Debtor" or "account debtor" shall have the meaning ascribed to such term in the UCC and shall also include a Person obligated for payment of an Account.

1.2 "Accounts" shall mean all "accounts" as defined in the UCC, and, in addition, any and all obligations of any kind at any time due and/or owing to Borrower, whether now existing or hereafter arising, and all rights of Borrower to receive payment or any other consideration (whether classified under the UCC of the State of New York or any other state as accounts, accounts receivable, contract rights, chattel paper, general intangibles or otherwise) including, without limitation, invoices, contract rights, accounts receivable, general intangibles, choses-in-action, notes, drafts, acceptances, instruments and all other debts, obligations and liabilities in whatever form owing to Borrower from any person, firm, governmental authority, corporation or any other entity, all security therefor, and all Borrower's rights to goods sold (whether delivered, undelivered, in transit or returned), which may be represented thereby, or with respect thereto, including, but not limited to, all rights as an unpaid vendor (including stoppage in transit, replevin or reclamation), all additional amounts due from any Account Debtor together with all Proceeds and products of any and all of the foregoing.

1.3 “Advance” shall have the meaning as set forth in Section 2.2 hereof.

1.4 "Affiliate" shall mean, means, with respect to any Person, (a) any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any other Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management or the policies of such Person whether through the ownership of any class of stock or equity of such person or by contract or otherwise.

1.5 "Agreement" shall mean this Loan and Security Agreement (including all Exhibits annexed hereto and the Borrower’s Disclosure Schedule) as originally executed or, if amended, modified, supplemented, renewed or extended from time to time, as so amended, modified, supplemented, renewed or extended.

1.6 “Base Rate” shall have the meaning as set forth in Section 3.1 hereof.

1.7 "Borrower" shall mean eMagin Corporation and its successors.

1.8 “Borrower’s Disclosure Schedule” means the Disclosure Schedule prepared by Borrower that is being delivered to Lender concurrently herewith.

1.9 “Borrowing Base” shall be calculated at any time as the sum of (i) the product obtained by multiplying the outstanding amount of Eligible Accounts, net of all taxes, discounts, allowances and credits given or claimed, by 90%, plus (ii) the lesser of (A) Six Hundred Thousand Dollars ($600,000) or (B) the product(s) obtained by multiplying 50% by the values of Eligible Inventory as determined by Lender in good faith in its reasonably commercial judgment, based on the lower of cost or market.

1.10 “Borrowing Certificate” shall have the meaning as set forth in Section 2.1 hereof.

1.11 "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks located in the State of New York are authorized or required to close under applicable banking laws.

1.12 "Capital Assets" shall mean, in accordance with GAAP, fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided, that Capital Assets shall not include any item depreciated or amortized over a useful life of twelve (12) months or less.

1.13  “Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper

1.14 "Collateral" shall have the meaning as set forth in Section 5.1 hereof.

1.15 “Closing Date” shall mean the date of this Agreement.

1.16 “Common Stock” shall mean the Common Stock, par value $.001 per share, of the Borrower.

1.17 “Convertible Noteholders” shall mean the holders of Convertible Notes.

1.18  “Convertible Notes” shall mean the Company’s 6% Senior Secured Convertible Notes due 2007-2008 issued by the Borrower to the Convertible Noteholders.

1.19 “Convertible Notes Documentation” shall mean all agreements and instruments entered into by the Borrower in connection with the issuance of the Convertible Notes.

1.20 “Default Rate” shall have the meaning as set forth in Section 3.1 hereof.

1.21 “Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC.

1.22 “Eligible Accounts” are accounts created by Borrower in the ordinary course of its business which satisfy the following criteria:

(1)           such accounts arise from bona fide completed transactions and have not remained unpaid for more than ninety (90) days after the invoice date thereof;

(2)            the amounts of the accounts reported to Lender are absolutely owing to Borrower and do not arise from sales on consignment, guaranteed sales or other terms under which payment by the account debtors may be conditional or contingent;

(3)           the account debtor’s chief executive office or principal place of business is located in the United States, unless payment of any such account debtor’s accounts is backed by a letter of credit or credit insurance acceptable to, and approved by, Lender in its sole discretion);

(4)           such accounts do not arise from any unearned portions of fees derived from progress billings, as determined by Lender in its sole and absolute discretion, or from any retainages or bill and hold sales;

(5)            there are no contra relationships, setoffs, counterclaims or disputes existing with respect thereto;

(6)           the goods giving rise thereto were not at the time of the sale subject to any Liens except for Permitted Encumbrances, and such accounts are free and clear of all Liens except for Permitted Encumbrances;

(7)           such accounts are not accounts with respect to which the account debtor or any officer or employee thereof is an officer, employee or agent of or is affiliated with Borrower, directly or indirectly, whether by virtue of family membership, ownership, control, management or otherwise;

(8)           such accounts are not accounts with respect to which the account debtor is the United States or any state or political subdivision thereof or any department, agency or instrumentality of the United States, any state or political subdivision, unless there has been compliance with the Assignment of Claims Act or any similar state or local law, if applicable;

(9)           Borrower has delivered to Lender or Lender’s representative such documents as Lender may have requested in connection with such accounts and Lender shall have received a verification of such account, satisfactory to it, if sent to the account debtor or any other obligor or any bailee;

(10)           there are no facts existing or threatened which might result in any material adverse change in the account debtor’s financial condition, except for the state of facts in existence on March 27, 2007 that caused Borrower’s accountants, Eisner LLP, to issue a “going concern” qualification in their opinion of that date to Borrower, as set forth in Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006;

(11)           such accounts owed by a single account debtor or its affiliates do not represent more than thirty percent (30%) of all otherwise Eligible Accounts (accounts excluded from Eligible Accounts solely by reason of this subsection (11) shall nevertheless be considered Eligible Accounts to the extent of the amount of such accounts which does not exceed such percentage of all otherwise Eligible Accounts); and

(12)           such accounts are not owed by an account debtor who is or whose affiliates are past due upon other accounts owed to Borrower comprising more than fifty percent (50%) of the accounts of such account debtor or its affiliates owed to Borrower.

1.23  “Eligible Inventory” shall mean all Inventory of the Borrower, excluding any Inventory having any of the following characteristics:

(i)           Inventory that is: in-transit; located at any warehouse or other premises not approved by Lender in writing or as to which Lender has not received a landlord or mortgagee waiver in form and substance acceptable to Lender; not subject to a duly perfected first priority security interest in Lender's favor; subject to any lien or encumbrance that is not subordinate to Lender's first priority security interest; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other  document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with Lender;

(ii)           Work-in-process Inventory;

(iii)           Inventory that is damaged, defective, obsolete, discontinued, tainted, slow moving or not currently saleable in the normal course of the Borrower's operations, or the amount of such Inventory that has been reduced by shrinkage;

(iv)           Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(v)           Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has rights adverse to Lender that would interfere with  Lender’s  exercise of its rights and remedies against such Inventory;

(vi)           Inventory that is subject to a Lien in favor of any Person other than Lender;

(vii)           Inventory stored at locations holding less than ten (10%) of the aggregate value of Borrower’s Inventory; and

(viii)                      Inventory not covered by a casualty insurance policy acceptable to Lender and under which Lender has been named as a loss payee and additional insured.

1.24 "Environment" means all air, surface water, groundwater or land, including, without limitation, land surface or subsurface, including, without limitation, all fish, wildlife, biota and all other natural resources.

1.25 "Environmental Law" or "Environmental Laws" shall mean all federal, state and local laws, statutes, ordinances and regulations now or hereafter in effect, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

1.26 "Environmental Liabilities and Costs" shall mean, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, and which arise from any environmental, health or safety conditions, or a Release or conditions that are reasonably likely to result in a Release, and result from the past, present or future operations of such Person or any of its Affiliates.

1.27 "Environmental Lien" shall mean any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

1.28 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.29 "Equipment" shall mean "equipment", as such term is defined in the UCC, now owned or hereafter acquired by Borrower and, wherever located, and shall include, without limitation, all equipment, machinery, furniture, fixtures, computer equipment, telephone equipment, molds, tools, dies, partitions, tooling, transportation equipment, all other tangible assets used in connection with the manufacture, sale or lease of goods or rendition of services, and Borrower's interests in any leased equipment, and all repairs, modifications, alterations, additions, controls and operating accessories thereof or thereto, and all substitutions and replacements therefor.

1.30 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 11 of this Agreement which is not remedied within any applicable grace or cure period.

1.31 “Financial Statements” shall have the meaning as set forth in Section 8.9 hereof.

1.32 "Financing Statements" shall mean the Uniform Commercial Code UCC-1 Financing Statements to be filed with applicable Governmental Authorities of each State or Commonwealth or political subdivisions thereof pursuant to which Lender shall perfect its security interest in the Collateral.

1.33 "Fiscal Year" shall mean that twelve (12) month period commencing on January 1 and ending on December 31.

1.34 “GAAP” means generally accepted accounting principles in effect in the United States of America at the time of any determination, and which are applied on a consistent basis.  All accounting terms used in this Agreement which are not expressly defined in this Agreement shall have the meanings given to those terms by GAAP, unless the context of this Agreement otherwise requires.

1.35 "Governmental Authority" or "Governmental Authorities" shall mean any federal, state, county or municipal governmental agency, board, commission, officer, official or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.36 “Indebtedness" shall mean, with respect to any Person, all of the obligations of such Person which, in accordance with GAAP, should be classified upon such Person’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, with respect to Borrower, in any event and whether or not so classified:

(a)           all debt and similar monetary obligations of Borrower, whether direct or indirect, including, without limitation, Subordinated Debt;

(b)           all obligations of Borrower arising or incurred under or in respect of any guaranties (whether direct or indirect) by Borrower of the indebtedness, obligations or liabilities of any other Person; and

(c)           all obligations of Borrower arising or incurred under or in respect of any Lien upon or in any property owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations.

1.37 “Intellectual Property” shall mean all franchises, patents, trademarks, service marks, trade names (whether registered or unregistered), copyrights, corporate names, licenses, trade secrets, proprietary software or hardware, proprietary technology, technical information, discoveries, designs and other proprietary rights, whether or not patentable, and confidential information (including, without limitation, know-how, processes and technology) used in the conduct of the business of the Borrower or any Subsidiary.

1.38 “Intercreditor Agreement" shall mean the Intercreditor Agreement, dated of even date herewith, among the Lender, Alexandra Global Master Fund Ltd., in its capacity as Collateral Agent for the Convertible Noteholders, and Borrower, in the form annexed hereto as Exhibit [_].

1.39 "Inventory" shall mean any "inventory," as such term is defined in the UCC, now owned or hereafter acquired by Borrower, wherever located, and, in any event, shall include, without limitation, all raw materials, work-in-process, finished and semi-finished Inventory including, without limitation, all materials, parts, components and supplies relating to the manufacture or assembly thereof, packaging and shipping supplies relating thereto, and all other inventory, merchandise, goods and other personal property now or hereafter owned by Borrower, which are held for sale, exchange or lease or are furnished or are to be furnished under a contract of service or an exchange arrangement or which constitute raw materials, work-in-process or materials used or consumed or to be used or consumed in Borrower's business, or the processing, packaging, delivery or shipping of the same, and all finished goods and the products of the foregoing, whatever form and wherever located; and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and all right, title and interest of Borrower therein and thereto.

1.40 “Interest” shall have the meaning as set forth in Section 3.1 hereof.

1.41 “Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

1.42 “Landlord Agreements” shall mean (i) the agreement, of even date herewith,  between Capgemeni U.S. LLC, as sublandlord, Lender and the Borrower, as tenant, as consented to by Bellevue Place Office Building Limited Partnership, with respect to the leased premises at 10500 N.E. 8th Street, Bellevue, Washington 98004, in the form of Exhibit F-1 annexed hereto, and (ii) the agreement, of even date herewith, among International Business Machines Corporation, as landlord, Lender and the Borrower, as tenant, with respect to the leased premises at 2070 Route 52, Hopewell Junction, NY 12533, in the form of Exhibit F-2 annexed hereto .

1.43 “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

1.44  "Lien" or "lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, lien (statutory or other), charge, or other encumbrance of any kind or nature whatsoever (including, without limitation, pursuant to any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing) on personal or real property or fixtures.

1.45 "Loan" and “Loans” shall respectively mean the principal amounts outstanding from time to time respecting any and all Advances.

1.46 "Loan Documents" shall mean this Agreement and any and all other agreements, notes, documents, mortgages, financing statements, guaranties, intercreditor agreements, subordination agreements,  certificates and instruments executed and/or delivered by Borrower or any other Person to Lender pursuant to and in connection with the Loan and this Agreement, including, without limitation the Note, the Intercreditor Agreement, the Securities Issuance Agreement, the Lockbox Agreement, the Landlord Agreements, the Note Conversion Agreement and the Registration Rights Agreement.

1.47 “Lockbox” shall have the meaning assigned to such term in the Lockbox Agreement.

1.48 “Lockbox Agent” means the person serving from time to time as the Lockbox Agent under the Lockbox Agreement.

1.49 “Lockbox Agreement” means that certain Lockbox Agreement dated as of the date hereof, among Lender, the Borrower and the Lockbox Agent.

1.50 "Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, (c) the value of the Collateral or the rights of Lender therein, (d) the validity or enforceability of any of the Loan Documents, (e) the rights and remedies of Lender under any of such Loan Documents or (f) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.  Except with respect to representations made or deemed made by Borrower in any of the other Loan Documents to which it is a party, all determinations of materiality shall be made by the Lender in its reasonable judgment unless expressly provided otherwise.

1.51 "Material Contract" means any contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

1.52 “Maturity Date” shall mean August 7, 2008, or such earlier date by which the maturity of the Obligations shall have been accelerated pursuant to the terms hereof; provided, however, that the Maturity Date may be extended by the Lender in its sole and absolute discretion for one (1) additional year to August 7, 2009 in accordance with Section 4.1 hereof.

1.53 "Maximum Credit" shall mean the amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00.)

1.54 “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

1.55 “Note” shall have the meaning as set forth in Section 2.1.

1.56 “Note Conversion Agreement” shall mean the Note Conversion Agreement, of even date herewith, between Lender and Borrower with respect to the terms of conversion of the Note.

1.57 "Obligations" shall mean any and all Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its Affiliates, including, without limitation, principal, interest, repurchase obligations, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement, the other Loan Documents or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.58 "Permitted Encumbrances" shall mean the following:  (a) security interests and Liens granted to Lender or its Affiliates; (b) purchase money security interests in favor of equipment vendors upon any Capital Assets hereafter acquired (including, without limitation, capitalized or finance leases); provided that, (i) no such purchase money or other mortgage, Lien or security interest (or capitalized or finance lease, as the case may be) with respect to specific future Capital Assets or as refinanced shall extend to or cover any other property, other than the specific Capital Assets so acquired, and the proceeds thereof, (ii) such mortgage, Lien or security interest only secures the cost or obligation to pay the purchase price of such specific Capital Assets only (or the obligations under the capitalized or finance lease) and (iii) the principal amount secured thereby shall not exceed one hundred (100%) percent of the lesser of the cost or the fair market value (at the time of the acquisition of the Capital Assets) of the Capital Assets so acquired; (c) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (d) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP; (e) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower in conformity with GAAP; and which have no effect on the priority of Liens in favor of Lender or the value of the assets in which Lender has a Lien;  (f) subject to the terms of the Intercreditor  Agreement, the Liens in favor of the Convertible Noteholders described therein  and (g) such other Liens as are set forth on Exhibit A annexed hereto and made a part hereof.

1.59 "Person" or "person" shall mean, as applicable, any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.60 "Proceeds" shall have the meaning ascribed to such term in the UCC and shall also include, but not be limited to, (a) any and all proceeds of any and all insurance (including, without limitation, life insurance, business interruption insurance and credit insurance), indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral or otherwise, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

1.61 “Registration Rights Agreement” shall mean the Registration Rights Agreement, of even date herewith, between Borrower and Lender, in the form of Exhibit H annexed hereto.

1.62 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the Environment.

1.63 "Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of the Maximum Credit which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may adversely affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

1.64 “Responsible Officer” shall mean the Chief Executive Officer or the Chief Financial Officer of the Borrower.

1.65 “Revolving Loan Commitment” shall mean the commitment to make Revolving Loans to Borrower in the aggregate principal amount outstanding not to exceed the lesser of (a) the Maximum Credit or (b) the Borrowing Base, as such Revolving Loan Commitment may be adjusted pursuant to the terms of this Agreement.

1.66 “Revolving Loans” shall have the meaning as set forth in Section 2.1 hereof.

1.67 “SEC” shall mean the United States Securities and Exchange Commission.

1.68 “SEC Reports” shall mean the Borrower’s (1) Annual Report on Form 10-K for the year ended December 31, 2006, (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and (3) all other periodic and other reports filed by the Borrower with the SEC pursuant to the 1934 Act subsequent to December 31, 2006, and prior to the date hereof, in each case as filed with the SEC and including the information and documents (other than exhibits) incorporated therein by reference.

1.69 “Securities Issuance Agreement” shall have the meaning set forth in Section 6.9.

1.70 “Servicing Fee” shall have the meaning as set forth in Section 3.2 hereof.

1.71 "Subordinated Debt" shall mean, at any particular time, Indebtedness of Borrower that shall be expressly subordinated upon written terms and conditions, satisfactory to Lender, in right of payment to the prior payment in full of all of the Obligations.

1.72 "Subsidiary" shall mean, as to any Person, a corporation, limited liability company or other entity with respect to which more than fifty (50%) percent of the outstanding equity interests of each class having voting power is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person.

1.73 "Term" shall have the meaning set forth in Section 4.1.

1.74 "UCC" shall mean the Uniform Commercial Code as presently enacted in New York (or any successor legislation thereto), and as the same may be amended from time to time, and the state counterparts thereof as may be enacted in such states or jurisdictions where any of the Collateral is located or held.

1.75 Rules of Interpretation and Construction.  In this Agreement unless the context otherwise requires:

(a) All terms used herein which are defined in the UCC (as presently in effect in the State of New York) shall have the meanings given therein unless otherwise defined in this Agreement;

(b) Sections mentioned by number only are the respective Sections of this Agreement as so numbered;

(c) Words importing a particular gender shall mean and include the other gender and words importing the singular number mean and include the plural number and vice versa;

(d) Words importing persons shall mean and include firms, associations, partnerships (including limited partnerships), societies, trusts, corporations or other legal entities, including public or governmental bodies, as well as natural persons;

(e) Each reference in this Agreement to a particular person shall be deemed to include a reference to such person's successors and permitted assigns;

(f) Any headings preceding the texts of any Section of this Agreement, and any table of contents or marginal notes appended to copies hereof are intended, solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect;

(g) If any clause, provision or section of this Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions thereof;

(h) The terms "herein", "hereunder", "hereby", "hereto", and any similar terms as used in this Agreement refer to this Agreement; the term "heretofore: means before the date of execution of this Agreement; and the term "hereafter" shall mean after the date of execution of this Agreement;

(i) If any clause, provision or section of this Agreement shall be determined to be apparently contrary to or conflicting with any other clause, provision or section of this Agreement, then the clause, provision or section containing the more specific provisions shall control and govern with respect to such apparent conflict;

(j) Unless otherwise specified, (i) all accounting terms used herein or in any Loan Document shall be interpreted in accordance with GAAP, (ii) all accounting determinations and computations hereunder or thereunder shall be made in accordance with GAAP, and (iii) all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP;

(k) An Event of Default that occurs shall exist or continue or be continuing unless such Event of Default is waived by Lender in accordance with the terms of this Agreement; and

(l) The word "and" when used from time to time herein shall mean "or" or "and/or" if such meaning is expansive of the rights or interests of Lender in the given context.

SECTION 2. REVOLVING LOANS

2.1 Revolving Loans.

(a)     Lender shall, subject to the terms and conditions contained herein and the satisfaction of the closing and funding conditions set forth herein, make revolving loans to Borrower (“Revolving Loans”) during the Term in amounts requested by Borrower from time to time, provided that the requested Revolving Loan would not cause the outstanding Revolving Loans to exceed the lesser of the Maximum Credit or the Borrower Base  existing immediately prior to the making of the requested Revolving Loan.  Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow Revolving Loans, as set forth in this Agreement.

b)       Revolving Loans may be drawn in tranches of not less than Twenty-Five Thousand Dollars ($25,000) no more than 5 (five) times each month  (each drawing, an “Advance” and collectively, the “Advances”). The obligation of Borrower to repay the Advances shall be evidenced by a note (the "Note") in the form of Exhibit B hereto and dated the date hereof.

                 (c)     Subject to mandatory payment of Advances as set forth in Section 2.1(d) below,  the principal amount of the Revolving Loans shall be payable on the Maturity Date.

                 (d)    Notwithstanding any provision herein to the contrary, Borrower shall repay the Advances immediately at any time and from time to time in an amount by which the outstanding principal balance of the Advances exceeds the Maximum Credit, as determined by Lender, based on the most recent monthly Inventory reconciliation report delivered by Borrower to Lender in accordance with Section 9.5 hereof.

                 (e)    Whenever Borrower desires an Advance, but no more frequently than  five (5) times every thirty (30) days, Borrower will notify Lender by delivery of a borrowing certificate certified by a Responsible Officer (“Borrowing Certificate”) setting forth in reasonable detail a schedule of Eligible Accounts and Eligible Inventory, and the calculation of the Advance requested in connection therewith, which shall in all respects be subject to Lender’s review and approval. Lender shall be entitled to rely on any facsimile transmission of a Borrowing Certificate given by a person who Lender reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance. The funding of each Advance shall be made in accordance with the applicable Borrowing Certificate as approved by Lender.

                          (f)      Until the Revolving Loans have been repaid and this Agreement has been terminated, remittances and all other proceeds of Borrower’s accounts receivable  shall be sent to a lockbox designated by and/or maintained in the name of Lender, and deposited into a bank account now or hereafter selected by Lender and maintained in the name of Lender under arrangements with the depository bank under which all funds deposited to such bank account are required to be transferred solely to Lender.  Once instituted, such lockbox system shall remain in effect until the sooner of the termination of this Agreement or such time as Lender directs otherwise.  Borrower shall bear all risk of loss of any funds deposited into such account except to the extent such loss is covered by the gross negligence or the willful misconduct of Lender.  In connection therewith, Borrower shall execute such lockbox and bank account agreements as Lender shall reasonably specify to effect the transactions contemplated hereby, including the Lockbox Agreement.  Until this Agreement is terminated, any collections or other proceeds received by Borrower from sales of Eligible Inventory and the proceeds from the receipt of the Borrower’s accounts receivables shall be held in trust for Lender and immediately remitted to Lender in kind.

2.2 Maximum Credit.  The aggregate principal amount of the Revolving Loans shall not exceed the Maximum Credit.

2.3 Reserves.  Without limiting any other rights and remedies of Lender hereunder or under the other Loan Documents, the Maximum Credit shall be subject to Lender's continuing right, in its sole discretion, to withhold a Reserve from Borrower's availability under the Maximum Credit.

2.4 Use of Proceeds.  Borrower shall use the proceeds of each Advance solely for working capital purposes and such other purposes as are set forth in  Section 2.4 of the Borrower’s Disclosure Schedule, or as otherwise agreed in writing by Lender prior to the release of such Advance under Section 2.1 hereunder.

2.5 Repayment. Except as otherwise set forth herein, Borrower shall repay the aggregate outstanding principal amount of the Loans and all accrued and unpaid Interest, as calculated in Section 3.1, on or prior to the Maturity Date.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

(a)             Interest (“Interest”) on all Loans shall be computed on the basis of the actual number of days elapsed and a year of 360 days. Interest shall accrue at a rate per annum equal to the greater of (i) the sum of (A) the Base Rate plus (B) Two Percent (2.0%), or (ii) Ten Percent (10%), and shall be payable by Borrower in arrears (x) prior to the Maturity Date, on the first Business Day of each calendar month, (y) in full on the Maturity Date and (z) on demand after the Maturity Date. Should Borrower fail to fully repay the Loans and/or all accrued Interest on the Maturity Date, then interest on all outstanding Loans, including principal and Interest, shall accrue at the Default Rate, compounded quarterly.

(b)             For the purposes of this Section 3.1,

(i)             “Base Rate” means a rate per annum equal to the “Prime Rate” as reported  in the “Money Rates” column of The Wall Street Journal, adjusted as and when such Prime Rate changes.

(ii)             “Default Rate” means a rate per annum equal to fifteen percent (15%).

3.2 Servicing Fee.  Borrower shall pay Moriah Capital Partners LLC a servicing fee (“Servicing Fee”) of $82,500.00 on the date hereof. Such fee shall be deemed fully earned on the date hereof and shall not be subject to rebate or proration for any reason.

3.3 Late Charges. If the payment of any Obligation due hereunder is more than  fifteen (15)  days overdue, then, in addition to any interest charges payable by Borrower  in connection therewith, Lender may charge Borrow a late fee of two and one-half  percent (2.5%) of such overdue payment.

3.4 Fees and Expenses.  Borrower shall pay, on Lender's demand, all costs, expenses, filing fees and taxes payable in connection with the preparation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Loan Documents, and all other existing and future agreements or documents contemplated herein or related hereto, including any amendments, waivers, supplements or consents which may now or hereafter be made or entered into in respect hereof, or in any way involving claims or defenses asserted by Lender or claims or defenses against Lender asserted by Borrower or any third party directly or indirectly arising out of or related to the relationship between Borrower and Lender, including, but not limited to the following, whether incurred before, during or after the Term or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar or successor statute: (a) all costs and expenses of filing or recording (including UCC Financing Statement and mortgage filing fees; (b) all title insurance and other insurance premiums, appraisal fees, fees incurred in connection with any environmental report and audit, survey and search fees and charges; (c) all fees relating to lockbox charges and fees, the wire transfer of loan proceeds and other funds and fees for returned checks; ; and (d) all costs, fees and disbursements of counsel to Lender; provided, however, and notwithstanding anything to the contrary herein, with respect to any due diligence conducted by the Lender in connection with the transactions contemplated by this Agreement, Borrower shall pay the Lender up to $15,000, of which $10,000 has already been paid, and with respect to any legal fees incurred by the Lender in connection with this Agreement as of the date hereof, the Borrower shall pay up to $20,000 of Lender’s actual legal fees. If any fees, costs or charges payable to Lender hereunder are not paid when due, Borrower shall thereby be deemed to have requested, and Lender is hereby authorized at its discretion to make and charge to Borrower’s account, a Loan as of such date in an amount equal to such unpaid fees, costs or charges. For the avoidance of doubt, Borrower shall not be obligated to pay Lender more than $35,000 pursuant to this Section for pre-closing due diligence of Lender and pre-closing legal fees, excluding filing and recording fees and expenses.  Notwithstanding anything to the contrary herein, unless an Event of Default shall have occurred and is continuing, Borrower shall not pay (i) any out-of-pocket expenses and costs hereinafter incurred by Lender during the course of its periodic field examinations of the Collateral and Borrower’s operations and (ii) any out-of-pocket expenses of any appraiser appointed by Lender to value the Inventory.

3.5 Savings Clause.  The Note and the obligations of Borrower hereunder are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay.  If by the terms hereof, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use or forbearance of the Loans, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Loans does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Loans for so long as any Loan is outstanding.

SECTION 4. TERM.

4.1       Term.

(a)              This Agreement shall continue in full force and effect for a term ( as the same may hereafter be extended, the “Term”) from the Closing Date through and until August 7, 2008 (the “Initial Term”), or such earlier date by which the maturity of the Obligations shall have been accelerated pursuant to the terms hereof; provided, however, that upon the satisfaction of the conditions set forth in Section 4.1(b) below, the Term may be extended by Borrower for one (1) additional year to August 7, 2009 (the “Term Extension”) by written notice delivered to Lender no earlier than May 7, 2008 and no later than June 7, 2008, with time being of the essence with respect thereto (the date of delivery of such notice referred to as the “Extension Notice Date”).

(b)              Notwithstanding the foregoing, the Term Extension shall be subject to Borrower’s satisfaction of, and compliance with, all of the following conditions, as determined by Lender  (collectively, the “Extension Conditions”):

(i)           Representations and Warranties.  Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement or in other Loan Documents shall be true and correct in all material respects when made at all times during the period from the Extension Notice Date through the expiration of the Initial Term (provided that any such representation or warranty that is qualified as to materiality shall be true and correct in all respects), and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

(ii)           Performance, etc.  Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement, and shall have duly and properly performed, complied with and observed in all respects its covenants, agreements and obligations in all other articles of this Agreement and any of the Loan Documents to which it is a party or by which it is bound, as of the Extension Notice Date through the expiration of the Initial Term, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

(iii)           No Default. No event shall have occurred on or prior to the Notice Extension Date or at any time thereafter and be continuing as of the Notice Extension Date through the expiration of the Initial Term, and no condition shall exist on the Notice Extension Date or at any time thereafter and be continuing as of the Notice Extension Date through the expiration of the Initial Term, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any of the Loan Documents, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

(iv)           Share Issuance. Borrower shall have issued to Lender additional shares of Common Stock valued at $195,000, in accordance with the terms of the Securities Issuance Agreement, all of which shares shall be registered in accordance with the terms of the Registration Rights Agreement.

(v)           Financial Condition.  Borrower shall have had positive earnings before interest, taxes, depreciation and amortization for the three months ended June 30, 2008, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing in form and substance satisfactory to Lender.

(c)              In the event that the Extension Conditions are not satisfied, then  this Agreement shall terminate upon the expiration of the Initial Term, or such earlier date by which the maturity of the Obligations shall have been accelerated pursuant to the terms hereof.

4.2 Early Termination.

(a)              Lender shall have the right to terminate this Agreement at any time upon or after the occurrence of an Event of Default.

(b)              This Agreement shall not be terminable by Borrower without Lender’s prior written consent, which consent may be withheld by Lender in its sole discretion.
Notwithstanding the foregoing, if Lender accelerates the Loans due to an Event of Default, Borrower shall pay to Lender an early payment fee in an amount equal to (i) two percent (2%) of the Maximum Credit  if such acceleration occurs prior to the first anniversary of the Closing Date, and (ii) one percent (1%) of the Maximum Credit if such acceleration occurs on or after the first anniversary of the Closing Date; such fee being intended to compensate Lender for its costs and expenses incurred in initially approving this Agreement or extending same. Such early payment fee shall be due and payable by Borrower to Lender upon termination by acceleration of this Agreement by Lender due to the occurrence and continuance of an Event of Default.

4.3 Effect of Termination.  Upon termination of this Agreement by Lender upon or after the occurrence of an Event of Default, in addition to payment of all Obligations which are not contingent, Borrower shall deposit such amount of cash collateral as Lender determines is reasonably necessary to secure Lender from loss, cost, damage or expense in connection with any remittance items or other payments provisionally credited to the Obligations and/or to which Lender has not yet received final and indefeasible payment.

SECTION 5. COLLATERAL.

5.1 Security Interests in Borrower's Assets.  As collateral security for the payment and performance of the Obligations, subject to the last paragraph of this Section 5.1, Borrower hereby grants and conveys to Lender a first priority continuing security interest in and Lien upon all now owned and hereafter acquired property (including, without limitation, real property) and assets of Borrower and the Proceeds and products thereof (which property, assets together with all other collateral security for the Obligations now or hereafter granted to or otherwise acquired by Lender, are referred to herein collectively as the "Collateral"), including, without limitation, all property of Borrower now or hereafter held or possessed by Lender and including the following:

(a) All now owned and hereafter acquired:  Accounts; contract rights; chattel paper (including, but not limited to, rentals and other amounts payable under leases of equipment to customers pursuant to which Borrower is the lessor or assignee of any lessor); general intangibles (including, but not limited to, tax and duty refunds, patents, patent applications, trademarks, trademark applications, tradenames and tradestyles, copyrights, copyright applications, trade rights (whether or not registered), discoveries, improvements, processes, know-how, formulas, trade secrets, service marks, other rights in intellectual property (whether patentable or not), goodwill, customer and mailing lists, life insurance policies, licenses (whether as licensor or licensee), franchises and permits); documents (including, without limitation, all warehouse receipts); instruments; all guaranties, letters of credit, steamship guaranties, airway releases or other similar guaranties, agreements or property securing or relating to any of the items referred to above (including, but not limited to, purchase money security interests granted by Account Debtors in connection with installment sales); all cash monies, investment properties, deposits, securities, bank accounts, deposit accounts, credits and other property now or hereafter held in any capacity by Lender;

(b) Inventory;

(c) Equipment and fixtures;

(d) All now owned and hereafter acquired right, title and interests of Borrower in, to and in respect of any real or other personal property in or upon which Lender has or may hereafter have a security interest, Lien or right of setoff;

(e) All of Borrower's existing and future leasehold interests in premises or facilities leased from third parties by Borrower;

(f) All present and future books and records relating to any of the above including, without limitation, all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to any of the foregoing maintained with or by any other Person); and

(g) Any and all products and Proceeds of the foregoing in any form including, without limitation, all insurance claims, warranty claims and proceeds and claims against third parties for loss or destruction of or damage to any or the foregoing.

Notwithstanding the foregoing, Lender’s Lien upon Borrower’s Collateral other than Accounts and Inventory shall be subject to the prior Lien of the Convertible Noteholders in accordance with the terms of, and subject to the conditions set forth in, the Intercreditor Agreement.

5.2 Financing Statements.  Borrower hereby authorizes Lender to file Financing Statements with respect to the Collateral in form acceptable to Lender and its counsel, and hereby ratifies any actions taken by Lender prior to the date hereof to file such Financing Statements.  Borrower shall, at all times, do, make, execute, deliver and record, register or file all Financing Statements and other instruments, acts, pledges, leasehold or other mortgages, amendments, modifications, assignments and transfers (or cause the same to be done), and will deliver to Lender such instruments and/or documentation evidencing items of Collateral, as may be requested by Lender to better secure or perfect Lender's security interest in the Collateral or any security interest, mortgage or Lien with respect thereto. Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any Financing Statement without the prior written consent of Lender and agrees that it will not do so without the prior written consent of Lender, subject to Borrower’s rights under Section 9-509(d)(2) of the UCC.

SECTION 6. CONDITIONS TO EXTENSION OF CREDIT

The obligation of Lender to make the initial Loans under this Agreement shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the following conditions precedent:

6.1 Loan Documents.  Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by Borrower and the other parties thereto and shall be in full force and effect as of the date hereof and on the date of the initial Loans.

6.2 Representations and Warranties.  Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement or in other Loan Documents shall be true and correct in all material respects as of the date hereof and on the date of the initial Loans, provided that any such representation or warranty that is qualified by materiality shall be true and correct in all respects as of the date hereof and on the date of the initial Loans.

6.3 Certified Copies of Corporate Documents.  Lender shall have received from Borrower, certified by a duly authorized officer to be true and complete on and as of a date which is not more than ten (10) Business Days prior to the date hereof, a copy of each of (a) the certificate of incorporation or such other formation documents of Borrower in effect on such date of certification, and (b) the by-laws of Borrower in effect on such date.

6.4 Proof of Corporate Action.  Lender shall have received from Borrower a copy, certified by a duly authorized officer to be true and complete on and as of the date which is not more than ten (10) Business Days prior to the date hereof, of the records of all corporate action taken by Borrower to authorize (a) its execution and delivery of each of the Loan Documents to which it is or is to become a party as contemplated or required by this Agreement, (b) its performance of all of its agreements and obligations under each of such documents, and (c) the incurring of the Obligations contemplated by this Agreement.

6.5 Legal Opinion.  Lender shall have received a written legal opinion, addressed to Lender, dated the date hereof, from counsel for Borrower.  Such legal opinion shall be acceptable to Lender and its counsel.

6.6 Collateral.

(a)           All of the Obligations of Borrower to Lender under or in respect of this Agreement shall be entitled to all of the benefits of and be secured by this Agreement and the Loan Documents, and Lender shall have obtained a first, perfected security interest in the Collateral of Borrower, subject only to the Permitted Encumbrances.

(b)           The Loan Documents and all other documents in respect thereto, which shall create and maintain a first perfected security interest in favor of Lender and the appropriate Financing Statements in respect thereto and necessary to enable Lender to perfect its security interests thereunder, shall have been duly executed and delivered by Borrower to Lender.

6.7 Insurance.  Lender shall have received evidence of insurance, additional insured and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee as required hereunder.

6.8 Intercreditor Agreement.  Lender shall have received the Intercreditor Agreement, duly executed by or on behalf of the Convertible Noteholders.

6.9 Equity Grant.  The Borrower shall have issued to Lender Common Stock of the Borrower valued at $195,000, on the terms set forth in the Securities Issuance Agreement, of even date herewith, between the Borrower and Lender (the “Securities Issuance Agreement”) in substantially the form annexed hereto as Exhibit D.

6.10 Pay Proceeds Letter. Borrower shall have delivered to Lender a pay proceeds letter with respect to the disbursement of the proceeds of the initial Loans in form and substance satisfactory to Lender, which letter shall provide for, among other things, the payment or reimbursement of all costs and expenses incurred by Lender in connection with this Agreement and the other Loan Documents.

SECTION 7. CONDITIONS TO MAKING FURTHER LOANS.

The obligations of Lender to make further Loans to Borrower shall be subject to the satisfaction or waiver by Lender, prior thereto or concurrently therewith, of each of the following conditions precedent:

7.1 Applications and Compliance.  The application for such Loans shall have been made by Borrower to Lender in accordance with the applicable provisions of this Agreement and in compliance with all provisions of this Agreement.

7.2 Representations and Warranties.  Each of the representations and warranties made by or on behalf of Borrower to Lender in this Agreement or in other Loan Documents shall have been true and correct in all material respects when made (provided that any such representation or warranty that is qualified as to materiality shall be true and correct in all respects), shall, for all purposes of this Agreement, be deemed to be repeated on and as of the date of each Loan by Lender hereunder and shall be true and correct in all respects on and as of each such date, except to the extent that any of such representations and warranties relate, by the express terms thereof, solely to a date prior to the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

7.3 Performance, etc.  Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement, and shall have duly and properly performed, complied with and observed in all respects its covenants, agreements and obligations in all other articles of this Agreement and any of the Loan Documents to which it is a party or by which it is bound on the date of each Loan by Lender hereunder, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.  No event shall have occurred on or prior to the date of each Loan by Lender hereunder and be continuing on the date of each Loan by Lender hereunder, and no condition shall exist on the date of each Loan by Lender hereunder, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any of the Loan Documents, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Lender, knowing and intending that Lender shall rely thereon in making the Loan contemplated hereby (each of which representations and warranties shall be continuing unless expressly made in relation only to a specific date), that:

8.1 Corporate Existence; Good Standing.

(a) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is in good standing in all other jurisdictions in which it is required to be qualified to do business as a foreign corporation, and (iii) has all requisite corporate power and authority and full legal right to own or to hold under lease its properties and to carry on the business as presently engaged. Borrower has no Subsidiaries that contain assets or conduct operations.

(b) Borrower has corporate power and authority and has full legal rights to enter into each of the Loan Documents to which it is a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to obtain all of the Loans contemplated by this Agreement.

8.2 Corporate Authority, etc.  The execution and delivery by Borrower of the Loan Documents to which it is a party, the performance by Borrower of all of its agreements and obligations under each of such documents, and the incurring by Borrower of all of the Obligations contemplated by this Agreement, have been duly authorized by all necessary corporate actions on the part of Borrower and, if required, its shareholders, and  do not and will not (a) contravene any provision of Borrower's charter, bylaws or other governing documents or this Agreement (each as from time to time in effect), (b) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any mortgage, Lien, pledge, charge, security interest or other encumbrance upon any of the property of Borrower under, any agreement, mortgage or other instrument to which Borrower is or may become a party, including, without limitation, the Convertible Notes; (c) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment or any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to such entity), (d) other than waivers required from the Borrower’s landlords and the consents required from the Convertible Noteholders, require any waivers, consents or approvals by any of third party, including any creditors or trustees for creditors of Borrower, or (e) require any approval, consent, order, authorization, or license by, or giving notice to, or taking any other action with respect to, any Governmental Authority.

8.3 Binding Effect of Documents, etc.  Borrower and each shareholder of Borrower has duly executed and delivered each of the Loan Documents to which it is a party, and each of the Loan Documents is valid, binding and in full force and effect. The agreements and obligations of Borrower and each shareholder of Borrower as contained in each of the Loan Documents constitutes, or upon execution and delivery thereof will constitute, legal, valid and binding obligations of Borrower or the shareholders of Borrower, as the case may be, enforceable against Borrower or the shareholders of Borrower, as the case may be, in accordance with their respective terms, subject, as to the enforcement of remedies only, to limitations imposed by federal and state laws regarding bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights and remedies generally, and by general principles of law and equity.

8.4 No Events of Default.

(a) No Event of Default has occurred and is continuing and no event has occurred and is continuing and no condition exists that would, with notice or the lapse of time, or both, constitute an Event of Default.

(b) Borrower is not in default under any material contract, agreement or instrument to which Borrower is a party or by which Borrower or any of property of Borrower is bound.

(c) The execution, delivery and performance of and compliance with this Agreement and the other Loan Documents  will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of Borrower’s  properties or assets or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Borrower, or any of its businesses or operations or any of its assets or properties.

8.5 No Governmental Consent Necessary.  No consent or approval of, giving of notice to, registration with or taking of any other action in respect of, any Governmental Authority is required with respect to the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party.

8.6 No Proceedings.  There are no actions, suits, or proceedings pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower in any court or before any Governmental Authority which, if adversely determined, would have an adverse effect on the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents to which it is a party.

8.7 No Violations of Laws.  Borrower has conducted, and is conducting, its business, so as to comply in all respects with all applicable federal, state, county and municipal statutes and regulations.  Borrower or any officer, director or shareholder of Borrower is not charged with, or so far as is known by Borrower, is not under investigation with respect to, any violation of any such statutes, regulations or orders, which could have a Material Adverse Effect.

8.8 Use of Proceeds of the Loan.  Proceeds from the Loan shall be used only for those purposes set forth in this Agreement.  No part of the proceeds of the Loan shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of purchasing or carrying or trading in any stock under such circumstances as to involve Borrower in a violation of any statute or regulation.  In particular, without limitation of the foregoing, no part of the proceeds from the Loans are intended to be used to acquire any publicly-held stock of any kind.

8.9 Financial Statements.

(a)           The audited and unaudited financial statements contained in the SEC Reports (collectively, the “Financial Statements”) (x) fairly present as of the respective dates thereof  the financial position of the Borrower and the results of its operations, cash flows and stockholders’ equity for each of the periods then ended in all material aspects; and (y) except for the fact that the unaudited financial statements omit notes to such statements and year-end adjustments thereto, have been prepared in accordance with GAAP in conformity with the rules and regulations of the SEC.

(b)           Except as shown on the most recent Financial Statements, (i) Borrower has no other Indebtedness as of the date hereof which would adversely affect the financial condition of Borrower or the Collateral, and (ii) neither the Borrower nor any Subsidiary has any liabilities, contingent or otherwise, except those which individually or in the aggregate are not material to the financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole.

8.10 Changes in Financial Condition. Except as disclosed in the SEC Reports, since June 15, 2007, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Borrower.  Except as disclosed in the SEC Reports, since December 31, 2006, neither the Borrower nor any Subsidiary has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business, (iii) had capital expenditures outside of the ordinary course of business, (iv) engaged in any transaction with any Affiliate except as set forth in the SEC Reports or (v) engaged in any other transaction outside of the ordinary course of business.

8.11 Inventory.  Borrower's Inventory, as of the date hereof, consists of items of quality and quantity suitable for sale, lease or use in the ordinary course of its business, subject to the following sentence.  The value of obsolete items, items below standard quality and items in the process of repair have been written down to realizable market value, or adequate reserves have been provided therefore, and the values carried on Borrower's most recent balance sheet contained in the Financial Statements are set at the lower of cost or market, in accordance with GAAP.

8.12 Equipment.  Borrower shall keep its Equipment in good order and repair, and in running and marketable condition, ordinary wear and tear excepted.

8.13 Taxes and Assessments.

(a) Borrower has paid and discharged when due all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such taxes, assessment and other charges have become due.  Borrower has filed all tax returns, federal, state and local, and all related information, required to be filed by it.

(b)           Borrower shall make all payments to be made by it hereunder without any Tax Deduction, unless a Tax Deduction (as defined below) is required by law. If Borrower is aware that Borrower must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify Lender.  If a Tax Deduction is required by law to be made by Borrower, the amount of the payment due from Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. If Borrower is required to make a Tax Deduction, that Borrower must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law. Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, Borrower making that Tax Deduction must deliver to Lender evidence satisfactory to Lender that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(c)           “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document. “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature, including any income, franchise, stamp, documentary, excise or property tax, charge or levy (in each case, including any related penalty or interest).

8.14 ERISA. Borrower is in compliance in all material respects with the applicable provisions of ERISA and all regulations issued thereunder by the United States Treasury Department, the Department of Labor and the Pension Benefit Guaranty Corporation.

8.15 Environmental Matters.

(a)           Borrower has duly complied with, and its facilities, business assets, property, leaseholds and equipment are in compliance in all respects with, the provisions of all laws, regulations and orders of all Governmental Authorities.

(b)           Borrower has been issued all required federal, state and local licenses, certificates or permits relating to the operation of its business; and Borrower and its facilities, business, assets, property and equipment are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous waste or materials, or other environmental, health or safety matters.

8.16 United States Anti-Terrorism Laws

(a)           In this Section 8.16:

“Anti-Terrorism Law” means each of:  (i) Executive Order No. 13224 of September 23, 2001  Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”); (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); (iii) the Money Laundering Control Act of 1986, Public Law 99-570; and (iv) any similar law enacted in the United States of America subsequent to December 31, 2004.

“holding company” has the meaning given to it in the United States Public Utility Holding Company Act of 1935, and any successor legislation and rules and regulations promulgated thereunder.

“investment company” has the meaning given to it in the United States Investment Company Act of 1940.

“public utility” has the meaning given to it in the United States Federal Power Act of 1920.

“Restricted Party” means any person listed: (i) in the Annex to the Executive Order; (ii) on the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or (iii) in any successor list to either of the foregoing.

(b)           Borrower is not (i) a holding company or subject to regulation under the United States Public Utility Holding Company Act of 1935; (ii) public utility or subject to regulation under the United States Federal Power Act of 1920; (iii) required to be registered as an investment company or subject to regulation under the United States Investment Company Act of 1940; or (iv) subject to regulation under any United States Federal or State law or regulation that limits his/its ability to incur or guarantee indebtedness.

(c)           To the best of Borrower's knowledge, Borrower (i) is not, and is not controlled by, a Restricted Party; (ii) has not received funds or other property from a Restricted Party; and (iii) is not in breach of and is not the subject of any action or investigation under any Anti-Terrorism Law.

(d)           Borrower has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

8.17 Location of Collateral.  As of the date hereof, none of the Collateral is or will be located in or on any property other than those set forth in Section 8.17 of the Borrower’s Disclosure Schedule.

8.18 Customers and Vendors.  Section 8.18. of the Borrower’s Disclosure Schedule sets forth a complete list of all customers, suppliers, manufacturers, vendors and independent contractors of the Company and its Subsidiaries.  Any contracts or agreements with any such parties are in full force and effect.  There are no current or anticipated disputes among or between any such parties and the Company or the Subsidiaries.

8.19 Other Liens.  Borrower has good and marketable title to and owns all of the Collateral free and clear of any and all Liens except the Permitted Encumbrances and in favor of Lender.  None of the Collateral, except such Collateral as is pledged to the Convertible Noteholders,  is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent to Borrower's doing of the same.

8.20 Books and Records.  Borrower maintains its chief executive office and its books and records related to its Accounts, Inventory and all other Collateral at its address set forth in Exhibit E of this Agreement.

8.21 Location of Offices.  Exhibit E hereto sets forth Borrower's chief executive office, and further sets forth a complete and accurate list of all offices and locations at or out of which Borrower conducts any of its business or operations.

8.22 SEC Reports. The SEC Reports do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

8.23 Representations and Warranties: True, Accurate and Complete.

(a)           None of the representations, certificates, reports, warranties or statements now or hereafter made or delivered to Lender pursuant hereto or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby contains or will contain any untrue statement of a fact, or omits or will omit to state a fact necessary in order to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

(b)           All warranties and representations made herein or in any the Loan Documents by Borrower will be true and accurate at the time Borrower requests Lender to make a Loan to Borrower hereunder.

8.24 Intellectual Property. Except for Permitted Encumbrances,  (1) the Borrower and each Subsidiary holds all Intellectual Property that it owns free and clear of all Liens and restrictions on use or transfer, whether or not recorded, and has sole title to and ownership of or has the full, exclusive (subject to the rights of its licensees) right to use in its field of business such Intellectual Property; and the Borrower and each Subsidiary holds all Intellectual Property that it uses but does not own under valid licenses or sub-licenses from others; (2) the use of the Intellectual Property by the Borrower or any Subsidiary does not, to the knowledge of the Borrower, violate or infringe on the rights of any other Person; (3) neither the Borrower nor any Subsidiary has received any notice of any conflict between the asserted rights of others and the Borrower or any Subsidiary with respect to any Intellectual Property; (4) the Borrower and each Subsidiary has used its commercially reasonable best efforts to protect its rights in and to all Intellectual Property; (5) the Borrower and each Subsidiary are in compliance with all material terms and conditions of its agreements relating to the Intellectual Property; (6) neither the Borrower nor any Subsidiary is, or since December 31, 2006 has been, a defendant in any action, suit, investigation or proceeding relating to infringement or misappropriation by the Borrower or any Subsidiary of any Intellectual Property nor has the Borrower or any Subsidiary been notified of any alleged claim of infringement or misappropriation by the Borrower or any Subsidiary of any Intellectual Property; (7) to the knowledge of the Borrower, none of the products or services the Borrower or any Subsidiary are researching, developing, propose to research and develop, make, have made, use, or sell, infringes or misappropriates any Intellectual Property right of any third party; (8) none of the trademarks and service marks used by the Borrower or any Subsidiary, to the knowledge of the Borrower, infringes the trademark or service mark rights of any third party; and (9) to the Borrower’s knowledge, none of the material processes and formulae, research and development results and other know-how relating to the Borrower's or its Subsidiaries' respective businesses, the value of which to the Borrower or any Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person other than Persons bound by written confidentiality agreements.

8.25 Employees.  Neither the Borrower nor any of its Subsidiaries has any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Borrower’s knowledge, threatened with respect to the Borrower or any of its Subsidiaries.  Except as disclosed in the SEC Reports, neither the Borrower nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement.  To the Borrower’s knowledge, no employee of the Borrower or any of its Subsidiaries, nor any consultant with whom the Borrower or any of its Subsidiaries has contracted, is in violation of any material term of any employment contract or any other contract relating to the right of any such individual to be employed by, or to contract with, the Borrower or any of its Subsidiaries or to receive any benefits; and, to the Borrower’s knowledge, the continued employment by the Borrower or any of its Subsidiaries of its present employees, and the performance of the Borrower’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation.  Except for employees who have a current effective employment agreement with the Borrower or any of its Subsidiaries, no employee of the Borrower or any of its Subsidiaries has been granted the right to continued employment by the Borrower or any of its Subsidiaries or to any material compensation following termination of employment with the Borrower or any of its Subsidiaries.  The Borrower is not aware that any officer, director, manager, partner, key employee or group of employees intends to terminate his, her or their employment with the Borrower or any of its Subsidiaries, nor does the Borrower or any of its Subsidiaries have a present intention to terminate any of the same.

8.26 Tax Status.  The Borrower and each Subsidiary (i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and for which it has set aside on its books a provision in the amount of such taxes being contested in good faith and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

8.27 Internal Accounting Controls.
  The Borrower maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Borrower in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Borrower's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

8.28 Sarbanes-Oxley Act.
  The Borrower is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

8.29 Indebtedness.  Attached hereto as Schedule 8.29 is a schedule of all Indebtedness of the Borrower, setting forth the principal amount thereof, the interest rate, the maturity date and the security therefor.

SECTION 9. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

9.1 Notify Lender.  Borrower shall promptly, and in any event within three (3) Business Days,  inform Lender (a) if any one or more of the representations and warranties made by Borrower in this Agreement or in any document related hereto shall no longer be entirely true, accurate and complete in any respect, (b) of any event or circumstance that, to its knowledge, would cause Lender to consider any then existing Inventory as no longer constituting Eligible Inventory; (c) of all material adverse information relating to the financial condition of Borrower; (d) of any material return of goods; and (e) of any loss, damage or destruction of any of the Collateral.

9.2 Pay Taxes and Liabilities; Comply with Agreement.  Borrower shall promptly pay, when due, or otherwise discharge, all indebtedness, sums and liabilities of any kind now or hereafter owing by Borrower to any party however created, incurred, evidenced, acquired, arising or payable, including without limitation the Obligations, income taxes, excise taxes, sales and use taxes, license fees, and all other taxes with respect to any of the Collateral, or any wages or salaries paid by Borrower or otherwise, unless the validity of which are being contested in good faith by Borrower by appropriate proceedings, provided that Borrower shall have maintained reasonably adequate reserves and accrued the estimated liability on Borrower's balance sheet for the payment of same.

9.3 Observe Covenants, etc.  Borrower shall observe, perform and comply with the covenants, terms and conditions of this Agreement, the Loan Documents and any other agreement or document entered into between Borrower and Lender.

9.4 Maintain Corporate Existence and Qualifications.  Borrower shall maintain and preserve in full force and effect, its corporate existence and rights, franchises, licenses and qualifications necessary to continue its business, and comply with all applicable statutes, rules and regulations pertaining to the operation, conduct and maintenance of its existence and business including, without limitation, all federal, state and local laws relating to benefit plans, environmental safety, or health matters, and hazardous or liquid waste or chemicals or other liquids (including use, sale, transport and disposal thereof).

9.5 Information and Documents to be Furnished to Lender.  Borrower shall deliver or cause to be delivered to Lender:

(a) Annual Financial Statements and Projections.  Annual audited Financial Statements of the Borrower within ninety (90) days after the end of Borrower’s Fiscal Year (which period will be extended to one hundred five (105) days in the event that the Borrower timely and properly files for an extension with the SEC in connection with the filing of its Annual Report on From 10-K or 10-KSB) during the Term.  Such financial statements will (x) fairly present the financial position of the Borrower as of the dates thereof and the results of its operations, cash flows and stockholders’ equity for each of the periods then ended in all material aspects; and (y) be prepared in accordance with GAAP.

(b) Quarterly Financial Statements.  Quarterly Financial Statements of the Borrower no later than forty-five (45) days after the close of each calendar quarter(which period will be extended to fifty (50) days in the event that the Borrower timely and properly files for an extension with the SEC in connection with the filing of its Quarterly Report on From 10-Q or 10-QSB), the unaudited balance sheet and the related statement of income of the Borrower, prepared in accordance with GAAP, subject to year-end audit adjustments, together with such other information with respect to the business of Borrower as Lender may request.

(c) Bi-Monthly Inventory Reconciliation Report and Accounts Receivable Aging Report. Not later than the 15th day and the last day of each month of each calendar month, an Inventory reconciliation report and accounts receivable aging report, each in form and substance satisfactory to Lender.

(d) Notice of Judgments, Environmental, Health or Safety Complaints.

(i)              Within ten (10) days thereafter, written notice to Lender of the entry of any judgment or the institution of any lawsuit or of other legal or equitable proceedings or the assertion of any crossclaim or counterclaim seeking monetary damages from Borrower in an amount exceeding $25,000; and

(ii)              Within ten (10) days thereafter, notice or copies if written of all claims, complaints, orders, citations or notices, whether formal or informal, written or oral, from a governmental body or private person or entity, relating to air emissions, water discharge, noise emission, solid or liquid waste disposal, hazardous waste or materials, or any other environmental, health or safety matter, which adversely effect Borrower.  Such notices shall include, among other information, the name of the party who filed the claim, the potential amount of the claim, and the nature of the claim.

(e) Other Information.  Promptly upon demand therefor,

(i)              Certificates of insurance for all policies of insurance to be maintained by Borrower pursuant hereto;

(ii)              An estoppel certificate executed by an authorized officer of Borrower indicating that there then exists no Event of Default and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(iii)              All information received by Borrower affecting the financial status or condition of any account debtor or the payment of any Account, including but not limited to, invoices, original orders, shipping and delivery receipts; and

(iv)              Assignments, in form a
cceptable to Lender, of all Accounts, and of the monies due or to become due on specific contracts relating to the same.

(f) Additional Information.  From time to time, such other information as Lender may reasonably request, including financial projections and cash flow analysis.

Lender acknowledges that Borrower is a publicly traded company.  As such, Lender agrees that it will not engage in the purchase or sale of the securities of Borrower while in possession of material non-public information about the Borrower.

9.6 Access to Records and Property.  At any time and from time to time, upon reasonable notice and during normal business hours, Borrower shall give any representatives or designees of Lender reasonable access to its properties, and permit any of them to, examine, audit, copy or make extracts from, any and all books, records and documents in the possession of Borrower or any independent contractor relating to Borrower's affairs and the Collateral, and to inspect any of its properties wherever located, all at Borrower's expense. Notwithstanding the foregoing, no such prior notice shall be required to be given in the event Lender believes such access is necessary to preserve or protect the Collateral, or following the occurrence and during the continuance of an Event of Default.

9.7 Comply with Laws.  Borrower shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, compliance with which is necessary to maintain its corporate existence or the conduct of its business or non-compliance with which would adversely affect in any respect its ability to perform its obligations or any security given to secure its obligations.

9.8 Insurance Required.

(g) Borrower shall cause to be maintained, in full force and effect on all property of Borrower including, without limitation, all Inventory and Equipment, insurance in such amounts against such risks as is satisfactory to Lender, including, but without limitation, business interruption, fire, boiler, theft, burglary, pilferage, vandalism, malicious mischief, loss in transit, and hazard insurance and, if as of  the date hereof, any of the real property of Borrower is in an area that has been identified by the Secretary of Housing and Urban Development as having special flood or mudslide hazards, and on which the sale of flood insurance has been made available under the National Flood Insurance Act of 1968, then Borrower shall maintain flood insurance.  Said policy or policies shall:

(i) Be in a form and with insurers which are satisfactory to Lender;

(ii) Be for such risks, and for such insured values as Lender or its assigns may require in order to replace the property in the event of actual or constructive total loss;

(iii) Designate Lender and its assignees as additional insureds and loss payees as their interests may from time to time appear;

(iv) Contain a "breach of warranty clause" whereby the insurer agrees that a breach of the insuring conditions or any negligence by Borrower or any other person shall not invalidate the insurance as to Lender and its assignee;

(v) Provide that they may not be canceled or altered without thirty (30) days prior written notice to Lender and its assigns; and

(vi) Upon demand, be delivered to Lender.

(h) Borrower shall obtain such additional insurance as Lender may reasonably require.

(i) Borrower shall, in the event of loss or damage, forthwith notify Lender and file proofs of loss with the appropriate insurer.  Borrower hereby authorizes Lender to endorse any checks or drafts constituting insurance proceeds.

(j) Borrower shall forthwith upon receipt of insurance proceeds endorse and deliver the same to Lender.

(k) In no event shall Lender be required either to (i) ascertain the existence of or examine any insurance policy or (iiii) advise Borrower in the event such insurance coverage shall not comply with the requirements of this Agreement.

9.9 Condition of Collateral; No Liens.  Borrower shall maintain all Collateral in good condition and repair at all times, and preserve it against any loss, damage, or destruction of any nature whatsoever relating to said Collateral or its use, and keep said Collateral free and clear of any Liens, except for the Permitted Encumbrances.

9.10 Payment of Proceeds.  Borrower shall forthwith upon receipt of all proceeds of Collateral, pay such proceeds (insurance or otherwise) over to Lender for application against the Obligations in such order and manner as Lender may elect.

9.11 Records.  Borrower shall at all times keep accurate and complete records of its operations, of the Collateral and the status of each Account, which records shall be maintained at its executive offices as set forth on Exhibit E.

9.12 Equipment. Borrower shall maintain is Equipment in good operating condition, subject to ordinary wear and tear, and shall not permit such Equipment to become a fixture to real estate or accessions to other personal property.

9.13 Delivery of Documents.  If any proceeds of Accounts shall include, or any of the Accounts shall be evidenced by, notes, trade acceptances or instruments or documents, or if any Inventory is covered by documents of title or chattel paper, whether or not negotiable, then Borrower waives protest regardless of the form of the endorsement.  If Borrower fails to endorse any instrument or document, Lender is authorized to endorse it on Borrower's behalf.

9.14 United States Contracts.  If any of the Accounts arise out of contracts with the United States or any of its departments, agencies or instrumentalities, Borrower will notify Lender, if requested by Lender, and execute any necessary instruments in order that all monies due or to become due under such contract shall be assigned to Lender and proper notice of the assignment given under the Federal Assignment of Claims Act.

9.15 Name Changes; Location Changes.

(a)           Borrower shall promptly notify Lender if Borrower is known by or conducting business under any names other than those set forth in this Agreement; and

(b)           Borrower shall deliver not less than thirty (30) Business Days prior written notice to Lender if Borrower intends to conduct any of its business or operations at or out of offices or locations other than those set forth in this Agreement, or if it changes the location of its chief executive office or the address at which it maintains its books and records or the location of any of the Collateral.

9.16 Further Assurances.  Borrower shall at any time or from time to time upon request of Lender take such steps and execute and deliver such Financing Statements and other documents all in the form of substance satisfactory to Lender relating to the creation, validity or perfection of the security interests provided for herein, under the UCC or other laws of the State of New York or of another state or states in which the Collateral is located or which are reasonably necessary to effectuate the purposes and provisions of this Agreement. Borrower  shall defend the right, title and interest of Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by it, with any agreements establishing control to be in form and substance satisfactory to Lender, (ii) the prompt (but in no event later than five (5) Business Days following Lender’s request therefor) delivery to Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated securities owned by it (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Lender’s interest in Collateral at Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve its and/or Lender’s respective and several interests in the Collateral.

9.17 SEC Reporting Status.  Borrower shall timely file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, and the Borrower shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

9.18 Indemnification.  Borrower shall indemnify, protect, defend and save harmless Lender, as well as Lender's directors, officers, trustees, employees, agents, attorneys, members and shareholders (hereinafter referred to collectively as the "Indemnified Parties" and individually as an "Indemnified Party") from and against any and all losses, damages, expenses or liabilities of any kind or nature (collectively, “Damages”) and from any suits, claims or demands, by third parties, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with the Loans and the transactions contemplated herein, provided, however, the Borrower shall not be liable to the Lender to the extent that  any such  Damages arise out of or are based on the gross negligence of the Lender.. In case any action shall be brought against an Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, the Indemnified Party against whom such action was brought shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to the Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement.  Upon reasonable determination made by the Indemnified Party, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof; provided, however that the Indemnified Party shall pay the costs and expenses incurred in connection with the employment of separate counsel.  Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with Borrower's consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify and save harmless said Indemnified Party against whom such action was brought from and against any loss or liability by reason of such settlement or judgment, except as otherwise provided above. The provisions of this Section shall survive the termination of this Agreement and the final repayment of the Obligations.

SECTION 10. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Obligations and the termination of this Agreement, Borrower hereby covenants and agrees as follows:

10.1 Fundamental Transactions; No Creation of  Subsidiaries.

(a) Borrower will not engage in or be a party to a Fundamental Transaction (as defined below) unless all of the following conditions are met:
(i) Lender shall have been afforded the opportunity, if Lender so elects, to convert all outstanding Indebtedness of Borrower hereunder into Common Stock of Borrower prior to, or at the closing of (such conversion date to be selected by Lender), the Fundamental Transaction in accordance with the terms of the Note Conversion Agreement; and

(ii) Lender shall have received payment in full of all outstanding Obligations no later than the date of the closing of the Fundamental Transaction, to the extent not converted into Common Stock, together with such releases and related documentation as Lender shall reasonably request.

“Fundamental Transaction” means

(i)           Any consolidation or merger of the Borrower with or into another entity where the stockholders of the Borrower immediately prior to such transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Borrower in a single transaction or a series of related transactions; or

(ii)           The occurrence of any transaction or event in connection with which all or substantially all the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or will, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting of securities prices, including the OTC Bulletin Board; or

(iii)           The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Borrower representing 50% or  more of the combined voting power of the outstanding voting securities of the Borrower ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors.

(b) Borrower will not create or permit to exist any Subsidiary, other than Virtual Vision, Inc., which Subsidiary is dormant, unless such new Subsidiary is a wholly-owned Subsidiary and is designated by Lender as either a co-borrower or guarantor hereunder and such Subsidiary shall have entered into all such documentation required by Lender, including, without limitation, to grant to Lender a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations.

10.2 Disposition of Assets or Collateral.  Borrower will not sell, lease, transfer, convey, or otherwise dispose of any or all of its assets or Collateral, other than (a) the sale of Inventory in the ordinary course of business, and (b) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $25,000 and only to the extent that the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest or are used to repay Loans. Notwithstanding the foregoing, Borrower shall be permitted to dispose of  assets other than Accounts and Inventory in a transaction that does not constitute a Fundamental Transaction under Section 10.1 hereof, provided that all of the following conditions are met: (i)  Borrower shall have provided Lender with not less than  fifteen (15) days’ prior written notice of such proposed asset sale, describing in reasonable detail the assets to be sold and the consideration to be received therefor, (ii) the net proceeds of such transaction are used to redeem Indebtedness represented by any outstanding and unpaid Loans, and (iii) Lender shall have determined, in its reasonable commercial judgment, that such asset sale will not impair Lender’s rights in its remaining Collateral or its prospect of repayment hereunder.

10.3 Other Liens.  Borrower will not incur, create or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired, except (a) those Liens in favor of Lender created by this Agreement and the other Loan Documents; and (b) for the Permitted Encumbrances.

10.4 Other Liabilities.  Borrower will not incur, create, assume, or permit to exist, any Indebtedness or liability on account of either borrowed money or the deferred purchase price of property, except (a) Obligations to Lender, (b) the Convertible Notes or (c) Indebtedness constituting Subordinated Debt or incurred in connection with any of the Permitted Encumbrances.

10.5 Loans.  Borrower will not make any loans to any Person, other than advances to employees of Borrower in the ordinary course of business, with outstanding advances to any employee not to exceed  $2,500 at any time.

10.6 Guaranties.  Borrower will not assume, guaranty, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

10.7 Remove Property.  Borrower will not remove, or cause or permit to be removed, without Lender's prior written consent, any of its Collateral or assets from those locations set forth on Exhibit E annexed hereto, except for sales of Inventory in the ordinary course of Borrower's business.

10.8 Transfers of Notes or Accounts.  Borrower will not sell, assign, transfer, discount or otherwise dispose of any Accounts or any promissory note payable to it, with or without recourse, except for the Lien of Lender therein.

10.9 Dividends.  Borrower will not declare or pay any cash dividend, make any distribution on, redeem, retire or otherwise acquire directly or indirectly, any shares of its stock or other equity interests without the prior written consent of Lender, except as set forth in Section 10.9 of Borrower’s Disclosure Schedule.

10.10 Payments to Affiliates. Except as set forth in Section 10.10 of the Borrower’s Disclosure Schedule,  or as otherwise approved by Lender in writing in advance, Borrower shall not make any payments of cash or other property to any Affiliate.

10.11 Modification of Documents.  Borrower will not change, alter or modify, or permit any change, alteration or modification of its certificate of incorporation, by-laws or other governing documents without Lender's prior written consent.

10.12 Change Business or Name.  Borrower will not change or alter the nature of its business, or change its name as it appears in the official filings of its state of organization.

10.13 Settlements.  Other than in the ordinary course of its business, Borrower will not comprise, settle or adjust any claims in any amount relating to any of the Collateral, without the prior written consent of Lender.

10.14 Bank Accounts.  Section 10.14 of the Borrower’s Disclosure Schedule lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts, and correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  Borrower shall not establish any depository or other bank account with any financial institution (other than the accounts set forth in Section 10.14 of the Borrower’s Disclosure Schedule) without Lender’s prior written consent.

10.15 Convertible Note Documentation.  Without the prior written consent of Lender, Borrower shall not (a) amend, modify or in any way alter the terms of any of the Convertible Note Documentation, other than with respect to changes or corrections solely of a ministerial nature that have no adverse effect on Lender’s rights or obligations hereunder and no adverse effect on the status or priority of lender’s Lien hereunder, or (b) make any payments in respect of the indebtedness evidenced by the Convertible Note Documentation.

SECTION 11. EVENTS OF DEFAULT.

The occurrence of any of the following shall constitute an event of default (hereinafter referred to as an "Event of Default"):

11.1 Failure to Pay.  The failure by Borrower to pay, when due, (a) any payment of principal, interest or other charges due and owing to Lender pursuant to any obligations of Borrower to Lender including, without limitation, those Obligations arising pursuant to this Agreement or any Loan Document, or under any other agreement for the payment of monies then due and payable to Lender, or (b) any taxes due to any Governmental Authority.

11.2 Failure of Insurance.  Failure of one or more of the insurance policies required hereunder to remain in full force and effect; failure on the part of Borrower to pay or cause to be paid all premiums when due on the insurance policies pursuant to this Agreement; failure on the part of Borrower to take such other action as may be requested by Lender in order to keep said policies of insurance in full force and effect until the entire indebtedness represented by the Loan Documents, and interest thereon, has been paid in full; and failure on the part of Borrower to execute any and all documentation required by the insurance companies issuing said policies to effectuate said assignments.

11.3 Failure to Perform.  Borrower's failure to perform or observe any covenant, term or condition of Section 9 of this Agreement (Affirmative Covenants) to be performed or observed by Borrower, and such failure shall continue unremedied for a period of ten (10) Business Days from the date of such failure (irrespective of whether Lender delivers written notice thereof to Borrower), provided, however, that such cure period shall not apply to a breach which is incapable of cure within said 10-Business Day period; and provided further, that such cure period shall be five (5) Business Days for a breach of Section 9.5(c) (Monthly Inventory Reconciliation Report); and provided further, that such cure period shall not apply to any payment of principal, interest or other charges due and owing to Lender.

11.4 Cross Default. The occurrence of any Event of Default on any of the Obligations or an Event of Default under any Loan Document, or an event of default under the Convertible Notes which has not been waived or cured.

11.5 False Representation or Warranty.  Borrower shall have made any statement, representation or warranty in this Agreement or in any of the other Loan Documents to which it is a party or in a certificate executed by Borrower incident to this Agreement, which is at any time found to have been false in any respect at the time such representation or warranty was made.

11.6 Liquidation, Voluntary Bankruptcy, Dissolution, Assignment to Creditors.  Any resolution shall be passed or any action (including a meeting of creditors) shall be taken by Borrower for the termination, winding up, liquidation or dissolution of Borrower, or Borrower shall make an assignment for the benefit of creditors, become insolvent or be unable to pay its debts as they mature, or Borrower shall file a petition in voluntary liquidation or bankruptcy, or Borrower shall file a petition or answer or consent seeking, or consenting to, the reorganization of Borrower or the readjustment of any of the indebtedness of Borrower under any applicable insolvency or bankruptcy laws now or hereafter existing (including the United States Bankruptcy Code), or Borrower shall consent to the appointment of any receiver, administrator, liquidator, custodian or trustee of all or any part of the property or assets of Borrower or any corporate action shall be taken by Borrower for the purposes of effecting any of the foregoing.

11.7 Involuntary Petition Against Borrower .  Any petition or application for any relief is filed against Borrower under applicable insolvency or bankruptcy laws now or hereafter existing (including the United States Bankruptcy Code) or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), and is not discharged or stayed within thirty (30) days of the filing thereof.

11.8 Judgments; Levies.  Any judgment or judgments aggregating in excess of $25,000 or any injunction or attachment is obtained against Borrower which remains unstayed or unsatisfied  for a period of  fifteen (15) days or is enforced.

11.9 Change in Condition.  There occurs any event or a change in the condition or affairs, financial or otherwise, of Borrower which, in the reasonable opinion of Lender, impairs Lender's security or ability of Borrower to discharge its obligations hereunder or which impairs the rights of Lender in such Collateral.

11.10 [RESERVED]

11.11 Failure to Notify.  If at any time Borrower fails to provide Lender immediately with notice or copies, if written, of all complaints, orders, citations or notices with respect to environmental, health or safety complaints.

11.12 Failure to Deliver Documentation.  Borrower shall fail to obtain and deliver to Lender any other documentation required to be signed or obtained as part of this Agreement, or shall have failed to take any reasonable action requested by Lender to perfect, protect, preserve and maintain the security interests and Lien on the Collateral provided for herein.

            11.13 Non-Payment of Debts.  Any default by Borrower under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $50,000, which default continues unwaived for more than the applicable cure period, if any, with respect thereto, or any default by Borrower under any contract, lease, license or other obligation to any Person other than Lender, which affects its business or the Collateral or other property which is security for the Obligations and which default continues for more than the applicable cure period, if any, with respect thereto.

11.14 Dissolution; Maintenance of Existence.  Borrower is dissolved, or Borrower fails to maintain its corporate existence in good standing, or the usual business of Borrower ceases or is suspended in any respect.

11.15 Indictment.  The indictment of Borrower or any director or Responsible Officer of Borrower under any criminal statute, or commencement of criminal or civil proceedings against Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any portion of the property of Borrower.

11.16 Tax Liens.  The filing of a Lien for any unpaid taxes filed by any Governmental Authority against Borrower or any of its assets.

11.17 Challenge to Validity of Loan Documents.  Borrower attempts to terminate, challenges the validity of, or its liability under this Agreement or any other Loan Document, or any proceeding shall be brought to challenge the validity, binding effect of Loan Document, or any Loan Document ceases to be a valid, binding and enforceable obligation of the Borrower (to the extent such Person is a party thereto).

11.18 Trading of Common Stock.

(a)           Sales of Common Stock owned by Lender cannot be made pursuant to the Borrower’s Registration Statement of Form S-1, to be filed with the SEC by reason of a stop order, any untrue statement of a material fact or omission of a material fact in such Registration Statement, or the Borrower’s failure to update such Registration Statement, or otherwise on account of Borrower’s noncompliance with the terms of the Registration Rights Agreement, unless such Common Stock may be publicly resold by Lender without restriction under Rule 144 promulgated under the Securities Act of 1933, as amended, and Lender shall have received an opinion of counsel to Borrower as may be necessary or requested by Lender to allow such resales, provided the Borrower and its counsel receive reasonably requested representations from Lender and its broker, if any; or

(b)           The Common Stock ceases to be included for quotation on the OTC Bulletin Board.

SECTION 12. REMEDIES.

12.1 Acceleration; Other Remedies.  Upon the occurrence of an Event of Default and at any time thereafter:

(a) Lender shall have all rights and remedies provided in this Agreement, any of the other Loan Documents, the UCC or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law.  All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine.  Without limiting the foregoing, Lender may (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, subject to the rights of the Convertible Noteholders in accordance with the terms of the Intercreditor Agreement, (v) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.  If any of the Collateral or other security the Obligations is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice.  In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(b) Lender may apply the cash proceeds of Collateral or other security for the Obligations actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Lender may elect, whether or not then due.  Borrower shall remain liable to Lender for the payment on demand of any deficiency together with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

(c) If Borrower shall default in the performance of any of the provisions of this Agreement or any other Loan Document to which it is a party, Lender may (but without any obligation to do so) perform same for Borrower's account and any monies expended in doing so shall be chargeable with interest to Borrower, repayable by Borrower on demand and added to the Obligations.

(d) Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes, Liens at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Lender's sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  Lender may charge Borrower's loan account for any amounts so expended, such amounts to be repayable by Borrower on demand.  Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

(e) Borrower hereby grants to Lender an irrevocable, non-exclusive license, to the extent not prohibited by Convertible Notes Documentation and subject to the rights of the Convertible Noteholders in accordance with the terms of the Intercreditor Agreement, exercisable due to an occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Borrower, to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate upon the payment in full of all Obligations.

12.2 Set-off.  Lender shall have the right, immediately and without notice of other action, to set-off against any of Borrower's liabilities to Lender any money or other liability owed by Lender or any Affiliate of Lender (and such Affiliate of Lender is hereby authorized to effect such set-off) in any capacity to Borrower, whether or not due, and Lender or such Affiliate shall be deemed to have exercised such right of set-off and to have made a charge against any such money or other liability immediately upon the occurrence of such Event of Default even though the actual book entries may be made at a time subsequent thereto.  The right of set-off granted hereunder shall be effective irrespective of whether Lender shall have made demand under or in connection with the Loan.  Lender is hereby granted a security interest in all money and property of Borrower being held by it or any Affiliate of Lender, which security interest shall be a first priority perfected security interest in favor of Lender as a result of Lender's or Affiliates of Lender's possession thereof.  None of the rights of Lender described in this Section 12.2 are intended to diminish or limit in any way Lender's or Affiliates of Lender's common-law set-off rights.

12.3 Costs and Expenses.  Borrower shall be liable for all reasonable costs, charges and expenses, including attorney's fees and disbursements, incurred by Lender by reason of the occurrence of any Event of Default or the exercise of Lender's remedies with respect thereto, each of which shall be repayable by Borrower on demand with interest, and added to the Obligations.

12.4 No Marshalling.  Lender shall be under no obligation whatsoever to proceed first against any of the Collateral or other property which is security for the Obligations before proceeding against any other of the Collateral.  It is expressly understood and agreed that all of the Collateral or other property which is security for the Obligations stands as equal security for all Obligations, and that Lender shall have the right to proceed against any or all of the Collateral or other property which is security for the Obligations in any order, or simultaneously, as in its sole and absolute discretion it shall determine.  It is further understood and agreed that Lender shall have the right, as it in its sole and absolute discretion shall determine, to sell any or all of the Collateral or other property which is security for the Obligations in any order or simultaneously, as Lender shall determine in its sole and absolute discretion.

12.5 No Implied Waivers; Rights Cumulative.  No delay on the part of Lender in exercising any right, remedy, power or privilege hereunder or under any of the Loan Documents or provided by statute or at law or in equity or otherwise shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or be construed as a waiver of any Event of Default or as an acquiescence therein.  No right, remedy, power or privilege conferred on or reserved to Lender hereunder or under any of the Loan Documents or otherwise is intended to be exclusive of any other right, remedy, power or privilege.  Each and every right, remedy, power or privilege conferred on or reserved to Lender under this Agreement or under any of the other Loan Documents or otherwise shall be cumulative and in addition to each and every other right, remedy, power or privilege so conferred on or reserved to Lender and may be exercised by Lender at such time or times and in such order and manner as Lender shall (in its sole and complete discretion) deem expedient.

SECTION 13. OTHER RIGHTS OF LENDER.

13.1 Collections.   Subject to the rights of the Convertible Noteholders under the Intercreditor Agreement, Borrower is authorized to collect the Accounts and any other monetary obligations included in, or proceeds of, the Collateral on behalf of and in trust for Lender, at Borrower's expense, but such authority shall, at Lender's option, automatically terminate upon the occurrence of an Event of Default.  Lender may modify or terminate such authority at any time whether or not an Event of Default has occurred and directly collect the Accounts and other monetary obligations included in the Collateral.  Borrower shall, at Borrower's expense and in the manner requested by Lender from time to time, direct that remittances and all other proceeds of accounts and other Collateral shall be (a) remitted in kind to Lender,  (b) sent to a post office box designated by and/or in the name of Lender, or in the name of Borrower, but as to which access is limited to Lender and/or (c) deposited into a bank account maintained in the name of Lender and/or a blocked bank account under arrangements with the depository bank under which all funds deposited to such blocked bank account are required to be transferred solely to Lender.  In connection therewith, Borrower shall execute such post office box and/or blocked bank account agreements as Lender shall specify.

13.2 Repayment of Obligations.  All Obligations shall be payable at Lender's office set forth below or at a bank or such other place as Lender may expressly designate from time to time for purposes of this Section.  Lender shall apply all proceeds of Accounts or other Collateral received by Lender and all other payments in respect of the Obligations to the Loans whether or not then due or to any other Obligations then due, in whatever order or manner Lender shall determine.

13.3 Lender Appointed Attorney-in-Fact.

(a)           Borrower hereby irrevocably constitutes and appoints Lender, with full power of substitution, as its true and lawful attorney-in-fact, with full irrevocable power and authority in its place and stead and in its name or otherwise, from time to time in Lender's discretion, at Borrower's sole cost and expense, to take any and all appropriate action and to execute and deliver any and all documents and instruments which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limiting the generality of the foregoing, (i) at any time any of the Obligations are outstanding, (A) to transmit to account debtors, other obligors or any bailees notice of the interest of Lender in the Collateral or request from account debtors or such other obligors or bailees at any time, in the name of Borrower or Lender or any designee of Lender, information concerning the Collateral and any amounts owing with respect thereto; (B) to execute in the name of Borrower and file against Borrower in favor of Lender Financing Statements or amendments with respect to the Collateral, or record a copy or an excerpt hereof in the United States Copyright Office or the United States Patent and Trademark Office and to take all other steps as are necessary in the reasonable opinion of Lender under applicable law to perfect the security interests granted herein; (C) to obtain and adjust insurance required pursuant to this Agreement and to pay all or any part of the premiums therefor and the costs thereof, and (D) to pay or discharge taxes, Liens, security interests or other encumbrances levied or placed on or threatened against the Collateral; (ii) after and during the continuation of an Event of Default, (A) to receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (B) to notify account debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (C) to change the address for delivery of mail to Borrower and to receive and open mail addressed to Borrower, (D) take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon the Collateral; and (E) to extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations.

(b)           Borrower hereby ratifies, to the extent permitted by law, all that Lender shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Agreement.  The powers of attorney granted pursuant to this Agreement are each a power coupled with an interest and shall be irrevocable until the Obligations are paid indefeasibly in fully.

13.4 Release of Lender.    In no event will Lender have any liability to Borrower for lost profits or other special or consequential damages.

13.5 Uniform Commercial Code.  At all times prior and subsequent to an Event of Default hereinafter, Lender shall be entitled to all the rights and remedies of a secured party under the UCC with respect to all Collateral.

13.6 Preservation of Collateral.  At all times prior and subsequent to an Event of Default hereinafter, Lender may (but without any obligation to do so) take any and all action which in its sole and absolute discretion is necessary and proper to preserve its interest in the Collateral, including without limitation the payment of debts of Borrower which might, in Lender's sole and absolute discretion, impair the Collateral or Lender's security interest therein, purchasing insurance on the Collateral, repairing the Collateral, or paying taxes or assessments thereon, and the sums so expended by Lender shall be secured by the Collateral, shall be added to the amount of the Obligations due Lender and shall be payable on demand with interest at the rate set forth in Section 3.1 hereof from the date expended by Lender until repaid by Borrower.  After written notice by Lender to Borrower and automatically, without notice, after an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time of payment of any of the accounts or any other Collateral which includes a monetary obligation, (b) compromise or settle any of the accounts or any such other Collateral for less than the full amount thereof, (c) release in whole or in part any account debtor or other person liable for the payment of any of the accounts or any such other Collateral, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the accounts or any such other Collateral.

13.7 Lender's Right to Cure.  In the event Borrower shall fail to perform any of its Obligations hereunder or under any of the Loan Documents, then Lender, in addition to all of its rights and remedies hereunder, may perform the same, but shall not be obligated to do so, at the cost and expense of Borrower.  In any such event, Borrower shall promptly reimburse Lender together with interest at the rate set forth in Section 3.1  hereof from the date such sums are expended until repaid by Borrower.

13.8 Inspection of Collateral.  From time to time as requested by Lender, at the sole expense of Borrower in accordance with Section 3.4, Lender or its designee shall have access, prior to an Event of Default during reasonable business hours and on or after an Event of Default at any time, to all of the premises where Collateral is located for the purposes of inspecting, disposing and realizing upon the Collateral, and all Borrower's books and records, and Borrower shall permit Lender or its designee to make such copies of such books and records or extracts therefrom as Lender may request.  Without expense to Lender, Lender may use such of Borrower's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as Lender, in its sole discretion, deems appropriate.  Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower's expense all financial information, books and records, work papers, management reports and other information in their possession regarding Borrower.

SECTION 14. PROVISIONS OF GENERAL APPLICATION.

14.1 Waivers.  Borrower waives demand, presentment, notice of dishonor  protest and notice of protest of any instrument either of Borrower or others which may be included in the Collateral.

14.2 Survival.  All covenants, agreements, representations and warranties made by Borrower herein or in any of the Loan Documents or in any certificate, report or instrument contemplated hereby shall survive any independent investigation made by Lender and the execution and delivery of this Agreement, and such certificates, reports or instruments and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitations to the contrary notwithstanding.

14.3 Notices.  All notices, requests and demands to or upon the respective parties hereto shall be given in writing and shall be deemed to have been duly given or made upon receipt by the receiving party.  All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to Borrower:	eMagin Corporation.
10500 N.E. 8th Street
Suite 1400
Bellevue, Washington 12533
Attention: John Atherly

With a copy to:	Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Richard A. Friedman, Esq.

If to Lender:	Moriah Capital, L.P.
685 Fifth Avenue
New York, New York 10022
Attention: Greg Zilberstein

With a copy to:	Cohen Tauber Spievack & Wagner LLP
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention: Adam Stein, Esq.

Notwithstanding the foregoing, that parties expressly acknowledge and agree that foregoing provisions of notice by Lender to Borrower’s counsel is an accommodation  only, and that Lender shall have fulfilled its notice obligation hereunder if notice shall have been received by  Borrower at its address set forth above, irrespective of whether such notice is received by Borrower’s counsel.

14.4 Amendments; Waiver of Defaults.  The terms of this Agreement shall not be amended, waived, altered, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by Lender and Borrower.  Any default or Event of Default by a party hereto may only be waived by a written instrument specifically describing such default or Event of Default and signed by the other party hereto.

14.5 Binding on Successors.

(a)              This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, Borrower may not assign any of its rights under this Agreement or the other Loan Documents to any Person without the prior written consent of Lender.

(b)              Lender may assign any or all of the Obligations together with any or all of the security therefor to any Person and any such assignee shall succeed to all of Lender’s rights with respect thereto.  Upon such assignment, Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee.  Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Lender and such holder, be entitled to the same benefits as Lender with respect to any security for the Obligations in which such holder is a participant.  Borrower agrees that each such holder may exercise any and all rights of set-off and counterclaim with respect to its participation in the Obligations as fully as though Borrower were directly indebted to such holder in the amount of such participation.

14.6 Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.7 Publicity.  Borrower hereby consents to the issuance by Lender of (a) a public announcement or press release relating to the financial arrangement entered into between the Borrower and Lender in substantially the form annexed hereto as Exhibit G, as well as (b) other announcements which are commonly known as tombstones, in such publications and to such selected parties as Lender shall in its sole and absolute discretion deem appropriate, or as required by applicable law.

14.8 Section or Paragraph Headings. Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

14.9 Governing Law.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law (without giving effect to conflict of law rules).

14.10 Waiver of Jury Trial.  THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING EITHER DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING BETWEEN BORROWER, LENDER OR ITS SUCCESSORS AND ASSIGNS, OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS AND/OR THE COLLATERAL.  IT IS INTENDED THAT SAID WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, AND/OR COUNTERCLAIMS IN ANY ACTION OR PROCEEDINGS BETWEEN BORROWER AND LENDER.  BORROWER WAIVES ALL RIGHTS TO INTERPOSE ANY CLAIMS, DEDUCTIONS, SETOFFS OR COUNTERCLAIMS OF ANY KIND, NATURE OR DESCRIPTION IN ANY ACTION OR PROCEEDING INSTITUTED BY LENDER WITH RESPECT TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL OR ANY MATTER ARISING THEREFROM OR RELATING THERETO, EXCEPT COMPULSORY COUNTERCLAIMS.

14.11 Consent to Jurisdiction.  Borrower and Lender each hereby (a) irrevocably submits and consents to the exclusive jurisdiction of the Supreme Court for New York County, State of New York, and the United State District Court for the Southern District of New York with respect to any action or proceeding arising out of this Agreement, the Note, the other Obligations, the other Loan Documents, the Collateral or any matter arising therefrom or relating thereto and (b) waives any objection based on venue or forum non conveniens with respect thereto.  In any such action or proceeding, Borrower waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by certified mail, return receipt requested, directed to Borrower at its chief executive office set forth herein or other address thereof of which Lender has received notice as provided herein, service to be deemed complete as permitted under the rules of either of said Courts.  Any such action or proceeding commenced by Borrower against Lender will be litigated only in the New York Supreme Court for New York County, State of New York, and the United States District Court for the Southern District of New York.

14.12 Entire Agreement.  This Agreement, the other Loan Documents, any supplements or amendments hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

14.13 Counterparts.  This Agreement may be executed in counterparts, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

EMAGIN CORPORATION

By:	/s/
Name
Title

MORIAH CAPITAL L.P.

By:	Moriah Capital Management, L.P., General Partner
By:	Moriah Capital Management, GP, LLC, General Partner

By:	/s/
Name
Title

[SIGNATURE PAGE OF LOAN AND SECURITY AGREEMENT]

SCHEDULE 2.4
TO
LOAN AND SECURITY AGREEMENT

The Company shall use the loans for working capital purposes and not to redeem any Common Stock or Common Stock Equivalents or to settle any outstanding litigation.

SCHEDULE 8.17
TO
LOAN AND SECURITY AGREEMENT

LOCATION OF COLLATERAL

eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533

eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Bellevue, WA  98004

ASTERIA MANUFACTURING SDN BHD
WISMA AIC LOT 3
SELANGOR DARU EHASN
MALAYSIA

SCHEDULE 8.18
TO
LOAN AND SECURITY AGREEMENT

CUSTOMERS AND VENDORS

SCHEDULE 8.29
TO
LOAN AND SECURITY AGREEMENT

INDEBTEDNESS

Great Plains	$(15,340)

6% Debentures	(6,020,000)

Empire State (NY Urban Development)	(115,717)

$(6,151,057)

SCHEDULE 10.9
TO
LOAN AND SECURITY AGREEMENT

DIVIDENDS

Holders of $6.02 million of convertible notes have the option to convert 50% of their notes into Series A Preferred Stock.  Notes converted into Series A Preferred Stock would be paid an annual dividend of 8%.

SCHEDULE 10.10
TO
LOAN AND SECURITY AGREEMENT

PAYMENTS TO AFFILIATES

Paul Cronson, a member of eMagin’s Board of Directors, is the Managing Director of Larkspur Capital.  Larkspur has been engaged to represent the Company if approached by a third party interested in merging or acquiring the Company.  His firm would be entitled to fees if a transaction were completed that resulted in a merger, acquisition or sale of eMagin’s assets.  Larkspur would also be entitled to fees if capital were raised from a firm introduced by them to the Company and to compensation fo expenses incurred.

Paul Cronson (Director) is a representative of Navicorp III a holder of $200,000 of our convertible notes.

John Atherly (Officer) is a holder of $40,000 of our convertible notes.

Olivier Prache (VP) is a holder of $10,000 of our convertible notes.

SCHEDULE 10.14
TO
LOAN AND SECURITY AGREEMENT

BANK ACCOUNTS

EXHIBIT A
TO
LOAN AND SECURITY AGREEMENT

Permitted Encumbrances

None other than the convertible notes due December 21, 2008

EXHIBIT B
TO
LOAN AND SECURITY AGREEMENT

Form of Revolving Loan Note

SECURED CONVERTIBLE REVOLVING LOAN NOTE

Up to $2,500,000

Dated: August 7, 2007

FOR VALUE RECEIVED, the undersigned, EMAGIN CORPORATION, a Delaware corporation, with its principal place of business located at 10500 N.E. 8th Street, Suite 1400 Bellevue, Washington 12533 (“eMagin” and “Borrower”) promises to pay to the order of MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 685 Fifth Avenue, New York, New York 10022, and its successors and assigns (“Lender”), on or before the Maturity Date, the principal sum of up to Two Million Five Hundred Thousand Dollars ($2,500,000) in accordance with the Loan and Security Agreement, of even date herewith, entered into by and between Borrower and Lender (as amended from time to time, the “Agreement”).  Capitalized terms used herein and not defined herein shall have their respective meanings as set forth in the Agreement.

INTEREST; DUE DATE:  Interest shall be due and payable as provided in the Agreement.  The Loan and all other Indebtedness evidenced hereby not paid before the Maturity Date shall be due and payable on the Maturity Date.

MAXIMUM RATE OF INTEREST:  It is intended that the rate of interest herein shall never exceed the maximum rate, if any, which may be legally charged on the Loans evidenced by this Note (the “Maximum Rate”), and if the provisions for interest contained in this Note would result in a rate higher than the Maximum Rate, interest shall nevertheless be limited to the Maximum Rate, and any amounts which may be paid toward interest in excess of the Maximum Rate shall be applied to the reduction of principal, or, at the option of Lender, returned to Borrower.

PLACE OF PAYMENT:  All payments hereon shall be made, and all notices to Lender required or authorized hereby shall be given, at the office of Lender at the address designated in the Agreement, or to such other place as Lender may from time to time direct by written notice to Borrower.

APPLICATION OF PAYMENTS:  All payments received hereunder shall be applied in accordance with the provisions of the Agreement.

PAYMENT AND COLLECTION:  All amounts payable hereunder are payable by check or wire transfer in immediately available funds to the account number specified by Lender, in lawful money of the United States.  Borrower agrees to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing said Indebtedness.

SECURITY:  This Note is issued pursuant to the Agreement and is secured by a pledge of the Collateral as described in the Loan Documents.  Notwithstanding the pledge of the Collateral described above, Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Note are recourse obligations of Borrower to which Borrower pledges its full faith and credit.

DEFAULTS:  Upon the happening of an Event of Default, Lender shall have all of the rights and remedies set forth in the Agreement.

The failure to exercise any of the rights and remedies set forth in the Agreement shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect of the same event or any other event.  The acceptance by Lender of any payment which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights and remedies at that time or at any subsequent time or nullify any prior exercise of any such rights or remedies without the express consent of Lender, except as and to the extent otherwise provided by law.

WAIVERS:  Borrower waives diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note.

TERMINOLOGY:  Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note.  Any reference herein to Borrower shall mean eMagin and any of its Subsidiaries that may be bound under any of the Loan Documents.

AGREEMENT:  Reference is made to the Agreement for provisions as to the Loan, rates of interest, Collateral, acceleration and release matters.  If there is any conflict between the terms of this Note and the terms of the Agreement, the terms of the Agreement shall control.

APPLICABLE LAW:  This Note shall be governed by and construed and interpreted in accordance under the laws of the State of New York, the laws of which Borrower hereby expressly elects to apply to this Note, without giving effect to provisions for choice of law thereunder.  Borrowers agree that any action or proceeding brought to enforce or arising out of this Note shall be commenced in accordance with the provisions of the Agreement.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, this Secured Convertible Revolving Loan Note has been duly executed and delivered as of the day and year first above written.

EMAGIN CORPORATION

By:	/s/
Name
Title

EXHIBIT C
TO
LOAN AND SECURITY AGREEMENT

Form of Intercreditor Agreement

EXHIBIT C
INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT,  dated  August 7, 2007, by and among MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 685 Fifth Avenue, New York, New York 10022 (“Moriah”), ALEXANDRA GLOBAL MASTER FUND LTD., a British Virgin Islands international business company with the offices of its investment advisor at 767 Third Avenue, 39th Floor, New York, New York 10017 (“Alexandra”), in its capacity as collateral agent pursuant to the Noteholder Agreements (such capitalized term and all other capitalized terms used herein having the respective meanings provided in this Agreement) acting for and on behalf of the holders of Notes (in such capacity, the “Notes Collateral Agent” as hereinafter further defined) and EMAGIN CORPORATION, a Delaware corporation, with its principal place of business located at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004 (the “Borrower”).

R E C I T A L S:

A.              The Notes Collateral Agent is the collateral agent under the Pledge and Security Agreement, dated as of July 21, 2006, made by the Borrower to the Notes Collateral Agent, as amended by Amendment No. 1 to Pledge and Security Agreement, dated as of July 23, 2007 by and between the Borrower and the Notes Collateral Agent (the “Note Pledge Agreement”) for the benefit of the holders (the “Noteholders”) from time to time of the Amended and Restated 8% Senior Secured Convertible Notes Due 2008 issued by the Borrower (the “Notes”) pursuant to the several Note Purchase Agreements, dated as of July 21, 2006, by and between the Borrower and the several investors named therein, as amended by the several Amendment Agreements, dated as of July 23, 2007, by and between the Borrower and the several investors named therein (the “Note Purchase Agreements”) and, to secure the Borrower’s obligations to the Noteholders, the Notes Collateral Agent and the holders of Series A Senior Secured Convertible Preferred Stock, par value $0.001 per share, of the Borrower issued or issuable upon conversion of the Notes, the Borrower granted to the Notes Collateral Agent a security interest in and to the property of the Borrower described on Schedule 2 annexed hereto (collectively, the “Notes Collateral”).

B.              Pursuant to a Loan and Security Agreement, of even date herewith, between Moriah and Borrower (as the same may hereafter be amended, the “Moriah Loan Agreement;” the term “Moriah Loan Agreements” shall include all of the Loan Documents, as that term is defined in the Moriah Loan Agreement), Moriah is providing an accounts receivable and inventory based credit facility to Borrower that is secured by all now owned and hereafter acquired property (including, without limitation, real property) and assets of Borrower and the proceeds and products thereof, as more particularly described in Schedule 1 annexed hereto (collectively, the “Moriah Collateral”).

C.              It is a condition to the consummation of the transactions contemplated by the Moriah Loan Agreements that the Notes Collateral Agent subordinate its liens in the Accounts and Inventory as the same may be included in the Notes Collateral on terms satisfactory to Moriah.

D.              The Notes Collateral Agent and Moriah have each filed or may hereafter file financing statements under the Uniform Commercial Code, as may be amended from time to time (“UCC”) with respect to the Notes Collateral and the Moriah Collateral, respectively, in connection with the foregoing.

E.              The Notes Collateral Agent and Moriah desire to agree on the relative priority of their respective security interests in, and liens on, their respective collateral.

In consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the Notes Collateral Agent and Moriah mutually covenant, warrant and agree as follows:

1.           Definitions.  All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with the terms thereof.  The following terms (including both the singular and plurals thereof) shall have the following meanings unless the context indicates otherwise:

1.1 “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §§101 et seq.).

1.2 “Claim” or “Claims” means, as applicable, the Moriah Claim and/or the Noteholder Claim.

1.3 “Collateral” means all property and interests in property now owned or hereafter acquired by any Loan Party in or upon which a security interest or mortgage lien is granted to Moriah or the Notes Collateral Agent under the Security Documents.

1.4 “Creditors” shall mean Moriah, the Noteholders and the Notes Collateral Agent and their respective successors and assigns.

1.5 “Enforcement Action” means with respect to a Claim, the demand for payment or acceleration of such Claim, the repossession of any Collateral, the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Noteholder Agreements, the Moriah Loan Agreements, or applicable law with respect to such Claim, including, but not limited to, judicial or UCC foreclosure, provided that Enforcement Action shall not include the filing of a claim in an Insolvency Proceeding.

1.6 “Enforcement Notice” means a written notice delivered by the Enforcing Party to the other Party stating that an "Event of Default" (as defined in the Noteholder Agreements or the Moriah Loan Agreements, respectively) has occurred and is continuing and that an Enforcement Period has commenced.

1.7 “Enforcement  Period” means the period of time following the receipt by either the Notes Collateral Agent or Moriah of an Enforcement Notice until (a) the Noteholder Claim is Paid in Full (if the Notes Collateral Agent is the Enforcing Party) or the Moriah Claim is Paid in Full (if Moriah is the Enforcing Party), or (b) the Creditors agree in writing to terminate such Enforcement Period.

1.8 “Enforcing Party” means Moriah in the case of an Enforcement Action with respect to the Moriah Claim, and the Notes Collateral Agent in the case of an Enforcement Action with respect to the Noteholder Claim.

1.9 “Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Loan Party.

1.10 “Loan Party” means Borrower and each subsidiary of Borrower which is now or may hereafter become a party to the Noteholder Agreements or the Moriah Loan Agreements.

1.10A “Lockbox Agreement” means the Lockbox Agreement, dated as of July 21, 2006, by and between the Borrower and the Notes Collateral Agent, as amended by Amendment No. 1 to Lockbox Agreement, dated as of July 23, 2007, by and between the Borrower and the Notes Collateral Agent.

1.11 “Maximum Moriah Debt” means the sum of (a) $2,500,000, plus (b) such other indebtedness that may be permitted to be incurred from time to time on or after the date hereof under the terms of the Notes as Permitted Indebtedness as such term is defined in the Notes.

1.12 “Moriah Claim” means all of the obligations of the Loan Parties to Moriah as set forth in the Moriah Loan Agreements.

1.13 “Moriah Senior Collateral” means the Collateral described in Section 2.1(a) in which Moriah has a senior lien or security interest.

1.14 “Noteholder Agreements” means the Note Purchase Agreements, the Notes, the Note Pledge Agreement, the Patent and Trademark Security Agreement, dated as of July 21, 2006, by and between the Borrower and the Notes Collateral Agent, as amended by Amendment No. 1 to Patent and Trademark Security Agreement dated as of July 23, 2007, by and between the Borrower and the Notes Collateral Agent, the Lockbox Agreement, the Certificate of Designations of Series A Senior Secured Convertible Preferred Stock of the Borrower, the Amended and Restated Common Stock Purchase Warrants issued by the Borrower to the holders of Notes pursuant to the Note Purchase Agreements and the other agreements, instruments and documents contemplated thereby.

1.15 “Noteholder Claim” means all obligations of the Loan Parties to the Notes Collateral Agent and the Noteholders as set forth in the Noteholder Agreements.

1.16 “Noteholder Senior Collateral” means the Collateral described in Section 2.1(b) in which the Notes Collateral Agent has a senior lien or security interest.

1.17 “Notes Collateral Agent” means Alexandra in its capacity as collateral agent pursuant to the Note Pledge Agreement and the other applicable Noteholder Agreements, and its successors and assigns including any replacement or successor trustee or agent or any additional trustee or agent.

1.18 “Paid in Full” means, in the case of the Moriah Claim, the aggregate outstanding, unpaid amount of the Moriah Claim has been paid in full in cash and all commitments to make loans or extend other financial accommodations have terminated and, in the case of the Noteholder Claim, the aggregate outstanding unpaid amount of the Noteholder Claim has been paid in full in cash and all commitments to make loans or extend other financial accommodations have terminated.  If after receipt of any payment of, or proceeds of collateral applied to the payment of, either any Moriah Claim or Noteholder Claim, as the case may be, any of the Creditors is required to surrender or return such payment or proceeds to any person for any reason, then the Moriah Claim or Noteholder Claim as applicable, intended to be satisfied by such payment or proceeds shall be reinstated and continue as if such payment or proceeds had not been received by such Creditor, as the case may be.  Notwithstanding anything to the contrary contained herein, for purposes of this definition, the Moriah Claim shall not include any amount of the Moriah Claim in excess of the Maximum Moriah Debt.

1.19 “Party” means Moriah or the Notes Collateral Agent.

1.20 “Person” or “person” means, as applicable, any individual, sole proprietorship, partnership, corporation, limited liability company, limited liability partnership, partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.21 “Post-Petition Interest” means interest at the contract rate under the Moriah Loan Agreements or the Noteholder Agreements, as applicable, accruing subsequent to the filing of any Insolvency Proceeding as to any Loan Party whether or not such interest is an allowable claim in any such Insolvency Proceeding.

1.22 “Security Documents” means, collectively, the Noteholder Agreements and the Moriah Loan Agreements.

2.           Intercreditor Agreement.

2.1.           Lien Priorities.  Notwithstanding (a) the date, manner or order of filing, recordation, or perfection of the security interests or liens granted in favor of Moriah and the Notes Collateral Agent, (b) any provisions of the UCC, or any applicable law or decision, (c) the provisions of the Moriah Loan Agreements, Noteholder Agreements or any contract between any of the Creditors on one hand, and the Borrower or any affiliate thereof, on the other hand, or (d) whether either Moriah or the Notes Collateral Agent holds possession of all or any part of the Collateral, the following, as between Moriah and the Notes Collateral Agent, shall be the relative priority of the security interests and liens of Moriah and the Notes Collateral Agent in the Collateral:

(a)           Moriah shall have a first and prior security interest to the extent set forth herein in all Accounts and Inventory as defined in the Section 9-102 of the UCC.  The Notes Collateral Agent shall have a second and subordinate security interest in the foregoing property and interests in such property; provided, that, any amount of the Moriah Claim in excess of the Maximum Moriah Debt at any time outstanding (together with the interest on such excess) shall not be entitled to the benefit of the priority of the security interest of Moriah provided for in this Section 2.1(a).

(b)           The Notes Collateral Agent shall have a first and prior security interest in the remainder of the Collateral that is the subject of the Noteholder Agreements and Moriah shall have a second and subordinate security interest in such Notes Collateral whether now owned or hereafter created by any Loan Party.

Neither Moriah nor the Notes Collateral Agent shall contest the validity, perfection, priority or enforceability of any lien or security interest heretofore granted to the other Party or granted in connection herewith or contemplated hereby.  Notwithstanding any failure of a Party to perfect its security interests in any Collateral or any other defect in any security interests or obligations owing to such Party, the priority and rights as between the parties hereto shall be as set forth herein.

2.2.           Distribution of Proceeds of Collateral.

(a)           No Enforcement Period:  Except as provided in Section 2.2(b) below (with respect to distribution of proceeds of Collateral during an Enforcement Period):

(i)           All realizations upon and proceeds of Moriah Senior Collateral shall be paid to Moriah for application to the Moriah Claim, with any residual proceeds after satisfaction of the Moriah Claim being paid to the Notes Collateral Agent for the benefit of the Noteholders.

(ii)           All realizations upon and proceeds of Noteholder Senior Collateral shall be paid to the Notes Collateral Agent for application to the Noteholder Claim, with any residual proceeds after satisfaction of the Noteholder Claim being paid to Moriah.

(b)           During Enforcement Period:  During any Enforcement Period, all proceeds of Collateral shall be distributed in accordance with the following procedure:

(i)           All realizations upon and proceeds of Moriah Senior Collateral shall be applied to the Moriah Claim.  After the Moriah Claim is Paid in Full and the Moriah Loan Agreements are terminated and fully paid or otherwise satisfied, any remaining proceeds of the Moriah Senior Collateral shall be applied to the Noteholder Claim.

(ii)           All realizations upon and proceeds of Noteholder Senior Collateral shall be applied to the Noteholder Claim.  After the Noteholder Claim is Paid in Full and the Noteholder Agreements are terminated and fully paid or otherwise satisfied, any remaining proceeds of the Noteholder Senior Collateral shall be applied to the Moriah Claim.

(iii)           After the Moriah Claim and the Noteholder Claim have been paid in full in cash and all commitments to make loans or extend other financial accommodations have terminated, the balance of the realizations upon and proceeds of the Collateral, if any, shall be paid to the respective Loan Party or as otherwise required by applicable law.

(c)           Payments Held in Trust.  Should any payment or distribution be received by a Party that is not permitted to receive and retain such payment or distribution pursuant to the terms hereof, such Party shall receive and hold the same in trust, as trustee, for the Party entitled to receive and retain such payment, and shall forthwith deliver the same to such Party in precisely the form received (except for endorsement or assignment where necessary), for application to the Claim of such Party and, until so delivered, the recipient shall hold the same in trust as the property of such Party entitled to the same.  If a Party obligated to make an endorsement or assignment pursuant to the provisions of this Section fails to make any such endorsement or assignment, the permitted recipient of such payment or distribution, or any of its officers or employees, is hereby irrevocably authorized to make the same.

2.3.           Enforcement Actions.  Each of Moriah and the Notes Collateral Agent agrees not to commence or take any Enforcement Action until an Enforcement Notice has been given by such Enforcing Party to the other Party.  Subject to the foregoing, Moriah and the Notes Collateral Agent agree that during an Enforcement Period:

(a)
Moriah may, at its option, take and continue any Enforcement Action with respect to Moriah Senior Collateral and realize thereon, without the prior written consent of the Notes Collateral Agent, provided that during any Enforcement Period with respect to the Noteholder Senior Collateral, Moriah shall not commence or take any Enforcement Action or realize upon the Noteholder Senior Collateral without the Notes Collateral Agent's prior written consent.

(b)
Subject to the standstill period described in Section 2.3(e) below, the Notes Collateral Agent may, at its option, take and continue any Enforcement Action with respect to the Noteholder Senior Collateral and realize thereon without the prior written consent of Moriah, provided that during any Enforcement Period with respect to the Moriah Senior Collateral, the Notes Collateral Agent shall not commence or take any Enforcement Action or realize upon any of the Moriah Senior Collateral without Moriah's prior written consent. In furtherance and not in limitation of the foregoing, during an Enforcement Period, the Notes Collateral Agent shall not take any action to enforce its rights under the Lockbox Agreement, whether pursuant to Section 2 thereof or otherwise.

(c)
If both Moriah and the Notes Collateral Agent elect to proceed with Enforcement Actions, then each shall proceed with the Enforcement Action of any security interests in or liens on any Collateral in which it has a senior lien or security interest, as described in and provided by Section 2.1, without prejudice to the other Party to join in any proceedings.

(d)	Each Enforcing Party shall so notify the other Party at such time as the Enforcing Party's Claim is Paid in Full.

(e)
Notwithstanding anything herein to the contrary, but subject to the proviso at the end of this paragraph, the Notes Collateral Agent agrees that, during the first five (5) days of an Enforcement Period (the “Standstill Period”), it shall not take any action to realize on the Noteholder Senior Collateral, so as not to impair the collection by Moriah of Borrower’s outstanding accounts receivable during that period; provided, however, that the Notes Collateral Agent shall be entitled to take such action as it deems necessary in its sole discretion to (i) protect its secured position during the Standstill Period, (ii) protect its interest from claims or liens of third parties or governmental authorities, or (iii) preserve the Noteholder Senior Collateral from deterioration or diminishment.

2.4.           Accountings.  Each of Moriah and the Notes Collateral Agent agree upon the occurrence of any Enforcement Action, to render accountings to the other, upon reasonable request of the other, giving effect to the application of realizations upon and proceeds of Collateral as hereinbefore provided.

2.5.           Notices of Defaults.  Moriah and the Notes Collateral Agent agree to give to the other copies of any notice of the occurrence of an Event of Default, respectively, simultaneously with the sending of such notice to the applicable Loan Party, but the failure to give or forward any such notice shall not affect the validity of such notice, create a cause of action against the Party failing to give such notice, or create any claim or right on behalf of the other Party or any third party.  The sending or receipt of such notice shall not obligate the recipient to cure such Event of Default.

2.6.           Agency for Perfection.  Moriah and the Notes Collateral Agent each hereby appoint each other as agent for purposes of perfecting their respective security interests and liens in the Collateral.  To the extent that either Party obtains possession of Collateral in which the other Party has a senior priority under the terms hereof, the Party having possession shall notify the other Party of such fact and shall deliver such Collateral to the Party having the senior priority upon request of such Party.  Each Party shall be a bailee for the other Party with respect to Collateral in such Party's possession.  If directed by a Loan Party, the bailee Party shall, after the Claim of such bailee Party has been Paid in Full, deliver the Collateral in its possession to the other Party.

2.7.           UCC Notices.  In the event that Moriah or the Notes Collateral Agent shall be required by the UCC or any other applicable law to give notice to the other of intended disposition of Collateral, such notice shall be given in accordance with Section 3.8 hereof, and five (5) days' notice shall be deemed to be commercially reasonable.

2.8.           Information Sharing. Upon the occurrence and continuance of an Enforcement Period, in the event that either Moriah or the Notes Collateral Agent shall, in connection with any Enforcement Action, receive possession or control of any books and records which contain information identifying or pertaining to any of the property of any Loan Party in which the other Party has been granted a lien, it shall notify the other Party that it has received such books and records and shall, as promptly as practicable thereafter, make available to the other Party duplicate copies of such books and records in the same form as the original.  All reasonable expenses incurred by either Moriah or the Notes Collateral Agent in performing its obligations under this paragraph shall be borne by the Loan Parties and shall constitute indebtedness under the respective Party's agreements with the Loan Parties.  The failure of either Party to share information shall not create a cause of action against the Party failing to share information or create any claim on behalf of any Loan Party or any third party.

2.9.           Obligations of the Loan Parties Unconditional.  Nothing contained herein is intended to or shall increase or impair the obligations, liabilities and indebtedness of the Loan Parties to pay the Claims as and when the same shall become due and payable in accordance with the terms of the Moriah Loan Agreements and the Noteholder Agreements, as applicable, or to affect the relative rights of the Loan Parties and creditors of the Loan Parties other than the Creditors.

2.10.         Continuing Obligations.  This Agreement shall be irrevocable and shall continue in effect until each Claim has been Paid In Full.  This is a continuing agreement and each Party may continue, at any time and without notice to the other Party, to extend credit to or for the benefit of the Loan Parties on the faith hereof.

2.11.         Certain Waivers.

(a)           The Notes Collateral Agent acknowledges that Moriah has not made any warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Moriah Loan Agreements or the collectibility of the Moriah Claim.

(b)           Each of the Notes Collateral Agent and Moriah shall be entitled to manage and supervise its financial arrangements with each Loan Party in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, without affecting the validity or enforceability of this Agreement.

(c)           Moriah shall have no liability to the Notes Collateral Agent for, and the Notes Collateral Agent hereby waives any claim which the Notes Collateral Agent may now or hereafter have against Moriah arising out of any and all actions which Moriah, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in any existing or future Collateral, actions with respect to the occurrence of a default or event of default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Noteholder Claim from any account debtor, guarantor or any other person) with respect to and in accordance with any Moriah Loan Agreements or any other agreement related thereto or to the collection of the Moriah Claim or the valuation, use, protection or release of the Collateral, so long as any such actions are taken in a manner consistent with the terms of this Agreement or any election of the application of Section 1111(b)(2) of the Bankruptcy Code.

(d)           Moriah acknowledges that the Notes Collateral Agent has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Noteholder Agreements or the collectibility of the Noteholder Claim.

(e)           The Notes Collateral Agent shall have no liability to Moriah for, and Moriah hereby waives any claim which Moriah may now or hereafter have against the Notes Collateral Agent arising out of any and all actions which the Notes Collateral Agent, in good faith, takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in any existing or future Collateral, actions with respect to the occurrence of a default or event of default, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Moriah Claim from any account debtor, guarantor or any other person) with respect to and in accordance with the Noteholder Agreements or  any other agreement related thereto or to the collection of the Noteholder Claim or the valuation, use, protection or release of the Collateral, so long as any such actions are taken in a manner consistent with the terms of this Agreement or any election of the application of Section 1111(b)(2) of the Bankruptcy Code.

2.12.         Modifications and Waivers.  Any modification or waiver of any provision of this Agreement, or any consent to any departure by either Party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by Moriah and the Notes Collateral Agent, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given.  Any notice to or demand on any Party in any event not specifically required hereunder shall not entitle the Party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.  Each Loan Party hereby acknowledges and agrees that this Agreement may be amended or otherwise modified without notice to or consent by any Loan Party.

2.13.         Insurance.  The Party having a senior security interest or lien in the Collateral shall have, subject to such Party’s rights under its agreements with the Loan Parties, the sole and exclusive right, as against the other Party, to adjust settlement of such insurance policy in the event of any loss.

2.14          Effect of Bankruptcy.  This Agreement shall be and remain enforceable notwithstanding any Insolvency Proceeding by or against the Borrower.

3.           Miscellaneous.

3.1.           Representations, Warranties and Covenants.  Each Party represents, warrants and covenants to the other that:

(a)           except as set forth herein, it has not subordinated, and agrees that it will not subordinate at any time while this Agreement remain in effect, any right, claim or interest of any kind in or to the Collateral as to which such Party has a senior lien or security interest, and any subordination in violation of this sub-paragraph shall be null and void;

(b)           it has not assigned or transferred any right, claim or interest of any kind in or to its Claim; and

(c)           the execution, delivery and performance by or on behalf of such Party has been duly authorized by all necessary action, corporate or otherwise, does not violate any provision of law, governmental regulation, or any agreement or instrument by which such Party is bound, and requires no governmental or other consent that has not been obtained.

3.2.           No Benefit to Third Parties.  The terms and provisions of this Agreement shall be for the sole benefit of the Creditors and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under or because of this Agreement.

3.3.           Independent Credit Investigations.  Neither Party nor any of their respective directors, officers, agents or employees shall be responsible to any other person for the solvency, financial condition or ability of any Loan Party to repay the Moriah Claim or the Noteholder Claim, or for statements of any Loan Party, oral or written, or for the validity, sufficiency or enforceability of the Moriah Claim or the Noteholder Claim, the Moriah Loan Agreements, the Noteholder Agreements, or any liens or security interests granted by any Loan Party in connection therewith.  Each of the Creditors has entered into its respective financing agreements with Loan Parties based upon its own independent investigation and makes no warranty or representation to the other Party with respect to matters identified or referred to in this paragraph.  If either Party, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to the other Party, such information shall be given with no representation or warranty of any kind from such Person and such Person shall be under no obligation (a) to provide any such information to any other Person at that time or to any Person on any subsequent occasion or (b) to undertake any investigation not a part of its regular business routine.

3.4           Amendments to Financing Arrangements or to this Agreement.  Moriah and the Notes Collateral Agent shall each endeavor to notify the other Party of any material amendment or modification of the Moriah Loan Agreement or the Noteholder Agreements, respectively, but the failure to do so shall not create a cause of action against the Party failing to give such notice or create any claim or right on behalf of the other Party.  Moriah and the Notes Collateral Agent shall, upon request of the other Party, provide copies of all such modifications or amendments and copies of all other documentation relevant to the Collateral.

3.5.           Marshaling of Assets.  The Notes Collateral Agent hereby waives any and all rights to have the Moriah Senior Collateral, or any part thereof, marshaled upon any foreclosure of any of Moriah's liens thereon or with respect to any other Enforcement Action by Moriah.  Moriah hereby waives any and all rights to have the Noteholder Senior Collateral, or any part thereof, marshaled upon any foreclosure of the Notes Collateral Agent's liens thereon or with respect to any other Enforcement Action by the Notes Collateral Agent.  If any Claim is now or hereafter secured by collateral other than the Collateral described hereunder, the Party holding such collateral shall have no obligation to marshal such collateral before enforcing its rights in the Collateral hereunder, and the other Party shall have no rights hereunder to share or participate in any proceeds of such other collateral.  Each Party shall have the right, subject to Section 2.3, to take Enforcement Action against Collateral in such order, or in whole or in part, and subject to such conditions as such Enforcing Party determines in its sole discretion.

3.6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each of the Parties, but does not otherwise create, and shall not be construed as creating, any rights enforceable by any Loan Party or any other person not a party to this Agreement.

3.7.           Agreement Absolute.  This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no act or omission on the part of any Party to this Agreement shall affect or impair the agreement of the other Party hereunder.  Each of the Parties hereby authorizes the other Party to (a) change any terms relating to such obligations of and Loan Party to such Party or the loan agreements relating thereto as such other Party in its discretion may deem advisable and with Borrower’s agreement; (b) grant renewals, increases or extensions of the time for payment of the Claim of such Party; (c) receive notes or other evidences of the obligations of the Loan Parties to such other Party or renewals, increases or extensions thereof; and (d) take or omit to take any action for the enforcement of, or waive any rights with respect to, any obligation of the Loan Parties to such other Party without invalidating or impairing any provision hereof.  The Parties hereby acknowledge and agree that this Agreement does not increase or expand the obligations of Borrower under the respective Security Documents to which the Parties are party.  Further, the Parties acknowledge that if Borrower, in good faith, shall make a payment of Claims in a manner that is inconsistent with the terms hereof, it shall have no liability to either Party therefor as long as Borrower cooperates with the Parties to rectify such mistake.

3.8.           Notice.  All notices, requests and demands to or upon the respective parties shall be given in writing and shall be deemed to have been duly given or made upon receipt by the receiving party.  All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to Moriah:	Moriah Capital, L.P.
685 Fifth Avenue
New York, New York 10022
Attention: Greg Zilberstein
With a copy to:
Cohen Tauber Spievack & Wagner LLP
420 Lexington Avenue
Suite 2400
New York, New York 10170
Attention: Adam Stein, Esq.

If to the Notes
Collateral Agent:	Alexandra Global Master Fund Ltd.
c/o Alexandra Investment Management, LLC
767 Third Avenue
39th Floor
New York, New York 10017
Attention: Chief Legal Officer

3.9.           Relationship of Parties.  This Agreement is entered into solely for the purposes set forth herein, and except as expressly provided herein, neither Party assumes any other duties or responsibilities to the other regarding the financial condition of the Borrower or any other Party, or regarding any collateral, or regarding any other circumstance bearing upon the risk of nonpayment of the obligations of the Borrower under any of the agreements hereinabove referred to.  Each Party shall be responsible for managing its banking investments and/or business relationships with the Borrower, and neither Party shall be deemed to be the agent of the other for any purpose (except for the limited purpose set forth in Section 2.6) nor shall any party hereto be deemed to be acting in concert with, or at the direction of, any other party.

3.10.          Governing Law.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of New York (without giving effect to choice of law or conflict of law rules).

3.11.          Consent to Jurisdiction.  Each Party hereby (a) irrevocably submits and consents to the exclusive jurisdiction of the Supreme Court for New York County, State of New York, and the United State District Court for the Southern District of New York with respect to any action or proceeding arising out of this Agreement or any matter arising therefrom or relating thereto and (b) waives any objection based on venue or forum non conveniens with respect thereto.

3.12.          Counterparts.  This Agreement may be executed in counterparts and by facsimile or other electronic transmission, each of which when so executed, shall be deemed an original, but all of which together shall constitute but one and the same instrument.

3.13           Headings.  The headings, captions and footers of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

3.14           Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

3.15           Entire Agreement; Benefit.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the subject matter hereof.  This Agreement and the terms and provisions hereof are for the sole benefit of only the Notes Collateral Agent, for the benefit of the Noteholders, and Moriah and their respective successors and permitted assigns.

3.16           Waiver.  Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, or any course of dealing between the parties, shall not operate as a waiver thereof or an amendment hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or exercise of any other right or power.

3.17           Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[Remainder of this Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Intercreditor Agreement has been duly executed as of the day and year first above written.

ALEXANDRA GLOBAL MASTER FUND LTD.,
As Notes Collateral Agent

By:	ALEXANDRA INVESTMENT
MANAGEMENT, LLC,
As Investment Advisor

By:	/s/
Name
Title

MORIAH CAPITAL, L.P.

By:	Moriah Capital Management, L.P.,
General Partner

By:	Moriah Capital Management, GP, LLC,
General Partner

By:	/s/
Name
Title

Acknowledged and agreed to by:

EMAGIN CORPORATION

By:	/s/
Name
Title

ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees to the foregoing terms and provisions.  By executing this Agreement, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof as they relate to the relative rights of the Notes Collateral Agent and Moriah as between them. The undersigned further agrees that: (i) the terms of this Agreement shall not give the undersigned any substantive rights vis-a-vis either the Notes Collateral Agent, the Noteholders or Moriah, (ii) it does not and will not receive any right, benefit, priority or interest under or because of the existence of this Agreement, (iii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the opinion of any Creditor to effectuate the provisions and purposes of this Agreement and (iv) this Agreement may be amended or supplemented from time to time without notice to, or the consent of, the undersigned.

If either Moriah or the Notes Collateral Agent shall enforce its rights or remedies in violation of the terms of this Agreement, the undersigned agrees that it shall not use such violation as a defense to any Enforcement Action by either Moriah or the Notes Collateral Agent nor assert such violation as a counterclaim or basis for set-off or recoupment against either Moriah, the Noteholders or the Notes Collateral Agent.

EMAGIN CORPORATION

August7, 2007	By:	/s/
Name
Title

Schedule 1

Moriah Collateral

All now owned and hereafter acquired property (including, without limitation, real property) and assets of Borrower and the Proceeds and products thereof (which property, assets together with all other collateral security for the Obligations now or hereafter granted to or otherwise acquired by Lender, are referred to herein collectively as the "Collateral"), including, without limitation, all property of Borrower now or hereafter held or possessed by Lender and including the following (capitalized terms used but not defined herein have the meanings given to them in the Moriah Loan Agreement):

(a) All now owned and hereafter acquired:  Accounts; contract rights; chattel paper (including, but not limited to, rentals and other amounts payable under leases of equipment to customers pursuant to which Borrower is the lessor or assignee of any lessor); general intangibles (including, but not limited to, tax and duty refunds, patents, patent applications, trademarks, trademark applications, tradenames and tradestyles, copyrights, copyright applications, trade rights (whether or not registered), discoveries, improvements, processes, know-how, formulas, trade secrets, service marks, other rights in intellectual property (whether patentable or not), goodwill, customer and mailing lists, life insurance policies, licenses (whether as licensor or licensee), franchises and permits); documents (including, without limitation, all warehouse receipts); instruments; all guaranties, letters of credit, steamship guaranties, airway releases or other similar guaranties, agreements or property securing or relating to any of the items referred to above (including, but not limited to, purchase money security interests granted by Account Debtors in connection with installment sales); all cash monies, investment properties, deposits, securities, bank accounts, deposit accounts, credits and other property now or hereafter held in any capacity by Lender;

(b) Inventory;

(c) Equipment and fixtures;

(d) All now owned and hereafter acquired right, title and interests of Borrower in, to and in respect of any real or other personal property in or upon which Lender has or may hereafter have a security interest, Lien or right of setoff;

(e) All of Borrower's existing and future leasehold interests in premises or facilities leased from third parties by Borrower;

(f) All present and future books and records relating to any of the above including, without limitation, all present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to any of the foregoing maintained with or by any other Person); and

(g) Any and all products and Proceeds of the foregoing in any form including, without limitation, all insurance claims, warranty claims and proceeds and claims against third parties for loss or destruction of or damage to any or the foregoing.

Schedule 2

Notes Collateral

The Notes Collateral includes each of the following, whether now existing or hereafter arising:

(1)           all Accounts of eMagin Corporation, a Delaware Corporation, (the “Borrower”) and, if the Collateral Agent exercises its rights under Section 3(b) of the Pledge and Security Agreement, dated as of July 21, 2006, by the Borrower, to Alexandra Global Master Fund Ltd., as Collateral Agent (the “Note Pledge Agreement”), the Lockbox and each and every General Intangible relating thereto;

(2)           all Inventory of the Borrower;

(3)           all Equipment of the Borrower;

(4)           all Proprietary Information owned or licensed by the Borrower, whether existing on the date hereof or developed or acquired hereafter;

(5)           all of the Borrower’s right, title and interest in and to all Contracts, Documents, Chattel Paper, Instruments, Investment Property and General Intangibles, whether existing on the date hereof or hereafter arising;

(6)           all cash, securities, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of the Collateral, including, without limitation in respect of the cash or other property held in the Lockbox or the Collateral Account;

(7)           all Patents, Patent Licenses, Trademarks and Trademark Licenses;

(8)           all insurance policies to the extent they relate to items (1) through (7) above;

(9)           all books, ledgers, books of account, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating, or referring to any of the foregoing; and

(10)           to the extent not otherwise included, all Proceeds, products, rents, issues, profits and returns of and from any and all of the foregoing, which Proceeds may be in the form of Accounts, Chattel Paper, Inventory or otherwise;  all as provided in the Note Pledge Agreement.  Capitalized terms used herein but not defined herein shall have the meanings provided for such terms in the Note Pledge Agreement.

EXHIBIT D
TO
LOAN AND SECURITY AGREEMENT

Form of Securities Issuance Agreement

EXHIBIT D

SECURITIES ISSUANCE AGREEMENT

THIS SECURITIES ISSUANCE AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2007, by and between eMagin Corporation, a Delaware corporation (the “Company”), and Moriah Capital, L.P., a Delaware limited partnership (the “Lender”).

Capitalized terms not otherwise defined herein have the meaning set forth in that certain Loan and Security Agreement by and between Lender, as lender, and the Company, as borrower, of even date herewith (the “Loan Agreement”).

RECITALS

WHEREAS, the Company has authorized the issuance to Lender on the date hereof of shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), with an aggregate market value on the Closing Date of $195,000, based on the closing price of the Common Stock on the OTC Bulletin Board on the Closing Date (the “Initial Issued Shares”);

WHEREAS, the Company wishes to issue the Issued Shares (as defined below) to Lender;

WHEREAS, the Company has authorized the issuance to Lender, pursuant to the terms of the Loan Agreement, on the effective date of extension of the initial term of the Loan (if so extended), Common Stock with an aggregate market value of $195,000 based on the average closing price of the Common Stock on the OTC Bulletin Board or such other trading market which such Common Stock is then listed or traded, for the ten (10) trading days preceding such effective date(the “Contingent Issued Shares”) (the Contingent Shares, together with the Initial Issued Shares, are referred to herein as the “Issued Shares”); and

WHEREAS, the issuances and other obligations and transactions described and contemplated hereby are in partial consideration for Lender agreeing to enter into, perform or accept, as applicable, the Loan Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Issuance.

1.1	On the date of execution of this Agreement, also known as the Closing Date, the Company agrees to issue to Lender, and Lender agrees to acquire from the Company, the Initial Issued Shares.

1.2
On the date of extension of the initial term of the Loan, also known as the Extension Date, the Company agrees to issue to Lender, and Lender agrees to acquire from the Company, the Contingent Issued Shares, the certificate for which shares shall be delivered to Lender within five (5) days of such date.

2. Closing; Delivery.  (a) Closing Obligations of Company. At the Closing Date, except as set forth below, the Company shall have taken and shall take all actions necessary to issue the Issued Shares to Lender and to consummate the transactions contemplated hereby, including, without limitation, delivery or causing to be delivered to Lender the following:

(a)	A certificate for the Initial Issued Shares within five (5) days of the Closing Date;

(b)	executed originals, and delivery of, all of the Loan Documents; and

(c)	such other certificates, documents, receipts and instruments as Lender or its legal counsel may request.

(b) Closing Obligations of Lender.  At the Closing Date, Lender shall have taken and shall take all actions necessary for its acquisition of the Initial Issued Shares, and to consummate the transactions contemplated hereby.

3. Representations and Warranties of the Company.  The Company hereby represents and warrants to Lender as follows:

3.1 Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its properties and assets; to execute, deliver and perform or cause to be executed, delivered and performed this Agreement ; and to carry on its business as presently conducted.

3.2	Capitalization; Voting Rights.

(a) The authorized and issued capital stock of the Company as of the date hereof is as disclosed in the Company’s filings that are required by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) (the “SEC Reports”) to be filed with the Securities and Exchange Commission (“SEC”).

(b) Except as disclosed in the SEC Reports, other than: (i) Common Stock reserved for issuance under the Company’s stock option plans and (ii) the Issued Shares, there are no outstanding options, warrants, rights (including, but not limited to, conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or other arrangements or agreements of any kind for the purchase or acquisition from the Company or its Subsidiaries, of any of their securities.  Neither the offer, issuance or sale of any of, or the issuance of any of, the Issued Shares, nor the consummation of any transactions contemplated hereby, will result in a change in the price or number of any securities of the Company or its Subsidiaries authorized or issued.

(c) All issued and outstanding securities: (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable state and federal laws.

(d) The Issued Shares have been duly and validly reserved for issuance.  When issued in compliance with the provisions of this Agreement, the Issued Shares will be validly issued, fully paid and nonassessable, and will be free of any liens, charges, encumbrances, options, rights of first refusal, security interests, claims, mortgages, pledges, charges, easements, covenants, restrictions, (except as contained herein) obligations, or any other encumbrances (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof and any agreement to grant or to permit or suffer to exist any of the foregoing) or third party rights or equitable interests of any nature whatsoever or any Liens all of the above shall be referred to herein as a “Lien”.

3.3 Authorization; Binding Obligations.  All corporate action on the part of the Company necessary for the authorization of the Loan Documents, and the performance of the same, has been taken or will be taken prior to the Closing Date.  The Loan Documents, when executed and delivered, will be valid and binding obligations of the Company, enforceable against it in accordance with their terms.

3.4 Title to Properties and Assets; Liens, Etc.  Except for Permitted Encumbrances, each of the Company and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case not subject to any Liens.

3.5 No Conflicts.  Neither the Company nor any of its Subsidiaries is in violation or default of (a) any term of its formation documents or by-laws or (b) of any provision of any indebtedness for borrowed money, Contract any mortgage, indenture, lease, license, agreement or contract (collectively, “Contracts”) or judgment, order, writ, injunction, or decree (“Orders”).  The execution, delivery and performance of this Agreement and the Loan Documents will not, with or without the passage of time or giving of notice, result in any violation, or be in conflict with, or constitute a default under, any such term or provision of indebtedness for borrowed money, Contract or Order, or result in the creation of any Lien upon any of the securities, properties or assets of the Company or any of its Subsidiaries, or the suspension, revocation, impairment, forfeiture or nonrenewal of any licenses, permits, franchises, approvals, consents, waiver, notices, authorizations, qualifications, concessions, or the like.

3.6 Registration Rights and Voting Rights.  Except as disclosed in the Registration Rights Agreement, neither the Company nor any of its Subsidiaries is presently under any obligation, and neither the Company nor any of its Subsidiaries has granted any rights, to register any of the Company’s or its Subsidiaries’ securities.  Except as disclosed in any SEC Reports, to the Company’s best knowledge, no stockholder of the Company or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Company or any of its Subsidiaries.

3.7 Valid Offering.  Assuming the accuracy of the representations and warranties of Lender contained in this Agreement, the offer, sale and issuance of the Issued Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.8 SEC Reports.  The Company’s SEC Reports do not  contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.9 Fees; Brokers; Finders.  There are no fees, commissions or other compensation due to any third party in connection with the Loan Documents.  All negotiations relative to the Loan Documents, and the transactions contemplated thereby, have been carried on by the Company with Lender and without the intervention of any other person or entity acting on behalf of the Company, and in such manner as not to give rise to any claim against the Company or Lender for any finder's fee, brokerage commission or like payment, and if any such fee, commission or payment is payable, it shall be the sole responsibility of the Company and the Company shall pay, and indemnify Lender for, the same.

4. Representations and Warranties of Lender.  The Lender hereby represents and warrants to the Company that (a) the Lender has the power and authority to execute, deliver and perform this Agreement, (b) all partnership or corporate action on Lender’s part required for the execution, delivery and performance of this Agreement has been or will be taken on or prior to the Closing Date, (c) upon execution and delivery, this Agreement will be valid and binding obligations of Lender, enforceable in accordance with its terms, and (d) the Lender will not engage in “short sales” of the issued and outstanding Common Stock during the Term.

5. Covenants of the Company.  The Company covenants and agrees with Lender as follows:

5.1 Reporting Requirements.  The Company and its Subsidiaries will timely file with the SEC and state regulatory authorities all reports, documents, information and other material required to be filed or disclosed thereto.

5.2 Confidentiality.  The Company agrees that it will not disclose, and will not include in any public announcement, the name of Lender or the terms of this Agreement other than as permitted under the Loan Agreement or as required by law.

5.3 SEC Reporting.  The Company shall comply with all reporting requirements under the Securities Exchange Act, including, but not limited to, making available all required current information regarding the Company under Rule 144(c) under the Securities Act, so as to enable Lender to effect resales of the Issued Shares under Rule 144.  The Company shall cooperate with Lender in connection with all resales pursuant to Rule 144(d) and Rule 144(k) and provide legal opinions necessary to allow such resales, provided the Company and its counsel receive reasonably requested representations from Lender and broker, if any.

5.4 Indemnification.  The Company and its Subsidiaries agree, jointly and severally, to indemnify, hold harmless, reimburse and defend Lender, and Lender’s partners, officers, directors, agents, representatives, affiliates, members, managers, and employees, against any claim, cost, expense, liability, obligation, loss or damage (including, without limitations, reasonable legal fees) of any nature, incurred by or imposed upon them which results, arises out of, or is based upon: (a) any misrepresentation by the Company or any of its Subsidiaries, or breach of any warranty by the Company or any of its Subsidiaries in this Agreement, or in any exhibits or schedules attached hereto, and (b) any breach or default in performance by Company or any of its Subsidiaries of the their obligations hereunder.

6. Put Option.  The Company hereby grants to Lender an option (the “Put Option”) to sell all or any portion of the Issued Shares (the “Put Shares”) to the Company for a total purchase price of $195,000, pro-rated for any portion thereof (the “Put Price”).  The Put Option may be exercised with respect to any amount that is equal to or less than the entire balance of the outstanding Put Shares, at any time during the earlier to occur of the following Put Option exercise periods (the “Put Period”): (a) the ten (10) Business Day period commencing on the first anniversary hereof,  or (b)  the ten (10) Business Day period commencing on the date which is nine (9) months after the date that the registration statement for the registration of the Issued Shares is declared effective by the SEC .  If not exercised during the Put Period, the Put Option shall terminate and shall be of no further force or effect.  The Put Option shall be exercisable by Lender’s delivery of written notice to the Company (the “Put Notice”).  The Put Notice shall specify the date on which the closing of the purchase of the Put Shares shall take place (the “Put Closing Date”), which such date shall be no earlier than ten (10) days but no later than thirty (30) days from the date of the Put Notice.  On or before the Put Closing Date, Lender will deliver to the Company the certificate(s) representing the Put Shares (duly endorsed for transfer by Lender or accompanied by duly executed stock powers in blank) and the Company shall tender to Lender the Put Price in cash by wire transfer of immediately available funds to an account at a bank designated by Lender.  The Company and Lender acknowledge and agree that the Company’s obligation to purchase the Issued Shares from Lender pursuant to the Put Option is an Obligation secured by the Collateral and any related guarantees under the Loan Documents, and for so long as the Put Option is outstanding and, if exercised, the Put Price is not yet tendered, the Lender’s right to receive the Put Price shall be secured by the Collateral  and any related guarantees under the Loan Documents. Lender’s right to exercise the Put Option shall not be transferred or assigned to any third party.

6.1           Notwithstanding the foregoing, Lender shall have the right, but not the obligation, to accelerate the exercise of the Put Option upon a  Fundamental Transaction (as defined in the Loan Agreement), as follows: The Company shall send written notice of the proposed Fundamental Transaction (“Fundamental Transaction Notice”) no later than thirty (30) days prior to the date of the proposed consummation of the Fundamental Transaction, together with all relevant information relating thereto, in form sufficient to enable Lender to make an informed decision as to whether it should accelerate the Put Option.  Within fifteen (15) days of Lender’s receipt of the Fundamental Transaction Notice, Lender shall advise the Company whether the Lender has elected to accelerate the exercise of the Put Option.  Lender’s failure to timely notify the Company of Lender’s intention to accelerate the Put Option shall be deemed an intention to decline to accelerate the Put Option.

6.2           In addition, notwithstanding the foregoing, Lender shall have the right, but not the obligation, to accelerate the exercise of the Put Option following an Event of Default under the Loan Documents (which acceleration right shall not be waived if not exercised following a prior Event of Default), in which event the Put Price shall be added to the Obligations under the Loan Agreement and secured by the Collateral thereunder, and shall be immediately due and payable to Lender.

6.3           If any portion of the Note is converted into Common Stock pursuant to the Loan Documents, the Put Option set forth hereinabove, if not terminated by its terms herein, shall terminate.

7.           Miscellaneous.

7.1           Notices.  All notices, requests and demands to or upon the respective parties hereto shall be given in writing and shall be deemed to have been duly given or made upon receipt by the receiving party.  All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to the Company:

10500 N.E. 8th Street
Suite 1400
Bellevue, Washington 12533
Attention: John Atherly

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention:  Richard A. Friedman, Esq.

If to Lender:

685 Fifth Avenue
New York, New York 10022
Attention: Greg Zilberstein

With a copy to:

Cohen Tauber Spievack & Wagner LLP
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention:  Adam Stein, Esq.

7.2           Amendment.  Any modification or amendment shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision shall be in writing and signed by each affected party hereto or thereto, as applicable.

7.3           Construction.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or its counsel having, or being deemed to have, structured or drafted such provision.

7.4           Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other negotiations, representations, warranties, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein.

7.5           Headings.  Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

7.6           Severability.  Every provision of this Agreement is intended to be severable.  If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  If a court of competent jurisdiction determines that any covenant or restriction, by the length of time or any other restriction, or portion thereof, set forth in this Agreement is unreasonable or unenforceable, the court shall reduce or modify such covenants or restrictions to those which it deems reasonable and enforceable under the circumstances and, as so reduced or modified, the parties hereto agree that such covenants and restrictions shall remain in full force and effect as so modified.  In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or against public policy and cannot be so reduced or modified so as to be made enforceable, the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect.

7.7           Successors and Assigns.  All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing in this Agreement, express or implied, shall confer on the Company the right to assign any of its rights or obligations hereunder at any time.

7.8           Survival.  All covenants, agreements, representations and warranties made by the Company herein or in any certificate, report or instrument contemplated hereby shall survive any independent investigation made by Lender and the execution and delivery of this Agreement, and such certificates, reports or instruments and shall continue so long as any Obligations are outstanding and unsatisfied, applicable statutes of limitations to the contrary notwithstanding.

7.9           No Waiver; Rights and Remedies.  A waiver of a breach of any term, covenant or condition of this Agreement shall not operate or be construed as a continuing waiver of such term, covenant or condition, or breach, or of any other term, covenant or condition, or breach by such party.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.  Lender is entitled to exercise all rights and remedies available to it at law or in equity in connection with this Agreement.  The rights and remedies of Lender hereunder are several and cumulative at Lender’s discretion and may be exercised at Lender’s discretion.

7.10           Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the applicable laws pertaining in the State of New York (without giving effect to New York's principles of conflicts of law).  The parties hereby (a) irrevocably submit and consent to the exclusive jurisdiction of the Supreme Court for New York County, State of New York, and the United State District Court for the Southern District of New York with respect to any action or proceeding arising out of this Agreement and (b) waive any objection based on venue or forum non conveniens with respect hereto.  In any such action or proceeding, the Company waives personal service of the summons and complaint or other process and papers therein and agrees that the service thereof may be made by mail directed to the Company at its office set forth herein or other address thereof of which Lender has received notice as provided herein, service to be deemed complete as permitted under the rules of either of said Courts.  Any such action or proceeding commenced by the Company against Lender will be litigated only in the New York Supreme Court for New York County, State of New York, and the United States District Court for the Southern District of New York.

7.11           Counterparts.  This Agreement may be executed in counterparts and by facsimile or electronic signature, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the parties hereto have executed this Securities Issuance Agreement as of the date set forth in the first paragraph hereof.

EMAGIN CORPORATION

By:	/s/
Name
Title

MORIAH CAPITAL, L.P.

By:	Moriah Capital Management, L.P.,
General Partner

By:	Moriah Capital Management, GP, LLC,
General Partner

By:	/s/
Name
Title

EXHIBIT E
TO
LOAN AND SECURITY AGREEMENT

Chief Executive Office

eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Bellevue, WA  98004

Principal Place of Business

eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Bellevue, WA  98004

Locations of Collateral

eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533

eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Bellevue, WA  98004

ASTERIA MANUFACTURING SDN BHD
WISMA AIC LOT 3
SELANGOR DARU EHASN
MALAYSIA

Locations of Books and Records

eMagin Corporation
10500 N.E. 8th Street
Suite 1400
Bellevue, WA  98004

 EXHIBIT F
TO
LOAN AND SECURITY AGREEMENT

Forms of Landlord Agreements

SUBLEASE AGREEMENT

This Sublease Agreement (the 'Sublease") is made as of July , 2005 by and between CAPGEMINI U.S. LLC, a Delaware limited liability company, (the 'Sublessor"), and EMAGIN CORPORATION, a Delaware corporation (the 'Sublessee").

RECITALS

A. Bellevue Place Office Building Limited Partnership, a Washington limited partnership (the 'Landlord") and Ernst & Young U.S. LLP, a Delaware limited liability partnership ("E&Y"), entered into that certain Bank of America Office Lease and First Lease Addendum, both dated April 20, 2000 (the Office Lease"), for certain space on the fourteenth (14h) floor in the Bank of America Building at Bellevue Place, 10500 NE gh Street, Bellevue, Washington (the "Building"), which leased space is more specifically described in the Office Lease. The Office Lease was subsequently assigned to Sublessor, formerly known as Cap Gemini Ernst & Young U.S. LLC, pursuant to that certain Assignment of Lease dated February 26, 2002 (the "Assignment").

B. The Office Lease was further amended by that certain Second Lease Addendum dated October 23, 2003 (the 'Second Addendum"). The Office Lease, as amended by the Second Addendum, is hereinafter referred to as the 'Prime Lease".

C. Sublessor desires to sublet the Subleased Premises (as defined herein) located in the Building to Sublessee, and Sublessee desires to sublease the Subleased Premises from Sublessor, for the term and upon the conditions set forth herein.

NOW, THEREFORE, in consideration of the rent and other payments hereinafter set forth, the covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Demise. Subject to Section 23 hereof, Sub lessor does hereby agree to sublease the Subleased Premises to Sublessee, and Sublessee does hereby accept and sublease the Subleased Premises from Sublessor, for the term and upon the conditions set forth herein.

2. Term Provided Landlord has consented to this Sublease pursuant to Section 23 the term of the sublease of the Subleased Premises shall commence on July 1, 2005 (the "Commencement Date"). This Sublease shall expire at 11:59 p.m. on August 31, 2009, but in no event later than the expiration date of the Prime Lease, unless sooner terminated in accordance with the provisions of this Sublease.

Notwithstanding the foregoing, if the Landlord has not consented to this Sublease on or before July 1, 2005, then Sublessor and Sublessee agree that the Commencement Date may be moved forward for up to an additional 31 days (i.e. August 1, 2005) in order to further pursue such request and to accommodate the Landlord's requirements in connection with its review and approval thereof; whereupon the Rent Commencenemt Date and the Base Rent adjustment dates referenced in Section 5 (a) below shall also be moved forward by the same number of days.

Sublessor and Sublessee agree to use their best efforts to obtain the Landlord's consent as soon as reasonably possible following the date of execution of this Sublease.

Notwithstanding the Commencement Date, upon execution of this Sublease, and Landlord's consent to the Sublease, Sublessee shall have the right to access the Subleased Premises prior to the Commencement Date, rent-free and without any other consideration to Sublessor, for the purpose of installing Tenant's fixtures and equipment.

3.             Subleased Premises. The 'Subleased Premises" shall mean approximately -18;961 rentable square feet on the 141h floor of the Building, as more specifically depicted on Exhibit A attached hereto and made a part hereof. The Subleased Premises include all of the Leased Premises identified in the Prime Lease.

4. Use. The Sublessee may use the Subleased Premises under the trade name "eMagin" solely for general office purposes (including incidental light assembly of electronic equipment, if and to the extent permitted in the Prime Lease or consented to by the Landlord), in accordance with all applicable laws, ordinances and regulations aid subject to the Incorporated Provisions (defined in Section 6 below) of the Prime Lease and this Sublease.

5.           Payment of Rent.

(a)           Beginning on September 1, 2005 (the "Rent Commencement Date'),

Sublessee shall pay base rent as follows (the 'Base Rent"):

Dates	Montly Base Rent	Annual Base Rent Per RSF
Rent Commencement Date — June 30, 2006	$22,561.39	$14.28 / RSF
July 1, 2006 — June 30, 2007	$39,028.06	$24.70 / RSF
July 1, 2007 — August 31, 2009	$40,608.14	$25.70 / RSF

Sublessor hereby directs Sublessee, and Sublessee does hereby agree, that such payment of Base Rent and payment of all other amounts due and payable to Sublessor under this Sublease shall be made to (and to the order of) Capgemini U.S. LLC, Corporate Real Estate Services, One Panorama Center, 7701 Las Colinas Ridge, Suite 600, Irving, Texas 75063 (or at such other place as the Sublessor subsequently shall designate in writing) and shall be paid in lawful money of the United States of America without notice or demand, and without abatement, deduction, counter-claim or setoff. Any installment of Base Rent that is received by Sublessor after the fifth (5th) day of the calendar month shall, at Sublessor's option, be subject to a late charge of ten percent (10%) of the amount thereof and such charge shall be paid by Sublessee upon demand by Sublessor, it being understood that the late fee described herein shall not be deemed a liquidated damages calculation and shall not preclude any other remedy of Sublessor under this Sublease or at law. To he extent that this Sublease shall commence on a day other than the first day of any calendar month, or terminate on a day other than the last day of any calendar month, the Base Rent under this Sublease shall be prorated on a per diem basis for that particular month.

(b) In addition to payment of Base Rent as aforesaid, Sublessee shall pay to Sublessor Operating Costs and Maintenance Expenses, as such term is defined in the Prime Lease, with respect to the Subleased Premises, to the extent that such Operating Costs and Maintenance Expenses exceed that which Sublessor must pay for the calendar year 2005 (the "Base Year"). For example, if the Operating Costs and Maintenance Expenses required to be paid by Sublessor for the Base Year are determined to be $9.70 per foot (the "Base Year Rate"), and the Operating Costs and Maintenance Expenses required to be paid by Sublessor for calendar year 2006 are estimated by the Landlord to be $10.70 per foot as determined pursuant to the Prime Lease, then Sublessee shall pay said $1.00 increase in the Base Year Rate to Sublessor as additional rent at the same times and in the same manner as specified in the Prime Lease. Furthermore, to the extent that Landlord charges Sublessor for any service, act or utility provided to the Subleased Premises beyond the basic services, acts and utilities that are required to be supplied by the Prime Lease without charge, including, without limitation, heating, air conditioning, utilities and additional cleaning, Sublessee shall pay for such charges as additional rent, immediately upon demand therefor to the extent such charges relate to the Subleased Premises (the "Additional Rent").

(c) All payments referenced in this Section 5, including, without limitation, Base Rent and Additional Rent are hereinafter referred to collectively as 'Rent".

(d) Notwithstanding the provisions of this Section 5 regarding Sublessee's, obligation to pay Rent to Sublessor, Sublessor and Sublessee understand, acknowledge and agree that the Base Rent and Additional Rent required to be paid by Sublessor to Landlord under the Prime Lease is more than the Rent required to be paid by Sublessee pursuant to this Sublease, and that Sublessor shall continue to be obligated to pay such Base Rent and Additional Rent (except to the extent that Sublessee is required to pay the excess Operating Costs and Maintenance Expenses as provided in Section 5 (b) above) to the Landlord at the times and in the manner specified in the Prime Lease.

6. Certain Provisions of Lease Incorporated. The following provisions of the Prime Lease (the 'Incorporated Provisions  ") are explicitly incorporated herein by reference and made a part hereof: Paragraphs 2.2, 6.5, Article 9, Paragraphs 10.2, 10.3, 11.2, 11.3, 12.1, 12.2, Article 13, Article 14, Article 15, Article 16, Article 19, Article 21, Article 22, Article 23, Article 26, Paragraph 34.2, Article 37 (excluding Paragraphs 37.7 and 37.14). No consent, waiver, amendment, or other change by Landlord as permitted under the Prime Lease of Sublessor's obligations and liabilities as tenant under the Prime Lease shall reduce or limit Sublessee's obligations and liabilities to Sublessor hereunder unless Sublessor shall have agreed in writing that such consent, waiver, amendment or change shall be effective hereunder. Unless the context requires otherwise, for the period during the term of this Sublease only, (i) references in the Incorporated Provisions to Landlord shall refer to Sublessor (subject to the provisions of this Sublease which relieve Sublessor of any obligation or responsibility for the performance of the obligations of Landlord under the Prime Lease), (ii) references in such provisions to Tenant shall refer to Sublessee, and (iii) references in such provisions to the Premises shall refer to the Subleased Premises hereunder. Sublessee expressly assumes toward Sublessor and agrees to perform all of the obligations, responsibilities and covenants that Sublessor has assumed as Tenant under the Incorporated Provisions in respect of the Subleased Premises. Sublessee acknowledges that it has received a copy of the Prime Lease, and agrees not to do, or cause to be done, any act (whether of omission or commission) which would result in a default under or breach of any term, covenant, provision or condition of the Prime Lease. Sublessee shall not have any expansion, contraction or similar rights (including without limitation any rights of first offer or rights of first refusal) under the Prime Lease, or any rights to cancel, terminate, extend or renew the term of the Prime Lease.

Notwithstanding the incorporation herein of the Incorporated Provisions or anything otherwise contained in this Sublease to the contrary,

(a) Sublessor shall not be obligated to render or provide any of the services required to be provided by Landlord under the Prime Lease or the Incorporated Provisions, respectively, and Sublessor shall not be obligated to satisfy any obligations of the Landlord thereunder; and

(b) Sublessor shall not have any responsibility or liability to Sublessee (i) on account of any act or omission of Landlord, any default by Landlord, or breach by Landlord of any term, covenant or condition of the Prime Lease, or any failure by Landlord to perform any of its obligations under the Prime Lease, or (ii) by reason of any condition of or in the Building or the Subleased Premises now or hereafter existing;

provided, however, that Sublessor shall, at Sublessee's request and expense, take all such reasonable actions as Sublessee shall direct to enforce Sublessor's rights and remedies under the Prime Lease with respect to the Subleased Premises or, at Sublessor's option, authorize Sublessee to enforce the same in Sublessor's name. Sublessee shall indemnify and hold harmless Sublessor against any loss, liability, claim, cost or expense arising out of or in connection with any actions taken pursuant to the preceding sentence, and Sublessee shall be entitled to receive and retain any recovery allocable to the Subleased Premises during the term of this Sublease resulting from such actions, after recovery by Sublessor of all loss, liability, claim, cost and expense due to Sublessor by Sublessee hereunder.

7. Net Return The payments of Sublessee hereunder to Sublessor are intended to constitute an absolutely net return to Sublessor with respect to the Subleased Premises, and except to the extent of (i) the difference between the Base Rent payable hereunder and the Base Rent payable under the Prime Lease, and (ii) excluding the cost of Operating Costs and Maintenance Expenses to be paid by Sublessor for the Subleased Premises, all costs of any kind relating to the Incorporated Provisions (with respect to the Subleased Premises), this Sublease, or the use and operation of the Subleased Premises shall be the responsibility of the Sublessee. Without limiting the generality of the foregoing, (i) whenever Sublessee requires Landlord to furnish any service or perform any act for which Landlord is entitled to make a separate charge under the Prime Lease, including, without limitation, heating, air conditioning and utilities, Sublessee shall pay the same, and (ii) Sublessee shall pay to Sublessor any charges billed to Sublessor from time to time, to the extent any such charges are allocable, as determined by Sublessor, for services provided to the Subleased Premises.

8.             Property Located in or about the Subleased Premises. All improvements, fixtures, equipment and personal property in or about the Subleased Premises shall be in or about the Subleased Premises at the sole risk of Sublessee. The improvements, fixtures, equipment and personal property in or about the Subleased Premises as of the Commencement Date (as more particularly described on Exhibit B attached hereto and made a part hereof, the "Sublessor's  Property"), other than the equipment, trade fixtures and personal property of Sublessee or anyone claiming by, through or under Sublessee shall be and remain the property of Sublessor and shall be kept by Sublessee in good condition and repair (subject to normal wear and tear) and shall not be removed from the Subleased Premises. Sublessor makes no warranties of any kind or nature, `Whether express or implied (including without limitation warranties of merchantability or fitness for a particular purpose), with respect to the Sublessor's Property, and Sublessee accepts the Sublessor's Property for use during the term hereof in its "as is" and "where is" condition. Sublessee shall insure the Sublessor's Property in the name of Sublessor as part of the property insurance required hereunder. Sublessor shall have the right to enter the Subleased Premises at all reasonable times and after giving Sublessee reasonable notice, for the purpose of, among other things, inspecting the Subleased Premises and the Sublessor's Property. In consideration of the Rent payable to Sublessor, and provided that Sublessee shall not then be in default under this Sublease, upon the end of the term of this Sublease (or if, this Sublease is terminated by Landlord on account of Sublessor's default of its obligations under the Prime Lease excluding any such termination on account of Sublessee's default of its obligations under this Sublease) Sublessor shall transfer the Sublessor's Property to Sublessee in its "as is" and "where is" condition, with all representations and warranties (including without limitation warranties of merchantability or fitness for a particular purpose) hereby waived by Sublessee. Any applicable sales, use or similar tax or charge which may be imposed or due by reason of such use or transfer of Sublessor's Property shall be the sole responsibility of Sublessee, and Sublessee agrees to pay such taxes or charges to Sublessor at any, time upon demand (including after the termination or expiration of this Sublease). Sublessee hereby acknowledges that it has inspected the Sublessor's Property and waives any and all claims against Sublessor arising out of any damage, defect or condition relating to the Sublessor's Property.

9.            Surrender. At the termination of this Sublease, by lapse of time or otherwise, Sublessee shall surrender possession of the Subleased Premises to Sublessor and deliver all keys to the Subleased Premises and all locks therein to Sublessor and make known to Sublessor the combination of all combination locks in the Subleased Premises and shall return the Subleased Premises and the Sublessor's Property (to the extent the Sublessor's Property has not been transferred to Sublessee pursuant to the terms of Section 8 of this Sublease) to Sublessor in broom clean condition and in as good condition as Sublessee originally took possession, normal wear and tear excepted, failing which Sublessor may restore the Subleased Premises and the Sublessor's Property to such condition and the Sublessee shall pay the cost thereof to Sublessor on demand. Upon or prior to such termination of this Sublease, Sublessee shall remove all of Sublessee's personal property (but not Landlord's personal property) and only those improvements, alterations and additions, which as a condition to Sublessor's or Landlord's consent to the installation thereof, are required to be removed and restored upon termination hereof.

10. Assignment and Subletting. Sublessee shall have no right to sublet the Subleased Premises or any portion thereof or assign or otherwise transfer its interest in this Sublease, whether expressly or by operation of law, without the prior written consent of Sublessor and all other consents and approvals that may be required under the Prime Lease.

11.            Representations and Warranties of Sublessor. As of the date hereof, Sublessor represents and warrants to Sublessee, and agrees, as follows: (i) the Prime Lease which is identified by the documents referenced above in Recital Paragraphs A and B represents a true, correct and complete copy of the Prime Lease; (ii) the Prime Lease has not been modified or amended except as set forth in the documents referenced above in Rectal Paragraphs A and B; (iii) Sublessor has received no written notice from Landbrd of default still outstanding; (iv) Sublessor will not, from the date hereof through the date of termination of this Sublease, trigger an Event of Default (as defined in the Prime Lease) (excluding those caused by breach of this Sublease by Sublessee or any acts or omissions of Sublessee) which results in Landlord rightfully terminating "and retaking possession of the Subleased Premises from Sublessee prior to the end of the term of this Sublease; (v) no liens exist, nor will be permitted by Sublessor to exist, against the Subleased Premises in violation of Section 22 of the Prime Lease for work performed, materials furnished, equipment supplied or obligations incurred by or on behalf of Sublessor; (vi) if any rent is abated pursuant to paragraph 16 of the Prime Lease, the Rent owed by Sublessee pursuant to this Sublease shall also be abated proportionately and for the same time, and (vi) any award which may be sought by Sublessor pursuant to Section 28.4 of the Prime Lease will be prorated between Sublessor and Sublessee based upon their respective interests in the Subleased Premises..

12.            Indemnification By Sublessee. Sublessee agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Sublessor and Landlord and their respective past, present and future employees, officers and agents (each an "Indemnified Party" and collectively, the Indemnified Parties"), from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against any Indemnified Party by reason of or in connection with (i) any accident, injury to, or death of any person or any damage to property or any other events occurring on or about the Subleased Premises, or (ii) any breach by Sublessee (excluding any breach caused by Sublessor) of any term or condition of the Incorporated Provisions or the Prime Lease, with respect to the Subleased Premises, or this Sublease or any failure by Sublessee to perform or comply with (x) any of the terms of the Incorporated Provisions, with respect to the Subleased Premises or (y) this Sublease, or (z) any restrictions, statutes, laws, ordinances or regulations affecting the Subleased Premises or any part thereof or Sublessee's use of the Subleased Premises.

13.             Indemnification by Sublessor. Subject to the limitations on Sublessor's liabilities as specified in Section 24 below, Sublessor agrees, to the extent not expressly prohibited by law, to pay, and to protect, defend, indemnify and save harmless Sublessee and Sublessee's past, present and future employees, officers and agents (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against any Indemnified Party which result from Sublessor's breach of the Prime Lease (except to the extent such breach arises out of Sublessee's breach of this Sublease).

14.             Insurance. As pursuant to the Incorporated Provisions, Sublessee shall obtain all insurance policies (and in such amounts) required under the Prime Lease, including, but not limited to, personal property insurance covering the Sublessee's personal property. Sublessee shall include Sublessor and Landlord as additional insureds under all liability-related insurance policies required under the terms of the Prime Lease and under all liability related insurance policies which Sublessee may carry with respect to the Subleased Premises, any property located thereon, or with respect to any claim or accident arising on or about the Subleased Premises. Prior to the commencement of the term of this Sublease or any occupancy of or access to the Subleased Premises by Sublessee, Sublessee shall deliver to Sublessor certificates of insurance showing such policies to be valid and in effect. Any rights of settlement allocated to Sublessor as Tenant under the Prime Lease shall continue to be the rights of Sublessor hereunder.

Sublessee hereby releases Sublessor and Landlord; and their respective officers, -employees, agents and representatives, from any and all claims or demands of damage, liability, loss, expense or injury to the Subleased Premises or to the furnishings, fixtures, equipment, inventory or other property of Sublessee in, about or upon the Subleased Premises, which is caused by or results from perils, events or happenings which are the subject of insurance carried by Sublessee which is required under this Sublease or otherwise in force at the time of any such loss, whether or not due to the negligence of Sublessor or Landlord or their respective officers, employees, agents and representatives, and regardless of cause or origin. Any insurance carried by Sublessee with respect to the Buildings or the Subleased Premises (or property therein or occurrences thereon) shall include a clause or endorsement denying to the insurer rights of subrogation against Sublessor and Landlord and their respective officers, employees, agents and representatives.

15.Defaults. It shall be an Event of Default hereunder

(a) Sublessee shall fail to pay Rent when due; or

(b) Sublessee shall fail to pay when due any payments required to be made by Sublessee as described in this Sublease other than Rent (after, in the case of the first such failure, ten (10) business days' written notice from Sublessor, and thereafter without requirement of such notice and grace period; or

(c) Sublessee shall fail to keep or perform any one or more of the other terms, conditions, covenants or agreements of this Sublease or the Incorporated Provisions, and such failure shall continue for ten (10) days after notice of such failure to Sublessee; or

(d) Sublessee shall cause or permit to occur a default under the Incorporated Provisions which is not cured prior to five (5) days before the expiration of any cure period applicable thereto pursuant to the Incorporated Provisions or the Prime Lease.

16. Remedies. In the event of an Event of Default by Sublessee hereunder, Sublessor may exercise any remedies available to Landlord under the Incorporated Provisions, and, in addition to or, at its option, in lieu of, any or all other remedies provided for herein or in the Incorporated Provisions or available to Sublessor at law or in equity, Sublessor shall be entitled to enjoin such breach or a threatened breach, or to perform such obligation or cure such breach an behalf of Sublessee and recover the cost of such performance or cure from Sublessee upon demand. Notwithstanding anything to the contrary contained in the Prime Lease, Sublessor shall have the right to terminate this Sublease immediately upon an Event of Default by Sublessee and, at
Sublessor's sole option, Sublessor shall have the right to retain all equipment and fixtures located on the Subleased Premises as security for the outstanding obligations of Sublessee.

17.            Tenant Improvements. Sublessor has not made any warranty or representation as to the condition of the Subleased Premises or any agreement or promise to decorate, alter, repair or improve the Subleased Premises and Sublessee hereby waives any and all rights it may have, express or implied, against Sublessor in connection therewith. The Subleased Premises are to be leased to Sublessee in "as-is" condition.

18.            Alterations. Sublessee shall make no alterations or improvements to the Subleased Premises except in accordance with the requirements of the Prime Lease and with the prior written consent of Sublessor which consent shall not be unreasonably withheld or delayed, and, to the extent such consent is required under the Prime Lease, the prior written consent of Landlord. Such alteration shall be completed in accordance with a schedule and plans and specifications submitted to and approved by the Landlord and Sublessor. Sublessee hereby indemnifies and holds harmless Sublessor against any loss, liability, cost, damage or claim arising out of or elating to any alteration or improvements made by or on behalf of Sublessee to the Subleased Premises, whether or not approved by Sublessor.

19. Notices. All notices and demands hereunder shall be in writing and shall be served in person, by prepaid certified United States Mail, return receipt requested, or by nationally recognized overnight courier, as follows:

If to Sublessor:

Corporate Real Estate Services
Capgemini U.S. LLC
One Panorama Center
7701 Las Colinas Ridge, Suite 600
Irving, Texas 75063

With a copy to:

Office of the General Counsel
Capgemini U.S. LLC
750 Seventh Avenue, 18th Floor
New York, New York 10019

If to Sublessee:

eMagin Corporation Bellevue Place
10500 NE 8th Street, 14th Floor
Bellevue, Washington
Tel: (425) 882-7878
Fax: (425) 882-7373
Attn: John Atherly

Such notices shall be deemed served when delivered, if served in person, or by certified mail, or on the next business day after delivery to a nationally recognized overnight courier service. Any party may change the address for notices to it by a notice given as described herein.

20.            Brokers. Sublessor and Sublessee represent and warrant that they have not dealt with any brokers in connection with the sublease of the Subleased Premises other than Trammell Crow Company and Washington Partners Corporate Real Estate. Sublessor and Sublessee do hereby indemnify, defend and agree to hold each other harmless from and against any and all loss, cost, liability or obligations (including reasonable attorneys' fees) related to any fees or commissions claimed by any parties, to the extent such claims are based on the acts or agreements of the indemnifying party.

21.             Security Deposit. In order to secure Sublessee's performance hereunder, Sublessee hereby agrees that within three days of the Sublease Approval date, it shall deposit with Sublessor a security deposit in the amount of EIGHTY-ONE THOUSAND TWO HUNDRED SIXTEEN Dollars and 00/100 Dollars ($81,216.00) (the "Security Deposit"). Such Security Deposit shall be held by Sublessor, without interest, and upon the occurrence of any default of the Sublessee's obligations hereunder, may be applied or retained for the payment or performance of such obligations. The use, application or retention of the Security Deposit, or any portion thereof, by Sublessor shall not prevent Sublessor from exercising any other right or remedy provided by this Sublease or by law (it being intended that Sublessor shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Sublessor may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Sublessor for the purposes set forth above, Sublessee agrees, within ten (10) days after the written demand therefor is made by Sublessor, to deposit cash with the Sublessor in an amount sufficient to restore the Security Deposit to its original amount. Notwithstanding the foregoing, provided no Sublessee default has occurred, Sublessor will apply two (2) months of such deposit toward Sublessee's Base Rent otherwise due for the last two months of the Sublease Term.

22.Miscellaneous.

(a) Sublessor and Landlord and their agents shall have the right of access to the Subleased Premises at all reasonable times on reasonable notice to Sublessee (except in the event of an emergency, in which case no notice is necessary) in order to inspect or exhibit the Subleased Premises.

(b) This Sublease contains the entire agreement between the parties hereto, and shall not be modified in any manner except by a writing signed by the party against which such modification is sought to be enforced.

(c) The agreements, terms, covenants, and conditions herein shall bind and inure to the benefit of Sublessor and Sublessee and their respective heirs, personal representatives, successors, and permitted assigns.

(d) Each of the indemnifications contained in this Sublease shall survive the expiration or earlier termination of this Sublease. . In addition, Section 24  shall survive the expiration or earlier termination of this Sublease.

(e) The Recitals to this Agreement are incorporated herein by this reference as if set forth in full including, but not limited to, the terms, conditions and provisions of the Office Lease and the Prime Lease as described in Recital Paragraphs A and B.

23.             Landlord's Consent. Sublessor and Sublessee acknowledge that this Sublease is subject to Sublessor's receipt of the written approval of and consent by the Landlord to the sublease transaction described herein.

24.             Limitation on Liability of Sublessor. In no event will Sublessor be liable for consequential, incidental, indirect, punitive or special damages (including loss of profits or business) regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, and even if advised of the likelihood of such damages.

25.             Security. Sublessee shall contract directly with security providers for any services it deems reasonably appropriate, and Sublessee acknowledges•that Sublessor shall have no liability or responsibility for security of the Subleased Premises.

26. Parkin. Subject to the terms of the Prime Sublease, Sublessor hereby assigns to Sublessee effective upon the Commencement Date any and all rights which the Sublessor has under the Prime Lease to the number of parking spaces in the parking lot(s) in or adjacent to the Building equal to the ratio allocated to Sublessor under the Prime Lease, provided that (i) Sublessor shall not be a party to any lease of parking spaces by Sublessee, as any lease shall be solely between Sublessee and Landlord (or its parking garage operators), and Sublessor shall not have any responsibility (or make any warranty) to Sublessee with respect to such spaces, (ii) any such lease of parking spaces shall be at Sublessee's sole cost and expense, which shall be paid in accordance with the prevailing parking rates charged by the Landlord (or its parking garage operators), and (iii) this assignment of rights to any parking spaces shall be conditioned on Sublessee's agreement to lease such spaces from Landlord (or its parking garage operators), and (iv) Sublessor shall not be required to assign any parking spaces to the extent Sublessor would continue to have any payment or other obligations to the Landlord (or its parking garage operators) relating to any such spaces.). Sublessee agrees to indemnify and save harmless Sublessor from and against any liabilities, losses, damages, costs or expenses (including, but not limited to, attorneys' fees and expenses) of any nature whatsoever which may be imposed upon, incurred by, or asserted against Sublessor by reason of or in connection with Sublessee's use of the parking garage or such parking spaces.

27. Subordination and Attornment. This Sublease shall be subject and subordinate to the Prime Lease and all mortgages, deeds of trust, ground leases and security agreements now or hereafter encumbering the Building. In the event of termination of the Prime Lease for any reason, or in the event of any reentry or repossession of the Subleased Premises by Landlord, Landlord may at its option, either (i) terminate this Sublease, or (ii) take over all of the right, title and interests of Sublessor under this Sublease, in which case the Sublessee will attom to Landlord, but nevertheless Landlord will not (1) be liable for any previous act or omission of Sublessor under this Sublease, (2) be subject to any defense or offset previously accrued in favor of the Sublessee against Sublessor, or (3) be bound by any previous modification of this Sublease made without Landlord's written consent, or by any previous prepayment by Sublessee of more than one month's rent.

28. No Presumption Against Draftor. Sublessor and Sublessee acknowledge that both parties have been represented by counsel and are fully aware of the contents of this Sublease. Therefore, Sublessee hereby waives any presumption that may exist under law or equity against the Sublessor by virtue of Sublessor creating the initial draft of this Sublease.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:	SUBLESSEE:

CAPGEMINI U.S. LLC, a	EMAGIN CORPORATION, a
Delaware limited liability company	Delaware corporation

By	By
Its	Its

STATE OF	)
) ss )
COUNTY OF	)

I certify that I know or have satisfactory evidence that_______________________________  is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath statedthat he was authorized to execute the instrument as the _____________________________________ on behalf of Capgemini U.S. LLC, a Delaware limited liability company, pursuant to the provisions of the Limited Liability Company Agreement of said company, and acknowledged it to be the free and voluntary act of said company for the uses and purposes mentioned in the instrument.

DATED:

NAME:
(Print Name)

Notary Public in and for the State of___________ Commission Expires: ______________________

STATE OF WASHINGTON	)
) SS
COUNTY OF KING	)

I certify that I know or have satisfactory evidence that John Atherly is the person who appeared before me, and said person acknowledged that he signed this instrument, and acknowledged it as the Chief Financial Officer of eMagin Corporation, a Washington corporation to be the free and voluntary act of such entity for the uses and purposes mentioned in the instrument.

DATED:

NAME:
(Print Name)

Notary Public in and for the State of___________ Commission Expires: ______________________

EXHIBIT A

SUBLEASED PREMISES

EXHIBIT B

SUBLESSOR'S PROPERTY

Exhibit B	SubIessors Property		(to best of our knowledge)	(to best of our knowledge)
AssetGroup	Category	Count	Brand	Model
Accessory	Coat Rack	4		Unknown
Appliance	Dishwasher	1	Whirlpool	Quiet Wash/DU912DFGGO
Appliance	Ice Machine	1	Whir]pool	Gold/GI1500XHWO
Appliance	Microwave	I	Sanyo	Unknown Sanyo
Appliance	Microwave	1	General Electric	Spacemaker II JEM25WYOOI
Appliance	Refrigerator	1	General Electric	TAX65NXARWH
Appliance	Refrigerator	1	A-U LINE	ULN-75RB-OO
Appliance	Refrigerator	1	General Electric	TBXI8JJCARWW
Art	Artwork	19		Untitled
AV Equipment	Camera	2	Toshiba Security	Cybershot
AV Equipment	Other	2	AMX	<T-MCA 0897
AV Equipment	Projector	1	Barco Graphics	Unknown lnFocus
AV Equipment	VCR	2	Samsung-including 1 Sony	SV-300W
Chairs	Chair - Aeron	94	Herman Miller	Aeron
Chairs	Chair - Guest	8	Alexzandria Designs	Unknown Alexzandria Designs
Chairs	Chair- Lounge	6	Haworth	WR9376777RC8944
Chairs	Chair - Stacking	71	Steelcase	4754 12M
Chairs	Chair - Task	39	Haworth	MHP 152031
Chairs	Chair	2
Filing Cabinets	File Cabinet - 2 Drawer Lateral	1	Artelite	Unknown Artelite
Filing Cabinets	File Cabinet -2 Drawer Lateral	11
Filing Cabinets	File Cabinet - 2 Drawer Vertical	62	Hawoith	Unknown Haworth
Filing Cabinets	File Cabinet - 3 Drawer Lateral	26	Meridian	Unknown Meridian
Filing Cabinets	File Cabinet - 4 Drawer Lateral	1		Unknown
Filing Cabinets	File Cabinet - 5 Drawer Vertical	4	Meridian	Unknown Meridian
Filing Cabinets	File Cabinet - 5 Drawer '/ortical Lateral	2	8 in conference rooms	Unknown
Furniture	Bookcase - Wood	7		Unknown

Exhibit B	S u blessor's Property		(to best of our knowledge)	(to best of our knowledge)
AssetGroup -	Category	Count	Brand	Model
Furniture	Bookcase - Misc.	3		Unknown
Furniture	Desk	4	Artelite	Unknown Artelite
Furniture	Mailroom - Mail Slots	I	Hamilton	FSM481676-L
Furniture	Miscellaneous Workstations	68	Haworth	Unknown Haworth
Furniture	Sofa	3	Brattrud	Unknown Branching Out
Furniture	Sofa	I
Furniture	Special Cabinet	I	Quartet Ovonics	Unknown Quaret Ovonics
Tables	Table - Boomerang	69	Knoll	Boomerang Knoll
Tables	Table - Conference Room	I	Haworth.	Unknown Haworth
Tables	Table - Conference Room	8	Vecta	Unknown Vecta
Tables	Table - Conference Room	5	Versteel	Unknown Versteel
Tables	Table - Conference Room	27	Versteel	Unknown Versteel
Tables	Table - Conference Room	4	Round-small	Unknown
Tables	Table - Elliptical	4	Artelite	Unknown Artelite
Tables	Table - Reception Area	I	Fleischmanri	A21-MAM9
Tables	Table - Reception Area	4	Ivan Allen	Unknown Ivan Allen
Television	TV Monitors	3	Mitsubishi	Mitsubishi AM2752A
Whiteboards	Whiteboard - Electronic	3	Steelase Microfield	Egan Team Board/203
Whiteboards	Whiteboard - Free Standing	13	Bretford	Unknown Bretford
Whiteboards	Whiteboard - Mobile (Large Curved)	4	KnowWhere	Unknown KnowWhere
Whiteboards	Whiteboard - Wall Mounted with	17		Unknown
Whiteboards	Whitebcard - Workstation	68	Haworth	Unknown Haworth
Chairs	Leather	12	Haworth Boardroom

Phone Room	Equipment Racks	8
Phone Room	Metal Storage Units wlDoors	I
Phone Room	Metal Storage Shelf	1
AV Equipment	Projector	1	Proxima
AV Equipment	Projector	1	Sanyo
Computer Room	Server Racks	6	Compaq (empty)
Computer Room	Server Racks	2

Exhibit B	Sub lessor's Property		(to best of our knowledge)	(to best of our knowledge)
AssetGroup.	Category	Count	Brand	Model
Storage Rooms in Common Corridor
	Metai Storage Sheff	5
	Wood Storage Shelf	2
	4-Drawer Vertical	3

Sublessor makes no warranties of any kind or nature, whether express or implied (including without limitation warranties of merchantability or fitness for a particular purpose), with respect to the Sublessor's Property, and Sublessee accepts the Sublessor's Property for use during the term hereof in its "as is" and "where is" condition.

International Business Machines Corporation	2070 Route 52
Hopewell Junction, NY 12533

November 29, 2004

Mr. Gary W. Jones
President/ CEO
eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533

Subject: Lease dated May 28, 1999, as amended by First Amendment to Lease dated July 09, 1999, Second Amendment to Lease dated January 29, 2001, Third Amendment to Lease dated May 28, 2002 between International Business Machines Corporation, as Landlord, and eMagin Corporation, as Tenant, (collectively, the "Lease") for the premises located at the Hudson Valley Research Park, 2070 Route 52, Hopewell Junction, NY 12533, as such premises are more particularly described in the Lease.

Fourth Amendment to Lease effective as of June 1, 2004 Dear Mr. Jones,
The letter, upon your signed acceptance, amends the above referenced Lease between IBM and eMagin Corporation for the Premises located at the Hudson Valley Research Park in Hopewell Junction, NY. The Lease shall be amended as follows (" Amendment 4") and shall be effective as of June 1, 2004:

Replace "Exhibit Al" dated 6-01-02 in its entirety with "Exhibit Al".

Replace "Exhibit A2" dated 6-01-02 in its entirety with "Exhibit A2".

Replace "Exhibit A3" dated 6-01-02 in its entirety with "Exhibit A3".

Replace "Exhibit Er dated 9-15-99 in its entirety with "Exhibit

Replace "Schedule A" dated 6-01-02 in its entirety with "Schedule A".

Replace "Schedule B" dated 6-01-02 in its entirety with "Schedule B".

Replace "Schedule D" dated 6-01-99 in its entirety with "Schedule D".

Paragraph 4(a): Shall be amended by changing the expiration date from May 31, 2004 to May 31, 2009. The term of this Lease (herein called the "Term") shall be for a period of five (5) years, to commence on June 1, 2004 (the "Commencement Date"), and shall expire on May 31, 2009 unless sooner terminated as hereinafter provided.

Paragraph 4(c): The first sentence shall be deleted in its entirety and replaced with "After May 31, 2007 the Landlord at its sole discretion may grant the Tenant an option to extend the Term for all or any part of the Premises for one (1), two (2) year period subject to and upon the provisions set forth in this subparagraph and subject to a Rent to be determined by the Landlord in its sole discretion.

Paragraph 28 (a): The first sentence shall be deleted in it entirety and replaced with "Commencing  as of June 1, 2004 and continuing thereafter throughout the Term the landlord shall provide the tenant with 3 (three) received parking spaces and unreserved parking (the "Tenants Parking Spaces" )as outlined on EXHIBIT B.

Paragraph 35, Security Deposit shall be added to the Lease as follows:

(a) The Tenant has deposited with the Landlord the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) as security for the faithful performance and observance by the Tendant of the provisions of this Lease on its part to be performed. If the Tenant defaults in respect of any of these provisions, including the payment of rent, the Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent for which the Tenant is in default or for any sum which the Landlord may expend or may be required to expend by reason of the Tenant's default in respect of any of these provisions, including any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other reentry by the Landlord. If the Tendant shall fully and faithfully comply with all provisions of this Lease on the Tenant's part to be performed, the security shall be credited toward the payment of rent as described in paragraph (b) hereof.If the Landlord sells or leases the Building, the Landlord shall have the right to transfer the security to the vendee or lessee and the Landlord shall thereupon be released by the Tenant from all liability for the return of such security. The Tenant agrees to look solely to the new landlord for the return of said security. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new landlord_The Tenant further covenants that it will not assign, pledge or encumber or attempt to assign, pledge or encumber the monies deposited herein as security and that neither the Landlord nor its successors or assigns shall be bound by any such assignment, pledge or encumbrance, or attempted assignment, attempted pledge or attempted encumbrance.

(b) If Tenant is not in Default on March 31, 2009 the security deposit will be credited toward the April 1, 2009 and May 1, 2009 rent payments as shown in Schedule A, Table 1.

Paragraph 36, Use of Rec Center shall be added to the Lease as follows:

A maximum of four (4) of Tenant's employees will be authorized access to the Landlord's Rec Center located on Schenandoah Road, Hopewell Junction, NY, for the sole purpose of use of the parking, locker rooms, exercise rooms, running track, basketball, tennis courts and common areas. Tenant's employees are not authorized to participate in any other activities or sports organized by the Landlord or its employees, guests or invitees.

    Please indicate eMagin's acceptance of this Fourth Amendment to Lease by having an authorized representative sign four (4) copies of this letter on behalf of eMagin and return two (2) copies to IBM, Route 100, Somers, NY 10589, Attention: Program Manager, Real Estate Services.

    Except as amended herein of this Fourth Amendment to Lease, all the terms and conditions of the Lease shall remain in full force and effect.

    Persons signing below certify that they are authorized representatives of their company and empowered to execute this document on behalf of their company.

Very truly yours,

INTERNATIONAL BUSINESS MACHINES CORPORATION

/s/ David W. Pfirman

David W. Pfirman
Senior Program Manager, Real Estate Operations

Accepted and Agreed to:

eMagin Corporation

/s/ Gary W. Jones

Gary W. Jones
President/ CEO

CC:
Mr. Sujit Ramchand, IBM Area Counsel
Ms. Maureen Duffy, IBM General Counsel, Real Estate Services
Ms. Debra Durstewitz, Site Operations, East Fishkill
File

SCHEDULE A

eMagin CORPORATION

BASE RENT COMPUTATION SCHEDULE-- AMEND. 4
Effective Date 06/01/2004

Effective Date		Amend. 3 June 1, 2002 NPSF	Amend. 4 June 1, 2004 NPSF	Rate/SF	Annual Rent	Monthly Rent
B310	Storage	10,352	56881	$7.00	$39,816.00	$3,318.00
B334	Office	8,604	8, 604	$17.00	$146,268.00	$12,189.00
B3300	Office	608	608	$17.00	$10,336.00	$861.33
	Dry	7,691	7,691	$18.00	$138,438.00	$11,536.50
	Clean	16,316	16,316	$35.00	$571,060.00	$47,588.33
	1Storage	4.376	4.376	$7.00	$30.632.00	$2,552.67
Total		47,947	43,283		$936,550.00	$78,045.83
Average Rent/NPSF					$21.64
Average Rent/NRSF					$15.45

December 1, 2004
B310	Storage		0	$7.00	$0.00	$0.00
6334	Office		6,554	$17.00	$111,418.00	$9,284.83
B3300	Office		1,606	$17.00	$27,302.00	$2,275.17
	Dry		5,850	$18.00	$105,300.00	$8,775.00
	Clean		16,3161	$35.00	$571,060.00	$47,588.33
	Storge		6,524	$7.00	$45,668.00	$3,805.67
Total			36,850		$860,748.00	$71,729.00
Average Rent/NPSF					$23.36	$1.03
Average Rent/NRSF					$16.30	$0.23

Deriving Net Rentable Basis

Building Number	Net Productive Sq. Ft. June 1, 2004	NP to NR Factor	Net Rentable Sq. Ft. June 1, 04	Net Productive Sq. Ft. Dec 1, 2004	Net Rentable Sq. Ft. Dec 1, 04
310	5,688	1.26	7,167		0
330	8,604	1.26	10,841	6,554	8,258
334	28,991	1.47	42,617	30,296	44,535
Total	43,283		60,625	36,850	52,793

BOMA Formula for Net Productive to Net Rentable

Building Rentable	= Building Net Rentable	Example	475000 +1.55
Building NET Productive			306,300

SCHEDULE B

eMagin CORPORATION

BASE RENT COMPUTATION SCHEDULE— AMEND.

Effective Date	Lease End Date
06/01/2004	May 31, 2009

  Table 1

	2004	2005	2006	2007	2008	2009
January	$73,914.15	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$80,731.62
February	$73,914.15	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$80,731.62
March	$73,914.15	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$80,731.62
April	$0.00	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$11,463.24
May	$0.00	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$0.00
June 4	$78,045.831	$73,880.871	$76,097.30	$78,380.211	$80,731.62
July	$78,045.83!	$73,880.871	$76,097.30	$78,380.21	$80,731.62
Aug	$78,045.83	$73,880.871	$76,097.30	$78,380.21	$80,731.62
September	$75,860.681	$73,880.87	$76,097.30	$78,380.21	$80,731.62
October	$75,860.68	$73,880.87	$76,097.30	$78,380.21	$80,731.62
November	$69,987.15	$73,880.87	$76,097.30	$78,380.21	$80,731.62
December	$71,729.00	$73,880.87	$76,097.30	$78,380.21	$80,731.62
Total	$749,317.47	$875,811.09	$902,085.42	$929,147.99	$957,022.421	$253,658.10

Notes: Amendments
    1 May 1999 $8,525.67 Per Mo. credit for 6,254 S/F in 6/310, under construction & unavailable
    2 June 2001 Reclassified office and lab (5,000 s.f.) to storage space
    3 May 2002 Space Givebacks in Bldgs. 310, 3300
    4 June 2004 Space Givebacks in Bldgs. 310, 330C and B334, 5 year renewal with initial increase
        3% per year thereafter effective June 1.
        At IBM's sole discretion two, (2) year renewal options will be offered after the 3rd year.
        at the same terms

2004 Payment Reconcilliation

Table 2

	2004 Base Rent	Loan Amoritization	Total Rent Due	Total Payments	Delta (due IBM) due eMagin
January	$69,978.171	$3,935.98	$73,914.15	$73,914.15	$0.00
February	$69,978.17	$3,935.98	$73,914.15	$73,914.15	$0.00
March	$69,978.17	$0.00	$69,978.17	$73,914.151	$3,935.98
April	$0.00	$0.00 ;	$0.001	$73,914.151	$73,914.15
May	$0.00	$0.00'	$0.00	$73,914.15	$73,914.15
June	$78,045.83	$0.001	$78,045.83	$73,914.151	$(4,131.69)
July	$78,045.83	$0.001	$78,045.83	$73,914.151	$(4,131.69)
Aug	$78,045.83	$0.00	$78,045.83	$73,914.15	$(4,131.69)
September	$78,045.83	$0.00	$78,045.83	$71,729.00	$(6,316.84)
October	$78,045.83 ;	$0.00	$78,045.83	$71,729.00	$(6,316.84)
November	$78,045.831	$0.00	$78,045.83	$69,978.15	$(8,067.68)
Subtotal due Magin					$118,667.86 :
Security Dlepoit					$(150,000.00)
December	$71,729.001	$0.00	$71,729.00	$103,061.14	$(31,332.14)
Total	$749,843.83;	$7,871.96	$757,715.79	$757,715.80	$0.00

SCHEDULE D
Computed Utilities Schedule

eMagin CORPORATION

                                                Effective Date 6/1/04

Maximum Available Capacities
Utilities	Peak Allowable Usage	Total Annual Allowable

Electricity	N/A
Chilled Water	350 Tons	1,401,600 Ton-Hrs
Low Temp Chilled Wate	130 Tons	569,400 Ton-Hrs
High Temp Hot Water	5 MBH	19,251 M MBTU
Deionized Water	30 gpm	13,220 1K Gal
Compressed Air	10 scfm	550,000 SCF
UHP Nitrogen	scfm	6,000,000 SCF
Std. Oxygen	scfm	100,000 SCF
Std. Argon	scfm	100,000 SCF
Std. Forming Gas	15 scfm	150,000 SCF

JUN 24 2004 16:32 FR IBM GLOBAL 845 892 6628 TO 94017310 P.01/03

STORAGE AREA

NOTE: eMagin to vacate all Bldg. 310 space by July 31, 2004

Wet - 0 S/F	Storage - 5,686.1 S/F	Raised Flr - 000 S/F
Dry - 0 S/F	HT Clean - 0 S/F	In Construction - 0 S/F
Office - 0 S/F	VHT Clean 0 S/F	Under Option - 0 S/F

Building 310

eMagin Corporation

Total Occupied Space- 5,686.1 NPSF

Effective 06/01/04

Hudson Valley Research Park

OPERATED BY THE IBM CORPORATION

Title:	Tenant Occupied Space		Exhibit
Scale: None	Drwn by: D. Durstewitz	Date: 06/01/04	A 1

JUN 24 2004 16:33 FR IBM GLOBAL 845 892 6030 TO 94017010 P.02/03

Wet - 0 S/F	Storage - 0 S/F	Raised Flr - 0 S/F
Dry - 0 S/F	HT Clean - 0 S/F	In Construction - 0 S/F
Office - 6,554 S/F	VHT Clean 0 S/F	Under Option - 0 S/F

Building 334

eMagin Corporation

Total Occupied Space- 6,554 NPSF

Effective 06/01/04

Hudson Valley Research Park

OPERATED BY THE IBM CORPORATION

Title: Tenant Occupied Space

Exhibit A 2

Scale: None | Drwn by: D Dunkelwitz | Date: 06/01/04

Wet - 0 S/F
Storage - 6,524 S/F
Raised Flr - 000 S/F
Dry - 5,650 S/F
HT Clean - 0 S/F
In Construction - 0 S/F
Office - 1,806 S/F
VHT Clean 16,316 S/F
Under Option - 0 S/F

Building 330C

eMagin Corporation

Total Occupied Space- 30,296 NPSF

Effective 09/01/04

Hudson Valley Research Park

OPERATED BY THE IBM CORPORATION

Title:	Tenant Occupied Space		Exhibit
Scale: None	Drwn by: D Durstewitz	Date: 01/01/04	A 3

SCHEDULE D
Computed Utilities Schedule

eMagin CORPORATION

                                                Effective Date 6/1/04

Maximum Available Capacities
Utilities	Peak Allowable Usage	Total Annual Allowable

Electricity	N/A
Chilled Water	350 Tons	1,401,600 Ton-Hrs
Low Temp Chilled Wate	130 Tons	569,400 Ton-Hrs
High Temp Hot Water	5 MBH	19,251 M MBTU
Deionized Water	30 gpm	13,220 1K Gal
Compressed Air	10 scfm	550,000 SCF
UHP Nitrogen	scfm	6,000,000 SCF
Std. Oxygen	scfm	100,000 SCF
Std. Argon	scfm	100,000 SCF
Std. Forming Gas	15 scfm	150,000 SCF

GATE #1
GATE #2
GATE #3
GATE #4
GATE #5
B 309
B 308
B 310
B 320
B 321
B 316
CONSTRUCTION LAYDOWN
THREE DESIGNATED EMAGIN PARKING SPOTS
SITE PARKING PLAN

Hudson Valley Research Park

OPERATED BY THE IBM CORPORATION

Amendment 4				Effective ..09/01/04
Title:	HVRP Site Parking Plan (eMagin)			Exhibit
Scale: None	Drwn by: D Durstewitz	Date: 08/12/04	Page

EXHIBIT G
TO
LOAN AND SECURITY AGREEMENT

Form of Press Release

eMagin Corporation (the “Company”) has entered into agreements, effective as of August 7, 2007 (the “Closing Date”), with Moriah Capital, L.P. (“Moriah”), pursuant to which the Company may borrow an amount not to exceed $2,500,000.  Such funds may be drawn down by the Company in tranches of at least $25,000 up to five times each month. In connection with the transaction, the Company issued, executed and delivered to Moriah the following:

•	A Loan and Security Agreement;
•	A Secured Convertible Revolving Loan Note with a principal amount not to exceed $2,500,000;

•	A Loan Conversion Agreement;
•	A Securities Issuance Agreement pursuant to which the Company issued 162,500 shares of its common stock, which shares have an aggregate market value on the Closing Date of $195,000;

•	A Registration Rights Agreement;

•	An Intercreditor Agreement; and

•	A Post-Closing Agreement.

Pursuant to the Loan and Security Agreement, the Company is permitted to borrow an amount not to exceed 90% of its eligible accounts (as defined in the agreements), net of all taxes, discounts, allowances and credits given or claimed, plus 50% of its eligible inventory capped at $600,000. As of  August  9, 2007, pursuant to the Loan and Security Agreement,  the Company has borrowed $607,500. The Company's obligations under the loans are secured by all of the assets of the Company, including but not limited to inventory and accounts receivable; provided, however, that Moriah’s lien on the collateral other than Accounts and Inventory (as such terms are defined in the agreements) are subject to the prior lien of the holders of the Company’s outstanding Amended and Restated 8% Senior Secured Convertible Notes Due 2008 in accordance with the terms of, and subject to the conditions set forth in the Intercreditor Agreement.

The Loan and Security Agreement expires on August 7, 2008, but may be extended at the Company’s option for an additional one year period with the Company issuing additional shares of common stock to Moriah having an aggregate market value of $195,000 based on the average closing price of the Common Stock on the OTC Bulletin Board or such other trading market which such common stock is then listed or traded for the ten (10) trading days preceding the effective date of the extension of the initial term of the loan. Annual interest on the loans  is equal to the greater of (i) the sum of (A) the Prime Rate as reported in the “Money Rates” column of The Wall Street Journal, adjusted as and when such Prime Rate changes plus (B) 2% or (ii) 10%, and shall be payable in arrears prior to the Maturity Date, on the first Business Day of each calendar month, and in full on the Maturity Date.

As part of the transaction, up to $2,000,000 of the amount of the loan that the Company actually borrows may be converted to shares of the Company's common stock pursuant to the terms of the Loan Conversion Agreement. The conversion price is $1.50, subject to adjustment as provided in the Conversion Agreement.

Notwithstanding the foregoing, Moriah has contractually agreed to restrict its ability to convert the convertible notes  evidencing the loans made to the Company pursuant to the Loan Agreement if such conversion would result in Moriah’s share ownership exceeding the difference between 4.99% of the outstanding shares of common stock of the Company and the number of shares of common stock beneficially owned by Moriah.

The Company has also agreed to file a registration statement to register the resale of shares of the Company's common stock issuable under the Securities Issuance Agreement and the shares issuable upon conversion of the convertible note, although the Company is not subject to penalties for failure to register such shares.

In the event that Moriah accelerates the Loans due to an event of default, the Company shall pay to Moriah an early payment fee in an amount equal to (i) two percent (2%) of the maximum credit if such acceleration occurs prior to the first anniversary of the Closing Date, and (ii) one percent (1%) of the maximum credit if such acceleration occurs on or after the first anniversary of the Closing Date.

As part of the transaction, the Company is paying Moriah a servicing fee of $82,500.

The Company has also granted Moriah a put option pursuant to the Securities Issuance Agreement pursuant to which Moriah can sell the shares issued to Moriah under the Securities Issuance Agreement back to the Company for $195,000 at any time during the earlier to occur of the following Put Option exercise periods (the “Put Period”): (a) the ten (10) Business Day period commencing on the first anniversary of the Closing Date,  or (b)  the ten (10) Business Day period commencing on the date which is nine (9) months after the date that the registration statement for the registration of the Issued Shares is declared effective by the Securities and Exchange Commission.

In addition to the foregoing, as part of the transaction, the Intercreditor Agreement was entered into between Moriah and Alexandra Global Master Fund Ltd.

In connection with the transaction, the parties executed a Post-Closing Agreement pursuant to which the parties agreed to enter into certain agreements and exchange certain documents after the closing for the transaction.  Pursuant to the Post-Closing Agreement, the Company shall (i) provide to Moriah certain landlord consents, (ii) execute patent and trademark security and pledge agreements in form and substance not inconsistent with the existing security and pledge agreements executed by the Company in favor of Alexandra Global Master Fund Ltd. (with the sole exception that such agreements shall be subordinate to the existing pledge and security agreements executed by the Company in favor of Alexandra Global Master Fund Ltd.) and (iii) execute a Depository Account Agreement (“Lockbox Agreement.) Pursuant to the Lockbox Agreement, until the revolving loan is repaid and the Loan and Security Agreement is terminated, remittances and all other proceeds of the Company’s accounts receivables shall be deposited into a bank account controlled by Moriah.

EXHIBIT H
TO
LOAN AND SECURITY AGREEMENT

Form of Registration Rights Agreement

EXHIBIT H

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of August 7, 2007, by and between eMagin Corporation, a Delaware corporation (the “Company”), and Moriah Capital, L.P. (the “Lender”).

This Agreement is made pursuant to the Securities Issuance Agreement, dated as of the date hereof, by and between the Lender and the Company (as amended, modified or supplemented from time to time, the “Securities Issuance Agreement”), and pursuant to the Loan and Security Agreement (the “Loan Agreement”) referred to therein.

The Company and the Lender hereby agree as follows:

1. Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Securities Issuance Agreement, shall have the meanings given such terms in the Securities Issuance Agreement.  Capitalized terms not defined herein or in the Securities Issuance Agreement shall have the meaning set forth in the Loan Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Commission” means the Securities and Exchange Commission.

“Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Effectiveness Date” means, with respect to the Registration Statement required to be filed hereunder, a date no later than one hundred and twenty (120) days following the date hereof.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“Filing Date” means with respect to the Registration Statement required to be filed hereunder, a date no later than thirty (30) days following the date hereof.

“Holder” or “Holders” means the Lender or any of its affiliates or transferees to the extent any of them hold Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Note” shall have the meaning set forth in the Securities Issuance Agreement.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in the Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means the shares of Common Stock (i) issued to the Lender pursuant to the Stock Issuance Agreement (including shares to be issued to the Lender on the date hereof and shares to be issued to the Lender upon an extension of the original term of the Loan Agreement, if so extended), and (ii) issuable upon the conversion of the Note.

“Registration Statement” means each registration statement required to be filed hereunder, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

“Securities Issuance Agreement” shall have the meaning provided above.

“Trading Market” means any of the OTC Bulletin Board, NASDAQ Capital Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

2. Registration.

(a) On or prior to the applicable Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the Registrable Securities  for an offering to be made on a continuous basis pursuant to Rule 415.  The Company shall use good faith efforts to include the Registrable Securities in the Company’s Registration Statement on Form S-1 as filed with the Commission on July 25, 2007. If such inclusion is not permitted by the selling security holders thereunder, or is otherwise impractical, then the Registrable Securities shall be included in the Company’s next succeeding registration statement.   The Registration Statement shall be on Form S-1 or SB-2.  The Company shall cause such Registration Statement to become effective and remain effective as provided herein.  The Company shall use its reasonable commercial efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the Effectiveness Date.  The Company shall use its reasonable commercial efforts to keep such Registration Statement continuously effective under the Securities Act until the date which is the earlier date of when (i) all Registrable Securities have been sold or (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders (the  “Effectiveness Period”).  Notwithstanding anything contained herein to the contrary, in the event that the Commission limits the amount of Registrable Securities that may be sold by selling security holders in a particular Registration Statement, or the Commission takes the position that the all or a portion of the Registrable Securities cannot be registered, the Company may exclude from such registration statement the minimum number of Registrable Securities on behalf of the Lender as is necessary to comply with such limitation by the Commission. In such event the Company shall give the Lender prompt notice of the number of the Registrable Securities so excluded. Further, and in addition to the foregoing, the Company will not be liable for payment of any damages or penalties for any delay in registration of the Registrable Securities in the event that such delay is due to the fact that the SEC has limited the amount of Registrable Securities that may be included and sold by selling security holders in the Registration Statement pursuant to Rule 415 promulgated under the 1933 Act or any other basis.

(c)           Within 3 business days of the Effectiveness Date, the Company shall cause its counsel to issue a blanket opinion in the form attached hereto as Exhibit A, to the transfer agent stating that the shares are subject to an effective registration statement and can be reissued free of restrictive legend upon notice of a sale by the Lender and confirmation by the Lender that it has complied with the prospectus delivery requirements, provided that the Company has not advised the transfer agent orally or in writing that the opinion has been withdrawn. Copies of the blanket opinion required by this Section 2(c) shall be delivered to the Lender within the time frame set forth above.

3. Registration Procedures.  If and whenever the Company is required by the provisions hereof to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission the Registration Statement with respect to such Registrable Securities, respond as promptly as possible to any comments received from the Commission, and use its best efforts to cause the Registration Statement to become and remain effective for the Effectiveness Period with respect thereto, and promptly provide to the Lender copies of all filings and correspondence relating thereto;

(b) prepare and file with the Commission such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Registration Statement and to keep such Registration Statement effective until the expiration of the Effectiveness Period;

(c) furnish to the Lender such number of copies of the Registration Statement and the Prospectus included therein (including each preliminary Prospectus) as the Lender may reasonably request to facilitate the public sale or disposition of the Registrable Securities covered by the Registration Statement;

(d) use its commercially reasonable efforts to register or qualify the Lender’s Registrable Securities covered by the Registration Statement under the securities or “blue sky” laws of such jurisdictions within the United States as the Lender may reasonably request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) list the Registrable Securities covered by the Registration Statement with any securities exchange/Trading Market on which the Common Stock of the Company is then listed;

(f) immediately notify the Lender, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge, or has reason to know, as a result of which the Prospectus contained in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

(g) make available for inspection by the Lender and any attorney, accountant or other representative retained by the Lender, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the attorney, accountant or representative of the Lender.

4. Registration Expenses.  All expenses relating to the Company’s compliance with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, counsel fees and disbursements and independent public accountants for the Company, fees and expenses incurred in connection with complying with state securities or “blue sky” laws, fees of any Trading Market, transfer taxes, fees of transfer agents and registrars, fees of, and disbursements incurred by, one counsel for the Holders to the extent such counsel is required due to Company’s failure to meet any of its obligations hereunder, are called “Registration Expenses.” All selling commissions applicable to the sale of Registrable Securities, including, without limitation, any fees and disbursements of any special counsel to the Holders beyond those included in Registration Expenses, are called “Selling Expenses.”  The Company shall only be responsible for all Registration Expenses.

5. Indemnification.

(a) In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Lender, and its officers, directors, partners, managers and members and each other person or entity, if any, who controls the Lender within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Lender, or such persons or entities may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or Proceedings in respect thereof) arising out of or are based upon any Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon any document, information or material in connection therewith, and will reimburse the Lender, and each such person or entity for any and all reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of the Lender or any such person or entity in writing specifically for use in any such document.

(b) In the event of a registration of the Registrable Securities under the Securities Act pursuant to this Agreement, the Lender will indemnify and hold harmless the Company, and its officers, directors and each other person, if any, who controls the Company within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact which was furnished in writing by the Lender to the Company expressly for use in (and such information is contained in) the Registration Statement under which such Registrable Securities were registered under the Securities Act pursuant to this Agreement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such person for any reasonable legal or other expenses incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Lender will be liable in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing to the Company by or on behalf of the Lender specifically for use in any such document.  Notwithstanding the provisions of this paragraph, the Lender shall not be required to indemnify any person or entity in excess of the amount of the aggregate net proceeds received by the Lender in respect of Registrable Securities in connection with any such registration under the Securities Act.

(c) Promptly after receipt by a party entitled to claim indemnification hereunder (an “Indemnified Party”) of notice of the commencement of any Proceeding, such Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against a party hereto obligated to indemnify such Indemnified Party (an “Indemnifying Party”), notify the Indemnifying Party in writing thereof, but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to such Indemnified Party other than under this Section and shall only relieve it from any liability which it may have to such Indemnified Party under this Section if and to the extent the Indemnifying Party is prejudiced by such omission. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such Indemnified Party, and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume and undertake the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; if the Indemnified Party retains its own counsel, then the Indemnified Party shall pay all reasonable fees, costs and expenses of such counsel, provided, however, that, if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select one separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.

(d) In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) the Lender, or any officer, director, partner, member, manager or controlling person or entity of the Lender, makes a claim for indemnification pursuant to this Section but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Lender or such officer, director, partner, member, manager or controlling person or entity of the Lender in circumstances for which indemnification is provided under this Section; then, and in each such case, the Company and the Lender will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Lender is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, provided, however, that, in any such case, (A) the Lender will not be required to contribute any amount in excess of the public offering price of all such securities offered by it pursuant to such Registration Statement and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

6. Representations and Warranties.

(a) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and, except with respect to certain matters which the Company has disclosed to the Loan Agreement or the Securities Issuance Agreement, the Company has timely filed all proxy statements, reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act.  Each Financial Statement was, at the time of its filing, in compliance with the requirements of its respective form and none of the Financial Statements, nor the financial statements (and the notes thereto) included in the Financial Statements, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and the cash flows of the Company and its subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such Financial Statements.

(b) The Common Stock is listed for trading on the OTC Bulletin Board and satisfies all requirements for the continuation of such listing.  The Company has not received any notice that its Common Stock will be delisted from the OTC Bulletin Board (except for prior notices which have been fully remedied) or that the Common Stock does not meet all requirements for the continuation of such listing.

(c) Neither the Company, nor any of its affiliates, nor any person or entity acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to the Securities Issuance Agreement and the Loan Documents to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Common Stock pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates take any action or steps that would cause the offering of such Securities to be integrated with other offerings.

(d) The Notes and the shares of Common Stock which the Lender may acquire pursuant to the Notes are all restricted securities under the Securities Act as of the date of this Agreement.  The Company will not issue any stop transfer order or other order impeding the sale and delivery of any of the Registrable Securities at such time as such Registrable Securities are registered for public sale or an exemption from registration is available, except as required by federal or state securities laws.

(e) The Company understands the nature of the Registrable Securities issuable upon the conversion of the Notes and recognizes that the issuance of such Registrable Securities may have a potential dilutive effect.  The Company specifically acknowledges that its obligation to issue the Registrable Securities is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company.

(f)           Except for agreements made in the ordinary course of business, there is no agreement that has not been filed with the Commission as an exhibit to a registration statement or to a form required to be filed by the Company under the Exchange Act, the breach of which could reasonably be expected to have a material and adverse effect on the Company or subsidiaries, or would prohibit or otherwise interfere with the ability of the Company to enter into and perform any of its obligations under this Agreement in any material respect.

(g)           The Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for the full conversion of the Notes.

7. Miscellaneous.

(a) Remedies.  In the event of a breach by the Company of any of its obligations under this Agreement, each Holder will be entitled to specific performance of its rights under this Agreement.

(b)  Existing Registration Rights.  Except as and to the extent specified in Schedule 7(b) hereto, the Company has not previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been fully satisfied.

(c) Compliance.  Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(d) Discontinued Disposition.  Each Holder agrees by its acquisition of such Registrable Securities that, upon receipt of a notice from the Company of the occurrence of a Discontinuation Event (as defined below), such Holder will forthwith discontinue disposition of such Registrable Securities under the applicable Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.  For purposes of this Section, a “Discontinuation Event” shall mean (i) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (the Company shall provide true and complete copies thereof and all written responses thereto to each of the Holders); (ii) any request by the Commission or any other Governmental Authority for amendments or supplements to such Registration Statement or Prospectus or for additional information; (iii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and/or (v) the occurrence of any event or passage of time that makes the financial statements included in such Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Piggy-Back Registrations.  If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to each Holder written notice of such determination and, if within 15 days after receipt of such notice, any such Holder shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of such Registrable Securities such holder requests to be registered to the extent the Company may do so without violating registration rights of others which exist as of the date of this Agreement, subject to customary underwriter cutbacks applicable to all holders of registration rights and subject to obtaining any required the consent of any selling stockholder(s) to such inclusion under such registration statement.

(f) Amendments and Waivers.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless the same shall be in writing and signed by the Company and the Holders of the then outstanding Registrable Securities. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of certain Holders and that does not directly or indirectly affect the rights of other Holders may be given by Holders of at least a majority of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

(g) Notices.  Any notice or request hereunder may be given to the Company or the Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail, Federal Express or other national overnight next day carrier (collectively, “Courier”).  Notices and requests shall be deemed delivered upon receipt.  The address for such notices and communications shall be as follows:

If to the Company:	10500 N.E. 8th Street Suite 1400 Bellevue, Washington 12533 Attention: John Atherly

with a copy to:
Sichenzia Ross Friedman Ference LLP 61 Broadway New York, New York 10006 Attention: Richard A. Friedman, Esq.

If to Lender:	685 Fifth Avenue New York, New York 10022 Attention: Greg Zilberstein

with a copy to:
Cohen Tauber Spievack & Wagner LLP 420 Lexington Avenue Suite 2400 New York, New York 10170 Attention: Adam Stein, Esq.
If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the stock transfer books of the Company or such other address as may be designated in writing hereafter in accordance with this Section by such Person.

(h)           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of each Holder.  Each Holder may assign their respective rights hereunder in the manner and to Persons as permitted under the Loan Documents.

(i)           Execution and Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

(j)           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  (k)Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law or in equity.

(l)           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j)           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

EMAGIN CORPORATION

By:	/s/
Name
Title

MORIAH CAPITAL, L.P.

By:	Moriah Capital Management, L.P.,
General Partner

By:	Moriah Capital Management, GP, LLC,
General Partner

By:	/s/
Name
Title

EXHIBIT A

[DATE]

[TRANSFER AGENT]
[ADDRESS]

Attn: [_________________]

Ladies and Gentlemen:

As counsel to eMagin Corporation, a Delaware corporation (the “Company”), we have been requested to render our opinion to you in connection with the resale by [____________] (the “Selling Stockholder”), of an aggregate of [__________] shares (the “Shares”) of the Company’s Common Stock.

A Registration Statement on Form [___] under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of the Shares was declared effective by the Securities and Exchange Commission on [DATE].  Enclosed is the Prospectus dated [DATE].  We understand that the Shares are to be offered and sold in the manner described in the Prospectus.

Based upon the foregoing, upon request by the Selling Stockholder at any time while the registration statement remains effective, it is our opinion that the Shares have been registered for resale under the Act and new certificates evidencing the Shares upon their transfer or re-registration by the Selling Stockholder may be issued without restrictive legend.  We will advise you if the registration statement is not available or effective at any point in the future.

Very truly yours,

[COMPANY COUNSEL]

SCHEDULE 7(B)

Pursuant to Section 8 of the Note Purchase Agreement dated July 21, 2006 and amended July 23, 2007 with respect to the 8% Senior Secured Notes and related warrants, the Company is obligated to file a registration statement with respect to 6,908,864 note conversion shares and 4,831,859 warrant shares.

EXHIBIT I
TO
LOAN AND SECURITY AGREEMENT

Form of Conversion Agreement

EXHIBIT I

LOAN CONVERSION AGREEMENT

LOAN CONVERSION AGREEMENT, dated as of August 7, 2007 (this “Agreement”), between eMagin Corporation, a Delaware corporation (the “Company”), and Moriah Capital, L.P., a Delaware limited partnership (together with its successors and any assignees, “Lender”).

WHEREAS, Lender has contemporaneously entered into a Loan and Security Agreement, dated as of the date hereof (as the same may be amended, the “Loan Agreement”), between Lender, as lender, and the Company, as borrower;

WHEREAS, pursuant to the Loan Agreement, the outstanding principal and accrued and unpaid interest due to Lender (“Loan Indebtedness”) under the Note is convertible into such number of fully paid and nonassessable shares (as may be adjusted pursuant to Section 4 hereof, the “Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), of the Company, as equals (i) that portion of the Loan Indebtedness under the Loan Agreement that Lender elects to convert into Common Stock divided by (ii) the Conversion Price (as defined below);

NOW, THEREFORE, the parties agree as follows:

1.           Conversion Right; Term.  Subject to the terms hereof, commencing on the date hereof and until the first to occur of (a) the date that the Loan Indebtedness is repaid in full in accordance with the terms of the Loan Agreement or (b) the date that the Loan Indebtedness is converted into Common Stock upon a Mandatory Conversion (as defined in Section 12 below) (the “Expiration Date”), Lender shall have the right, at any time and from time to time, to convert (the “Conversion Right”) any amount of the Loan Indebtedness into such number of shares of Common Stock that shall be obtained by dividing the then-outstanding Loan Indebtedness by the Conversion Price; provided, however, the total Loan Indebtedness that is convertible hereunder shall not exceed Two Million Dollars ($2,000,000.00) (the “Conversion Limit”).  To the extent not exercised by 5:00 P.M., New York City time, on the Expiration Date, this Agreement shall completely and automatically terminate and expire, and thereafter it shall be of no force or effect whatsoever.

1A.           Conversion Limitations.  Notwithstanding anything contained herein to the contrary, Lender shall not be entitled to convert pursuant to the hereof an amount that would be convertible into that number of shares of Common Stock that would exceed the difference between 4.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by Lender (the “4.99% Limitation”).  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Lender may void the 4.99% Limitation upon 75 days prior notice to the Company or without any notice requirement upon an Event of Default.

In the event that Lender voids the 4.99% Limitation, Lender shall not be entitled to convert pursuant to the hereof an amount that would be convertible into that number of shares of Common Stock that would exceed the difference between 9.99% of the issued and outstanding shares of Common Stock and the number of shares of Common Stock beneficially owned by Lender (the “9.99% Limitation”).  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Lender may void the 9.99% Limitation upon 75 days prior notice to the Company or without any notice requirement upon an Event of Default.

2.           Certain Definitions.  The terms set forth below shall have the following meanings. Capitalized terms used but not defined herein have the meanings given to them in the Loan Agreement.

“Conversion Price” means an amount per share of Common Stock equal to $1.50, which Conversion Price shall be subject to adjustment as provided herein.

“Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security or property rights convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Current Fair Market Value” when used with respect to the Common Stock as of a specified date means, with respect to a share of Common Stock, the average of the closing prices of the Common Stock sold on all securities exchanges including the NASD OTCBB, NASDAQ Capital Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange (each a “Trading Market”) on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of regular trading such day, or, if on such day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over a period of five Trading Days consisting of the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day) and the  four consecutive Trading Days prior to such day.  If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Fair Market Value of Common Stock shall be the highest price per share of Common Stock at which the Company has sold shares of Common Stock or Common Stock Equivalents to one or more unaffiliated third parties in a bona fide financing round during the 365 days prior to the date of such determination.  If no such sales were made during the 365 days prior to the date of such determination,  the Current Fair Market Value of Common Stock shall be the price per share which the Company could then obtain from a willing buyer on an arms’-length basis (not an affiliate, employee or director of the Company at the time of determination) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in by an independent appraiser mutually acceptable to, and unaffiliated with, the Company and Lender, whose appraisal costs shall be paid by the Company.

“Trading Day” means at any time a day on which the Trading Market on which the Common Stock may be listed is open for general trading of securities.

3.           Deficiency in Shares Available for Issuance. If at any time the Conversion Right is exercised the Company does not have available for issuance upon such conversion as authorized and unissued shares or in its treasury at least the number of shares of Common Stock required to be issued pursuant hereto, then, at the election of Lender made by notice from Lender to the Company, the Conversion Right, to the extent that sufficient shares of Common Stock are not then available for issuance upon conversion, shall be converted into the right to receive from the Company, in lieu of the shares of Common Stock which the Company is unable to issue, payment in an amount equal to the product obtained by multiplying (a) the number of shares of Common Stock which the Company is unable to issue times (b) the Current Market Value of the Common Stock as of the Conversion Date. Such amount shall further be deemed to be an Obligation under the Loan Agreement secured by the Collateral thereunder. Any payment of such amount shall be deemed to be a payment of principal plus a premium equal to the total amount payable less the principal portion of the Loan converted as to which such payment is required to be made because shares of Common Stock are not then available for issuance upon such conversion.

4.           Conversion Procedure.

(a)           In order to exercise the conversion privilege hereunder, Lender shall give a Conversion Notice in the form of Annex A (or such other notice which is acceptable to the Company) to the Company.

(b)           As promptly as practicable, but in no event later than three (3) Business Days after a Conversion Notice is given, the Company shall issue and shall deliver to Lender the number of full shares of Common Stock issuable upon such conversion.

(c)           (1)           If Lender shall have given a Conversion Notice in accordance with the terms hereof, the Company's obligation to issue and deliver the shares of Common Stock upon such conversion shall be absolute and unconditional up to the amount of the outstanding Loan Indebtedness (but not to exceed the Conversion Limit), irrespective of any action or inaction by Lender to enforce the same, any waiver or consent with respect to any provision hereof or of the Loan Agreement, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to Lender, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by Lender or any other person or entity of any obligation to the Company or any violation or alleged violation of law by Lender or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to Lender in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Company to pursue any such claim in any other manner permitted by applicable law.

(2)           If in any case the Company shall fail to issue and deliver the shares of Common Stock to Lender upon Lender’s exercise of the Conversion Right in accordance with the terms of this Agreement and the Loan Agreement within five (5) Business Days after Lender gives the Conversion Notice, in addition to any other liabilities the Company may have hereunder and under applicable law (A) the Company shall pay or reimburse Lender on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by Lender as a result of such failure, (B) if as a result of such failure Lender shall suffer any damages or liabilities (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by Lender or Lender's securities broker) or borrowing of shares of Common Stock by Lender for purposes of settling any trade involving a sale of shares of Common Stock made by Lender, then the Company shall upon demand of Lender pay to Lender an amount equal to the damages and liabilities suffered by Lender by reason thereof which Lender documents to the reasonable satisfaction of the Company, and (C) Lender may by written notice given at any time prior to delivery to Lender of the shares of Common Stock issuable in connection with such exercise of Lender's Conversion Right, rescind such exercise and the Conversion Notice relating thereto.

5.           Notices of Certain Company Actions. In case on or after the date of this Agreement:

(a)           the Company shall declare a dividend (or any other distribution) on its Common Stock (other than in cash out of retained earnings); or

(b)           the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants;

the Company shall give Lender, as promptly as possible but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating  the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined. Such notice shall not include any information which would be material non-public information for purposes of the Securities Exchange Act of 1934, as amended. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Company gives such notice to Lender or is required to give such notice to Lender, Lender shall be entitled to give a Conversion Notice which is contingent on the completion of such action.

6.           Stock Fully Paid, Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this Agreement will, upon issuance, be duly authorized, fully paid and nonassessable, and will be free from all Liens with respect to the issue thereof.  During the period within which the Conversion Right may be exercised, the Company will at all times have authorized, and reserved for the exercise of the Conversion Right a sufficient number of shares of its Common Stock to enable the Company to fulfill its obligation hereunder.

7.           Adjustment of Conversion Price and Number of Shares.  The number and kind of securities purchasable upon conversion, and the Conversion Price, shall be subject to the adjustment from time to time upon the occurrence of certain events, as follows:

               (a)Adjustment for Common Stock Dividends and Distributions.  If the Company makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(a) to reflect the actual payment of such dividend or distribution.

(b)           Adjustments for Stock Splits, Stock Subdivisions and Combinations.  If the Company subdivides or combines the Common Stock, (1) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (2) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased.  Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c)           Adjustments for Reclassification, Reorganization and Consolidation.  In case of (1) any reclassification, reorganization, change or conversion of securities of the Common Stock (other than a change in par value) into other shares or securities of the Company, (2) any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the acquiring and the surviving entity and that does not result in any reclassification or change of the Common Stock), or (3) any sale of all or substantially all the assets of the Company, Lender shall have the right to receive, in lieu of the shares of Common Stock into which the Loan Indebtedness is convertible, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger or consolidation or sale upon conversion by Lender of the maximum number of shares of Common Stock into which the Loan Indebtedness could have been converted immediately prior to such reclassification, reorganization, change, merger or consolidation or sale, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  The provisions of this Section shall similarly attach to successive reclassifications, reorganizations, changes, mergers or consolidations.

          (d)           Recapitalizations.  If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets otherwise provided for in Section 7(c), Lender shall be entitled to receive, upon exercise of the Conversion Right and the giving of the Conversion Notice, the number of shares of capital stock or other securities or property of the Company or otherwise to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon exercise of the Conversion Right hereunder) with respect to the rights of Lender after the recapitalization so that the provisions of this Section  shall be applicable after that event as nearly equivalent as may be practicable.

          (e)           No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or bylaws, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of Lender against impairment.

          (f)           Notice of Adjustments.  Whenever the consideration issuable upon a conversion hereunder shall be changed pursuant to this Agreement, the Company shall prepare a certificate setting forth, in reasonable detail, the event requiring the change and the kind and amount of shares of stock and other securities, money and property subsequently issuable upon a conversion hereof.  Such certificate shall be signed by its chief financial officer and shall be delivered to Lender or such other person as Lender or any successor notice recipient may designate.

          (g)           Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall round up the number of shares issuable in connection with such exercise to the next whole share.

          (h)           Mandatory Conversion. If the following conditions are met, then the Company may, on not less than  fifteen (15) days prior written notice (“Mandatory Conversion Notice”) to Lender (“Mandatory Conversion Notice Date”), demand that all, but not less than all, of the outstanding Loan Indebtedness be converted into Common Stock on the terms set forth herein (a “Mandatory Conversion”):

                (1)           The Company’s Common Stock, trading on any Trading Market, has a Current Market Value equal to $3.50 (as adjusted in accordance with the terms hereof) or more for ten (10) consecutive Trading Days (the “Mandatory Conversion Measurement Period”).

                (2)           All of the shares of Common Stock into which the Loan Indebtedness is convertible are then freely tradable under an effective registration statement filed with the Securities and Exchange Commission or pursuant to Rule 144 of the Rules and Regulations promulgated under the Securities Act of 1933, as amended, and Lender shall have received an opinion of counsel to the Company as may be necessary or requested by Lender to allow such resales, provided the Company and its counsel receive reasonably requested representations from Lender and its broker, if any.

(3)              Each of the representations and warranties made by or on behalf of the Company to Lender in this Agreement and in other Loan Documents shall be true and correct in all material respects as of the Mandatory Conversion Notice Date (provided that any such representation or warranty that is qualified as to materiality shall be true and correct in all respects), and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

(4)              The Company shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and the other Loan Documents as of the Mandatory Conversion Notice Date, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

(5)              No event shall have occurred on or prior to the Mandatory Conversion Notice Date or at any time thereafter and be continuing as of the date of the Mandatory Conversion, and no condition shall exist on the Mandatory Conversion Notice Date or at any time thereafter and be continuing as of the date of the Mandatory Conversion, which constitutes an Event of Default or which would, with notice or the lapse of time, or both, constitute an Event of Default under this Agreement or any of the other Loan Documents, and Lender shall have received a certification from a Responsible Officer with respect to the foregoing  in form and substance satisfactory to Lender.

The Mandatory Conversion Notice shall be accompanied by a certificate of the Company setting forth, in reasonable detail, the calculation of the Current Fair Market Value of the Common Stock and the number of Shares issuable upon the Mandatory Conversion. Such certificate shall be signed by the Company’s chief financial officer and shall be delivered to Lender or such other person as Lender or any successor notice recipient may designate.

Notwithstanding the foregoing, the Company may not effect a Mandatory Conversion in the event that the number of shares of Common Stock issuable upon such Mandatory Conversion would exceed the number of shares of Common Stock that could be sold over a period of twenty (20) Trading Days based on twenty five percent (25%) of the average daily trading volume of the Common Stock on the Trading Market during the Mandatory Conversion Measurement Period.

8.           Compliance with Securities Act; Disposition of Shares of Stock.  The Company is obligated to register the shares to be issued upon conversion under the Securities Act of 1933, as amended, pursuant to the Registration Rights Agreement. Until such shares are duly registered, Lender will not offer, sell or otherwise dispose of any such Shares except under circumstances which will not result in a violation of applicable securities laws.

9.           Rights as Shareholder.  Lender shall not be entitled to vote or, subject to Section 4(a), receive dividends with respect to, or be deemed the holder of, Shares issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Lender, as such, any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Conversion Right shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

10.           Representations and Warranties of Company.  The Company represents and warrants to Lender as follows:

(a)           This Agreement has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.

(b)           The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

(c)           The execution and delivery of this Agreement are not, and the issuance of the Shares upon conversion under this Agreement in accordance with the terms hereof will not be, inconsistent with the Company’s charter or bylaws, as amended, and do not and will not constitute a default under, any indenture, mortgage, contract or other agreement or instrument of which the Company is a party or by which it is otherwise bound.

11.           Miscellaneous.

(a)           Notices.  All notices, requests and demands to or upon the respective parties hereto shall be given in writing and shall be deemed to have been duly given or made upon receipt by the receiving party.  All notices, requests and demands are to be given or made to the respective parties at the following addresses (or to such other addresses as either party may designate by notice in accordance with the provisions of this paragraph):

If to the Company:	10500 N.E. 8th Street
Suite 1400
Bellevue, Washington 12533
Attention: John Atherly

With a copy to:	Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Richard A. Friedman, Esq.

If to Lender:	Moriah Capital, L.P.
685 Fifth Avenue
New York, New York 10022
Attention: Greg Zilberstein

With a copy to:	Cohen Tauber Spievack & Wagner LLP
420 Lexington Avenue, Suite 2400
New York, New York 10170
Attention: Adam Stein, Esq.

(b)           Amendments.  The terms of this Agreement shall not be amended, altered, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by the parties hereto.  The terms of this Agreement shall not be waived except by a written instrument signed by the party to be charged with such waiver.

(c)           Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns in accordance with, and subject to, the terms of the Loan Agreement.

(d)           Invalidity.  Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           Section or Paragraph Headings.  Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.

(e)           Governing Law.  This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of New York (without giving effect to conflict of law rules.

(f)           Counterparts.  This Agreement may be executed in counterparts and by facsimile or electronic signature, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have executed this Loan Conversion Agreement as of the date set forth below.

EMAGIN CORPORATION

By:	/s/
Name
Title

MORIAH CAPITAL, L.P.

By:	Moriah Capital Management, L.P.,
General Partner

By:	Moriah Capital Management, GP, LLC,
General Partner

By:	/s/
Name
Title

Annex A

NOTICE OF CONVERSION

To:           eMagin Corporation

1.           The undersigned hereby elects to purchase _____ shares of Common Stock of eMagin Corporation in accordance with the terms of the attached Agreement, and tenders herewith a certificate of an executive officer of Moriah Capital, L.P. setting forth the amount of Loan Indebtedness to be cancelled, which amount is equal to the then applicable Conversion Price per share multiplied by the number of Shares being purchased, which represents full payment of the purchase price of such shares.

2.           Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

Name:

Address:

3.           The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

Signature:__________________________

Name:_____________________________

Address:___________________________

  _________________________________

  _________________________________

Social Security or Taxpayer Identification No.:

EXHIBIT J
TO
LOAN AND SECURITY AGREEMENT

POST-CLOSING AGREEMENT

POST-CLOSING AGREEMENT ("Agreement") dated this 7th day of August, 2007, with respect to the Loan and Security Agreement, dated this 7th day of August, 2007 ("Loan Agreement") by and between EMAGIN CORPORATION, a Delaware corporation, with its principal place of business located at 10500 N.E. 8th Street, Suite 1400, Bellevue, Washington 98004 ("Borrower"), and MORIAH CAPITAL, L.P., a Delaware limited partnership with offices at 685 Fifth Avenue, New York, New York 10022 ("Lender").  Capitalized terms used but not defined herein have the meanings given to them in the Loan Agreement.

R E C I T A L S:

WHEREAS, the parties have entered into the Loan Agreement on the date hereof, and

WHEREAS, to facilitate the closing of the transactions contemplated by the Loan Agreement, Lender has entered into the Loan Agreement in reliance on Borrower�s undertaking to satisfy the conditions set forth herein; and

WHEREAS, Borrower has agreed to satisfy the conditions set forth herein within the time periods set forth herein;

NOW, THEREFORE, the parties agree as follows:

1) Landlord Agreements.  Within thirty (30) days of the date hereof, Borrower shall provide Lender with (a) that certain landlord agreement in the form attached hereto executed by Borrower, CapGemeni U.S. LLC, and Bellevue Place Office Building Limited Partnership and (b) that certain landlord agreement in the form attached hereto executed by Borrower and International Business Machines Corporation.

2) Intellectual Property Security and Pledge Agreements  Within ten (10) Business Days of being provided with patent and trademark security and pledge agreements in form and substance not inconsistent with the existing security and pledge agreements executed by Borrower in favor of Alexandra Global Master Fund Ltd. (with the sole exception that such agreements shall be subordinate to the existing assignment agreements executed by Borrower in favor of Alexandra Global Master Fund Ltd.), Borrower shall execute and deliver such agreements to Lender.

3) Lockbox Agreement.  Within thirty (30) days of the date hereof, Borrower shall provide Lender with that certain lockbox agreement substantially in the form attached hereto executed by Borrower and HSBC Bank USA, National Association.

4) Event of Default; No Other Waiver; Counterparts.  Borrower's failure to timely comply with any of the foregoing covenants shall constitute an Event of Default under the Loan Agreement.  Except as expressly set forth herein, nothing contained herein shall act as a waiver or excuse of performance of any Obligations.  This Agreement may be executed in counterparts, including facsimile or electronic signature, each of which when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this Post-Closing Agreement has been duly executed as of the day and year first above written.

EMAGIN CORPORATION

By:	/s/
Name
Title

MORIAH CAPITAL L.P.

By:	Moriah Capital Management, L.P.,
General Partner

By:	Moriah Capital Management, GP, LLC,
General Partner

By:	/s/
Name
Title